Exhibit 99.1
PART II

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

XL GROUP PLC
CONSOLIDATED BALANCE SHEETS AS AT DECEMBER 31, 2013 AND 2012

(U.S. dollars in thousands, except share data)	2013	2012
ASSETS
Investments:
Fixed maturities, at fair value (amortized cost: 2013, $27,111,874; 2012, $26,544,806)	$27,500,136	$27,846,920
Equity securities, at fair value (cost: 2013, $903,201; 2012, $617,486)	1,040,237	649,359
Short-term investments, at fair value (amortized cost: 2013, $455,470; 2012, $322,563)	456,288	322,703
Total investments available for sale	$28,996,661	$28,818,982
Fixed maturities, held to maturity at amortized cost (fair value: 2013, $3,131,235; 2012, $3,262,804)	2,858,695	2,814,447
Investments in affiliates	1,370,943	1,126,875
Other investments	1,164,630	1,219,879
Total investments	$34,390,929	$33,980,183
Cash and cash equivalents	1,800,832	2,618,378
Accrued investment income	346,809	342,778
Deferred acquisition costs	670,659	675,653
Ceded unearned premiums	788,871	587,074
Premiums receivable	2,612,602	2,568,862
Reinsurance balances receivable	118,885	58,428
Unpaid losses and loss expenses recoverable	3,435,230	3,382,102
Receivable from investments sold	144,765	16,002
Goodwill and other intangible assets	411,611	408,527
Deferred tax asset	237,884	166,143
Other assets	693,810	582,765
Total assets	$45,652,887	$45,386,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss expenses	$20,481,065	$20,484,121
Deposit liabilities	1,509,243	1,551,398
Future policy benefit reserves	4,803,816	4,812,046
Unearned premiums	3,846,526	3,755,086
Notes payable and debt	2,263,203	1,672,778
Reinsurance balances payable	302,399	143,112
Payable for investments purchased	60,162	102,113
Deferred tax liability	86,330	141,803
Other liabilities	950,845	868,036
Total liabilities	$34,303,589	$33,530,493
Commitments and Contingencies
Shareholders’ Equity:
Ordinary shares, 999,990,000 authorized, par value $0.01; issued and outstanding (2013, 278,253,308; 2012, 298,681,573)	$2,783	$2,987
Additional paid in capital	7,994,100	8,584,752
Accumulated other comprehensive income	736,657	1,520,020
Retained earnings	1,264,093	402,318
Shareholders’ equity attributable to XL Group plc	$9,997,633	$10,510,077
Non-controlling interest in equity of consolidated subsidiaries	1,351,665	1,346,325
Total shareholders’ equity	$11,349,298	$11,856,402
Total liabilities and shareholders’ equity	$45,652,887	$45,386,895
See accompanying Notes to Consolidated Financial Statements

XL GROUP PLC
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(U.S. dollars in thousands, except per share data)	2013	2012	2011
Revenues:
Net premiums earned	$6,309,521	$6,090,437	$5,690,130
Net investment income	957,716	1,012,348	1,137,769
Realized investment gains (losses):
Net realized gains (losses) on investments sold	104,076	94,807	(28,187)
Other-than-temporary impairments on investments	(10,266)	(54,301)	(174,102)
Other-than-temporary impairments on investments transferred to (from) other comprehensive income	(6,033)	(26,408)	13,930
Total net realized gains (losses) on investments	$87,777	$14,098	$(188,359)
Net realized and unrealized gains (losses) on derivative instruments	7,798	5,221	(10,738)
Income (loss) from investment fund affiliates	138,391	58,504	26,253
Fee income and other	40,031	51,789	41,748
Total revenues	$7,541,234	$7,232,397	$6,696,803
Expenses:
Net losses and loss expenses incurred	$3,731,464	$3,765,482	$4,078,391
Claims and policy benefits	465,702	486,195	535,074
Acquisition costs	909,323	913,492	826,411
Operating expenses	1,213,178	1,173,955	1,083,917
Foreign exchange (gains) losses	(28,243)	10,545	(40,640)
Interest expense	155,462	172,204	205,592
Impairment of goodwill	—	—	429,020
Total expenses	$6,446,886	$6,521,873	$7,117,765
Income (loss) before income tax and income (loss) from operating affiliates	1,094,348	710,524	(420,962)
Income (loss) from operating affiliates	119,804	53,887	76,786
Provision (benefit) for income tax	77,505	34,028	59,707
Net income (loss)	$1,136,647	$730,383	$(403,883)
Non-controlling interests	76,731	79,255	70,877
Net income (loss) attributable to ordinary shareholders	$1,059,916	$651,128	$(474,760)
Weighted average ordinary shares and ordinary share equivalents outstanding, in thousands – basic	287,801	307,372	312,896
Weighted average ordinary shares and ordinary share equivalents outstanding, in thousands – diluted	292,069	310,282	312,896
Earnings (loss) per ordinary share and ordinary share equivalent – basic	$3.68	$2.12	$(1.52)
Earnings (loss) per ordinary share and ordinary share equivalent – diluted	$3.63	$2.10	$(1.52)
See accompanying Notes to Consolidated Financial Statements

XL GROUP PLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(U.S. dollars in thousands)	2013	2012	2011
Net income (loss) attributable to ordinary shareholders	$1,059,916	$651,128	$(474,760)
Change in net unrealized gains (losses) on investments, net of tax	(798,924)	841,215	446,427
Change in net unrealized gains (losses) on affiliate and other investments, net of tax	26,637	46,162	25,269
Change in OTTI losses recognized in other comprehensive income, net of tax	32,181	67,280	39,456
Change in underfunded pension liability	11,162	(9,985)	(2,622)
Change in value of cash flow hedge	439	439	440
Foreign currency translation adjustments	(54,858)	(8,156)	(26,700)
Comprehensive income (loss)	$276,553	$1,588,083	$7,510
See accompanying Notes to Consolidated Financial Statements

XL GROUP PLC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(U.S. dollars in thousands)	2013	2012	2011
Ordinary Shares:
Balance – beginning of year	$2,987	$3,156	$3,165
Issuance of ordinary shares	13	10	307
Buybacks of ordinary shares	(226)	(183)	(317)
Exercise of stock options	9	4	1
Balance – end of year	$2,783	$2,987	$3,156
Additional Paid in Capital:
Balance – beginning of year	$8,584,752	$8,938,679	$8,993,016
Issuance of ordinary shares	29	1,387	572,708
Buybacks of ordinary shares	(639,292)	(402,748)	(666,705)
Exercise of stock options	12,614	5,545	1,333
Share-based compensation expense	35,997	41,889	38,327
Balance – end of year	$7,994,100	$8,584,752	$8,938,679
Accumulated Other Comprehensive Income (Loss):
Balance – beginning of year	$1,520,020	$583,065	$100,795
Change in net unrealized gains (losses) on investments, net of tax	(798,924)	841,215	446,427
Change in net unrealized gains (losses) on affiliate and other investments, net of tax	26,637	46,162	25,269
Change in OTTI losses recognized in other comprehensive income, net of tax	32,181	67,280	39,456
Change in underfunded pension liability	11,162	(9,985)	(2,622)
Change in value of cash flow hedge	439	439	440
Foreign currency translation adjustments	(54,858)	(8,156)	(26,700)
Balance – end of year	$736,657	$1,520,020	$583,065
Retained Earnings (Deficit):
Balance – beginning of year	$402,318	$(113,242)	$500,497
Net income (loss) attributable to ordinary shareholders	1,059,916	651,128	(474,760)
Dividends on ordinary shares	(162,043)	(135,568)	(138,979)
Buybacks of ordinary shares	(36,098)	—	—
Balance – end of year	$1,264,093	$402,318	$(113,242)
Non-controlling Interest in Equity of Consolidated Subsidiaries:
Balance – beginning of year	$1,346,325	$1,344,472	$1,002,296
Non-controlling interests – contributions	7,747	1,500	—
Non-controlling interests – distributions	(37)	—	—
Non-controlling interests	(500)	113	(83)
Non-controlling interest share in change in accumulated other comprehensive income (loss)	(29)	240	(2,241)
Non-controlling interests - deconsolidation	(1,841)	—	—
Issuance of Series D preference ordinary shares	—	—	350,000
Purchase of Series D preference ordinary shares	—	—	(5,000)
Purchase of Series E preference ordinary shares	—	—	(500)
Balance – end of year	$1,351,665	$1,346,325	$1,344,472
Total Shareholders’ Equity	$11,349,298	$11,856,402	$10,756,130
See accompanying Notes to Consolidated Financial Statements

XL GROUP PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(U.S. dollars in thousands)	2013	2012	2011
Cash flows provided by (used in) operating activities:
Net income (loss)	$1,136,647	$730,383	$(403,883)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Net realized (gains) losses on investments	(87,777)	(14,098)	188,359
Net realized and unrealized (gains) losses on derivative instruments	(7,798)	(5,221)	10,738
Amortization of premiums (discounts) on fixed maturities	166,621	169,353	120,130
(Income) loss from investment and operating affiliates	(229,386)	(112,391)	(103,039)
Impairment of goodwill	—	—	429,020
Share based compensation	46,489	47,472	41,225
Depreciation	56,229	57,280	49,800
Accretion of deposit liabilities	47,256	81,269	82,799
Changes in:
Unpaid losses and loss expenses	(88,636)	(287,972)	243,040
Future policy benefit reserves	(164,923)	(187,400)	(171,618)
Unearned premiums	65,279	182,963	95,393
Premiums receivable	(27,334)	(127,633)	(31,286)
Unpaid losses and loss expenses recoverable	(36,897)	305,675	(2,168)
Ceded unearned premiums	(196,674)	14,923	21,532
Reinsurance balances receivable	(60,317)	162,280	(49,286)
Deferred acquisition costs	8,532	(649)	(41,881)
Reinsurance balances payable	161,132	48,159	(31,846)
Deferred tax asset – net	(29,230)	(28,556)	(43,583)
Derivatives	(22,324)	7,252	93,796
Other assets	(26,945)	20,924	(24,747)
Other liabilities	60,331	50,342	(93,323)
Other	9,702	(58,249)	(51,970)
Total adjustments	$(356,670)	$325,723	$731,085
Net cash provided by (used in) operating activities	$779,977	$1,056,106	$327,202
Cash flows provided by (used in) investing activities:
Proceeds from sale of fixed maturities and short-term investments	$4,341,429	$3,604,792	$5,091,375
Proceeds from redemption of fixed maturities and short-term investments	4,008,333	4,579,651	3,595,922
Proceeds from sale of equity securities	245,538	221,617	205,736
Purchases of fixed maturities and short-term investments	(9,143,973)	(8,902,879)	(7,529,962)
Purchases of equity securities	(534,356)	(362,021)	(631,169)
Proceeds from sale of affiliates	190,954	133,375	315,696
Purchases of affiliates	(353,678)	(138,027)	(179,415)
Other, net	47,891	(79,101)	(36,080)
Net cash provided by (used in) investing activities	$(1,197,862)	$(942,593)	$832,103
See accompanying Notes to Consolidated Financial Statements

XL GROUP PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(U.S. dollars in thousands)	2013	2012	2011
Cash flows provided by (used in) financing activities:
Proceeds from issuance of ordinary shares and exercise of stock options	$12,623	$5,413	$576,333
Proceeds from issuance of Series D preference ordinary shares	—	—	349,180
Buybacks of ordinary shares	(675,617)	(402,930)	(667,022)
Purchase of Redeemable Series C preference ordinary shares	—	—	(71,801)
Purchase of Series D preference ordinary shares	—	—	(3,650)
Purchase of Series E preference ordinary shares	—	—	(465)
Dividends paid on ordinary shares	(160,155)	(134,799)	(138,050)
Distributions to non-controlling interests	(77,670)	(78,987)	(71,483)
Contributions from non-controlling interests	7,747	1,500	—
Proceeds from issuance of debt	592,615	—	395,859
Repayment of debt	—	(600,000)	(575,000)
Deposit liabilities	(94,386)	(134,950)	(152,617)
Net cash provided by (used in) financing activities	$(394,843)	$(1,344,753)	$(358,716)
Effects of exchange rate changes on foreign currency cash	(4,818)	24,493	1,668
Increase (decrease) in cash and cash equivalents	$(817,546)	$(1,206,747)	$802,257
Cash and cash equivalents – beginning of period	2,618,378	3,825,125	3,022,868
Cash and cash equivalents – end of period	$1,800,832	$2,618,378	$3,825,125

Net taxes paid	$96,469	$34,465	$106,666
Interest paid on notes payable and debt	$97,125	$116,689	$149,133
See accompanying Notes to Consolidated Financial Statements

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

1. General
XL Group plc, through its operating subsidiaries (collectively the “Company” or “XL”), is a leading provider of insurance and reinsurance coverages to industrial, commercial and professional firms, insurance companies and other enterprises on a worldwide basis. The Company and its various subsidiaries operate globally in 24 countries, through the Company's two business segments: Insurance and Reinsurance. These segments are further discussed in Note 4, “Segment Information.”
For periods prior to July 1, 2010, unless the context otherwise indicates, references herein to the “Company” are to, and these financial statements include the accounts of, XLIT Ltd. (formerly, XL Capital Ltd), a Cayman Islands exempted company (“XL-Cayman”), and its consolidated subsidiaries. For periods subsequent to July 1, 2010, unless the context otherwise indicates, references herein to the “Company” are to, and these financial statements include the accounts of, XL Group plc, an Irish public limited company (“XL-Ireland”), and its consolidated subsidiaries.
On July 1, 2010, XL-Ireland and XL-Cayman completed a redomestication transaction in which all of the ordinary shares of XL-Cayman were exchanged for all of the ordinary shares of XL-Ireland (the “Redomestication”). As a result, XL-Cayman became a wholly owned subsidiary of XL-Ireland. On July 23, 2010, the Irish High Court approved XL-Ireland’s creation of distributable reserves, subject to the completion of certain formalities under Irish Company law. These formalities were completed in early August 2010.
2. Significant Accounting Policies
(a) Basis of Preparation and Consolidation
These consolidated financial statements include the accounts of the Company and all of its subsidiaries. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). To facilitate period-to-period comparisons, certain reclassifications have been made to prior year consolidated financial statement amounts to conform to current year presentation. There was no effect on net income from this change in presentation.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant areas of estimation include:

▪	unpaid losses and loss expenses and unpaid losses and loss expenses recoverable;

▪	future policy benefit reserves;

▪	valuation and other-than-temporary impairments of investments;

▪	income taxes;

▪	reinsurance premium estimates; and

▪	goodwill carrying value.
While management believes that the amounts included in the consolidated financial statements reflect the Company’s best estimates and assumptions, actual results could differ from these estimates.
(b) Fair Value Measurements
Financial Instruments Subject to Fair Value Measurements
Accounting guidance over fair value measurements requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available. Assumptions include the risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the “exit price”). Instruments that the Company owns (“long positions”) are marked to bid prices and instruments that the Company has sold but not yet purchased (“short positions”) are marked to offer prices. Fair value measurements are not adjusted for transaction costs.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Basis of Fair Value Measurement
Fair value measurements accounting guidance also establishes a fair value hierarchy that prioritizes the inputs to the respective valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). An asset or liability’s classification within the fair value hierarchy is based on the lowest level of significant input to its valuation. The three levels of the fair value hierarchy are described further below:

▪	Level 1 - Quoted prices in active markets for identical assets or liabilities (unadjusted); no blockage factors.

▪
Level 2 - Other observable inputs (quoted prices in markets that are not active or inputs that are observable either directly or indirectly)—include quoted prices for similar assets/liabilities (adjusted) other than quoted prices in Level 1; quoted prices in markets that are not active; or other inputs that are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

▪
Level 3 - Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Unobservable inputs reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability. Level 3 assets and liabilities include financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Details on assets and liabilities that have been included under the requirements of authoritative guidance on fair value measurements to illustrate the bases for determining the fair values of these items held by the Company are included in each respective significant accounting policy section of this note.
Fair values of investments and derivatives are based on published market values if available, estimates of fair values of similar issues, or estimates of fair values provided by independent pricing services and brokers. Fair values of financial instruments for which quoted market prices are not available or for which the company believes current trading conditions represent distressed markets are based on estimates using present value or other valuation techniques. The fair values estimated using such techniques are significantly affected by the assumptions used, including the discount rates and the estimated amounts and timing of future cash flows. In such instances, the derived fair value estimates cannot be substantiated by comparison to independent markets and are not necessarily indicative of the amounts that would be realized in a current market exchange.
(c) Total Investments
Investments Available For Sale
Investments that are considered available for sale (comprised of the Company’s fixed maturities, equity securities and short-term investments) are carried at fair value. The fair values for available for sale investments are generally sourced from third parties. The fair values of fixed income securities are based upon quoted market values where available, “evaluated bid” prices provided by third party pricing services (“pricing services”) where quoted market values are not available, or by reference to broker or underwriter bid indications where pricing services do not provide coverage for a particular security. To the extent the Company believes current trading conditions represent distressed transactions, the Company may elect to utilize internally generated models. The pricing services use market approaches to valuations using primarily Level 2 inputs in the vast majority of valuations, or some form of discounted cash flow analysis, to obtain investment values for a small percentage of fixed income securities for which they provide a price. Pricing services indicate that they will only produce an estimate of fair value if there is objectively verifiable information available to produce a valuation. Standard inputs to the valuations provided by the pricing services listed in approximate order of priority for use when available include: reported trades, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data. The pricing services may prioritize inputs differently on any given day for any security, and not all inputs listed are available for use in the evaluation process on any given day for each security evaluation; however, the pricing services also monitor market indicators, customer feedback through a price challenge process and industry and economic events. Information of this nature is a trigger to acquire further corroborating market data. When these inputs are not available, they identify “buckets” of similar securities (allocated by asset class types, sectors, sub-sectors, contractual cash flows/structure, and credit rating characteristics) and apply some form of matrix or other modeled pricing to determine an appropriate security value which represents their best estimate as to what a buyer in the marketplace would pay for a security in a current sale. While the Company receives values for the majority of the investment securities it holds from pricing services, it is ultimately management’s responsibility to determine

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

whether the values received and recorded in the financial statements are representative of appropriate fair value measurements. It is common industry practice to utilize pricing services as a source for determining the fair values of investments where the pricing services are able to obtain sufficient market corroborating information to allow them to produce a valuation at a reporting date. In addition, in the majority of cases, although a value may be obtained from a particular pricing service for a security or class of similar securities, these values are corroborated against values provided by other pricing services.
Broker/dealer quotations are used to value fixed maturities where prices are unavailable from pricing services due to factors specific to the security such as limited liquidity, lack of current transactions, or trades only taking place in privately negotiated transactions. These are considered Level 3 valuations, as significant inputs utilized by brokers may be difficult to corroborate with observable market data, or sufficient information regarding the specific inputs utilized by the broker was not available to support a Level 2 classification.
Prices provided by independent pricing services and independent broker quotes can vary widely even for the same security. The use of different methodologies and assumptions may have a material effect on the estimated fair value amounts.
The net unrealized gain or loss on investments, net of tax, is included in “accumulated other comprehensive income (loss).”
Short-term investments include investments due to mature within one year from the date of purchase and are valued using the same external factors and in the same manner as fixed income securities.
Equity securities include investments in open end mutual funds and shares of publicly traded alternative funds. The fair value of equity securities is based upon quoted market values (Level 1), or monthly net asset value statements provided by the investment managers upon which subscriptions and redemptions can be executed (Level 2).
All investment transactions are recorded on a trade date basis. Realized gains and losses on sales of equities and fixed income investments are determined on a first-in, first-out basis. Investment income is recognized when earned and includes interest and dividend income together with the amortization of premium and discount on fixed maturities and short-term investments, and is recorded net of related investment expenses. Amortization of discounts on fixed maturities includes amortization to expected recovery values for investments that have previously been recorded as other than temporarily impaired. For mortgage-backed securities, and any other holdings for which there is a prepayment risk, prepayment assumptions are evaluated and revised as necessary. Prepayment fees or call premiums that are only payable to the Company when a security is called prior to its maturity are earned when received and reflected in net investment income.
Investments Held to Maturity
Investments classified as held to maturity include securities for which the Company has the ability and intent to hold to maturity and are carried at amortized cost. For details see Note 5, “Investments.”
Investments In Affiliates
Investments in which the Company has significant influence over the operating and financial policies of the investee are classified as investments in affiliates on the Company’s balance sheet and are accounted for under the equity method of accounting. Under this method, the Company records its proportionate share of income or loss from such investments in its results for the period as well as its portion of movements in certain of the investee shareholders’ equity balances. When financial statements of the affiliate are not available on a timely basis to record the Company’s share of income or loss for the same reporting periods as the Company, the most recently available financial statements are used. This lag in reporting is applied consistently. Distributions received from affiliates representing returns on invested capital are recorded as operating cash flows, while distributions representing returns of invested capital or proceeds upon sale of all or a portion of an affiliate are recorded as investing cash flows.
The Company generally records its alternative and private investment fund affiliates on a one-month and three-month lag, respectively, and its operating affiliates on a three-month lag. Significant influence is generally deemed to exist where the Company has an investment of 20% or more in the common stock of a corporation or an investment of 3% or more in closed end funds, limited partnerships, LLCs or similar investment vehicles. Significant influence is considered for other strategic investments on a case-by-case basis. Investments in affiliates are not subject to fair value measurement guidance as they are not considered to be fair value measured investments under GAAP. However, impairments associated with investments in affiliates that are deemed to be other-than-temporary are calculated in accordance with fair value measurement guidance and appropriate disclosures included within the financial statements during the period the losses are recorded.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Other Investments
Contained within this asset class are equity interests in investment funds, limited partnerships and unrated tranches of collateralized debt obligations for which the Company does not have sufficient rights or ownership interests to follow the equity method of accounting. The Company accounts for equity securities that do not have readily determinable market values at estimated fair value as it has no significant influence over these entities. Also included within other investments are structured transactions, which are carried at amortized cost.
Fair values for other investments, principally other direct equity investments, investment funds and limited partnerships, are primarily based on the net asset value provided by the investment manager, the general partner or the respective entity, recent financial information, available market data and, in certain cases, management judgment if required. These entities generally carry their trading positions and investments, the majority of which have underlying securities valued using Level 1 or Level 2 inputs, at fair value as determined by their respective investment managers; accordingly, these investments are generally classified as Level 2. Private equity investments are classified as Level 3. The net unrealized gain or loss on investments, net of tax, is included in “Accumulated other comprehensive income (loss).” Any unrealized loss in value considered by management to be other-than-temporary is charged to income in the period in which it is determined.
Overseas deposits include investments in private funds related to Lloyd’s syndicates in which the underlying instruments are primarily fixed maturities. The funds themselves do not trade on an exchange and therefore are not included within available for sale securities. Also included in overseas deposits are restricted balances held by Lloyd’s syndicates for solvency purposes which are primarily invested in cash and cash equivalents. Given the restricted nature of these balances, they are included in other investments on the balance sheet. Each of these investment types is considered a Level 2 valuation.
The Company historically participated in structured transactions that included cash loans supporting project finance transactions and providing liquidity facility financing to a structured project deal in 2009, and the Company also invested in a payment obligation with an insurance company. These transactions are carried at amortized cost. For further details see Note 3, “Fair Value Measurements,” and Note 7, “Other Investments.”
(d) Premiums and Acquisition Costs
Insurance premiums written are recorded in accordance with the terms of the underlying policies. Reinsurance premiums written are recorded at the inception of the policy and are estimated based upon information received from ceding companies and any subsequent differences arising on such estimates are recorded in the period they are determined.
Premiums are earned on a pro-rata basis over the period the coverage is provided. Unearned premiums represent the portion of premiums written applicable to the unexpired terms of policies in force. Net premiums earned are presented after deductions for reinsurance ceded, as applicable.
Mandatory reinstatement premiums are recognized and earned at the time a loss event occurs.
Life and annuity premiums from long duration contracts that transfer significant mortality or morbidity risks are recognized as revenue and earned when due from policyholders. Life and annuity premiums from long duration contracts that do not subject the Company to risks arising from policyholder mortality or morbidity are accounted for as investment contracts and presented within deposit liabilities.
The Company has periodically written retroactive loss portfolio transfer contracts. These contracts are evaluated to determine whether they meet the established criteria for reinsurance accounting, and, if so, at inception, written premiums are fully earned and corresponding losses and loss expense recognized. The contracts can cause significant variances in gross premiums written, net premiums written, net premiums earned, and net incurred losses in the years in which they are written. Reinsurance contracts sold not meeting the established criteria for reinsurance accounting are recorded using the deposit method.
Acquisition costs, which vary with and are directly related to the acquisition of policies, consist primarily of commissions paid to brokers and cedants, and are deferred and amortized over the period during which the premiums are earned. Acquisition costs are shown net of contractual commissions earned on reinsurance ceded. Future earned premiums, the anticipated losses and other costs (and in the case of a premium deficiency, investment income) related to those premiums, are also considered in determining the level of acquisition costs to be deferred.
(e) Reinsurance
In the normal course of business, the Company seeks to reduce the potential amount of loss arising from claims events by reinsuring certain levels of risk assumed in various areas of exposure with other insurers or reinsurers. Reinsurance premiums ceded are expensed (and any commissions recorded thereon are earned) on a monthly pro-rata basis over the period the

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

reinsurance coverage is provided. Ceded unearned reinsurance premiums represent the portion of premiums ceded applicable to the unexpired term of policies in force. Mandatory reinstatement premiums ceded are recorded at the time a loss event occurs. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy. Provisions are made for estimated unrecoverable reinsurance.
(f) Fee Income and Other
Fee income and other includes fees received for insurance and product structuring services provided and is earned over the service period of the contract. Any adjustments to fees earned or the service period are reflected in income in the period when determined.
(g) Other-Than-Temporary Impairments (“OTTI”) of Available for Sale and Held to Maturity Securities
The Company’s process for identifying declines in the fair value of investments that are other-than-temporary involves consideration of several factors. These primary factors include (i) an analysis of the liquidity, business prospects and financial condition of the issuer including consideration of credit ratings, (ii) the significance of the decline, (iii) an analysis of the collateral structure and other credit support, as applicable, of the securities in question, and (iv) for debt securities, whether the Company intends to sell such securities. In addition, the authoritative guidance requires that OTTI for certain asset backed and mortgage backed securities is recognized if the fair value of the security is less than its discounted cash flow value and there has been a decrease in the present value of the expected cash flows since the last reporting period. Where the Company’s analysis of the above factors results in the Company’s conclusion that declines in fair values are other-than-temporary, the cost of the security is written down to discounted cash flow and a portion of the previously unrealized loss is therefore realized in the period such determination is made.
If the Company intends to sell an impaired debt security, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis, the impairment is other-than-temporary and is recognized currently in earnings in an amount equal to the entire difference between fair value and amortized cost.
In instances in which the Company determines that a credit loss exists but the Company does not intend to sell the security, and it is not more likely than not that the Company will be required to sell the security before the anticipated recovery of its remaining amortized cost basis, the OTTI is separated into (1) the amount of the total impairment related to the credit loss and (2) the amount of the total impairment related to all other factors (i.e. the noncredit portion). The amount of the total OTTI related to the credit loss is recognized in earnings and the amount of the total OTTI related to all other factors is recognized in accumulated other comprehensive loss. The total OTTI is presented in the income statement with an offset for the amount of the total OTTI that is recognized in accumulated other comprehensive loss. Absent the intent or requirement to sell a security, if a credit loss does not exist, any impairment is considered to be temporary.
The noncredit portion of any OTTI losses on securities classified as available for sale is recorded as a component of other comprehensive income with an offsetting adjustment to the carrying value of the security. The fair value adjustment could increase or decrease the carrying value of the security. The noncredit portion of any OTTI losses recognized in accumulated other comprehensive loss for debt securities classified as held to maturity would be accreted over the remaining life of the debt security (in a pro rata manner based on the amount of actual cash flows received as a percentage of total estimated cash flows) as an increase in the carrying value of the security until the security is sold, the security matures, or there is an additional OTTI that is recognized in earnings.
In periods subsequent to the recognition of an OTTI loss, the other-than-temporarily impaired debt security is accounted for as if it had been purchased on the measurement date of the OTTI at an amount equal to the previous amortized cost basis less the credit-related OTTI recognized in earnings. For debt securities for which credit-related OTTI is recognized in earnings, the difference between the new cost basis and the cash flows expected to be collected is accreted into interest income over the remaining life of the security in a prospective manner based on the estimated amount and timing of future estimated cash flows.
With respect to securities where the decline in value is determined to be temporary and the security’s amortized cost is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, market conditions generally and assessing value relative to other comparable securities. Day-to-day management of the Company’s investment portfolio is outsourced to third party investment manager service providers. While these investment manager service providers may, at a given point in time, believe that the preferred course of action is to hold securities with unrealized losses that are considered temporary until such losses are recovered, the dynamic nature of the portfolio management may result in a subsequent decision to sell the security

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

and realize the loss, based upon a change in market and other factors described above. The Company believes that subsequent decisions to sell such securities are consistent with the classification of the Company’s portfolio as available for sale.
There are risks and uncertainties associated with determining whether declines in the fair value of investments are other-than-temporary. These include subsequent significant changes in general economic conditions as well as specific business conditions affecting particular issuers, the Company’s liability profile, subjective assessment of issue-specific factors (seniority of claims, collateral value, etc.), future financial market effects, stability of foreign governments and economies, future rating agency actions and significant disclosure of accounting, fraud or corporate governance issues that may adversely affect certain investments. In addition, significant assumptions and management judgment are involved in determining if the decline is other-than-temporary. If management determines that a decline in fair value is temporary, then a security’s value is not written down at that time. However, there are potential effects upon the Company’s future earnings and financial position should management later conclude that some of the current declines in the fair value of the investments are other-than-temporary declines. For further details on the factors considered in evaluation of OTTI see Note 5, “Investments.”
(h) Derivative Instruments
The Company recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value. The changes in fair value of derivatives are shown in the consolidated statement of income as “net realized and unrealized gains and losses on derivative instruments” unless the derivatives are designated as hedging instruments. The accounting for derivatives which are designated as hedging instruments is discussed below. Changes in fair value of derivatives may create volatility in the Company’s results of operations from period to period. Amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) are offset against net fair value amounts recognized in the consolidated balance sheet for derivative instruments executed with the same counterparty under the same netting arrangement to the extent that the Company intends to settle the amounts on a net basis.
Derivative contracts can be exchange-traded or over-the-counter (“OTC”). Exchange-traded derivatives (futures and options) typically fall within Level 1 of the fair value hierarchy depending on whether they are deemed to be actively traded or not. OTC derivatives are valued using market transactions and other market evidence whenever possible, including market-based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources where an understanding of the inputs utilized in arriving at the valuations is obtained. Where models are used, the selection of a particular model to value an OTC derivative depends upon the contractual terms and specific risks inherent in the instrument as well as the availability of pricing information in the market. The Company generally uses similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For OTC derivatives that trade in liquid markets, such as generic forwards, interest rate swaps and options, model inputs can generally be verified and model selection does not involve significant management judgment. Such instruments comprise the majority of derivatives held by the Company and are typically classified within Level 2 of the fair value hierarchy.
Certain OTC derivatives trade in less liquid markets with limited pricing information, or required model inputs which are not directly market corroborated, which causes the determination of fair value for these derivatives to be inherently more subjective. Accordingly, such derivatives are classified within Level 3 of the fair value hierarchy. The valuations of less standard or liquid OTC derivatives are typically based on Level 1 and/or Level 2 inputs that can be observed in the market, as well as unobservable Level 3 inputs. Level 1 and Level 2 inputs are regularly updated to reflect observable market changes. Level 3 inputs are only changed when corroborated by evidence such as similar market transactions, pricing services and/or broker or dealer quotations. The Company conducts its non-hedging derivatives activities in three main areas: investment related derivatives, credit derivatives and other non-investment related derivatives.
The Company uses derivative instruments, primarily interest rate swaps, to manage the interest rate exposure associated with certain assets and liabilities. These derivatives are recorded at fair value. On the date the derivative contract is entered into, the Company may designate the derivative as: a hedge of the fair value of a recognized asset or liability (“fair value” hedge); a hedge of the variability in cash flows of a forecasted transaction or of amounts to be received or paid related to a recognized asset or liability (“cash flow” hedge); or a hedge of a net investment in a foreign operation; or the Company may not designate any hedging relationship for a derivative contract.
Fair Value Hedges
Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with the changes in the fair value of the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings (through “net realized and unrealized gains and losses on derivative instruments”) with any differences between the net change in fair

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

value of the derivative and the hedged item representing the hedge ineffectiveness. Periodic derivative net coupon settlements are recorded in net investment income with the exception of hedges of Company issued debt, which are recorded in interest expense. The Company may designate fair value hedging relationships where interest rate swaps are used to hedge the changes in fair value of certain fixed rate liabilities and fixed maturity securities due to changes in the designated benchmark interest rate.
Cash Flow Hedges
Changes in the fair value of a derivative that is designated and qualifies as a cash flow hedge are recorded in accumulated other comprehensive income (“AOCI”) and are reclassified into earnings when the variability of the cash flow of the hedged item impacts earnings. Gains and losses on derivative contracts that are reclassified from AOCI to current period earnings are included in the line item in the consolidated statements of operations in which the cash flows of the hedged item are recorded. Any hedge ineffectiveness is recorded immediately in current period earnings as “net realized and unrealized gains and losses on derivative instruments.” Periodic derivative net coupon settlements are recorded in net investment income. The Company may designate cash flow hedging relationships where interest rate swaps are used to mitigate interest rate risk associated with anticipated issuances of debt or other forecasted transactions.
Hedges of the Net Investment in a Foreign Operation
Changes in fair value of a derivative used as a hedge of a net investment in a foreign operation, to the extent effective as a hedge, are recorded in the foreign currency translation adjustments account within AOCI. Cumulative changes in fair value recorded in AOCI are reclassified into earnings upon the sale or complete or substantially complete liquidation of the foreign entity. Any hedge ineffectiveness is recorded immediately in current period earnings as “net realized and unrealized gains and losses on derivative instruments.”
Hedge Documentation and Effectiveness Testing
To qualify for hedge accounting treatment, a derivative must be highly effective in mitigating the designated changes in value or cash flow of the hedged item. At hedge inception, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction. The documentation process includes linking derivatives that are designated as fair value, cash flow, or net investment hedges to specific assets or liabilities on the balance sheet or to specific forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. In addition, certain hedging relationships are considered highly effective if the changes in the fair value or discounted cash flows of the hedging instrument are within a ratio of 80-125% of the inverse changes in the fair value or discounted cash flows of the hedged item. Hedge ineffectiveness is measured using qualitative and quantitative methods. Qualitative methods may include comparison of critical terms of the derivative to the hedged item. Depending on the hedging strategy, quantitative methods may include the “Change in Variable Cash Flows Method,” the “Change in Fair Value Method,” the “Hypothetical Derivative Method” or the “Dollar Offset Method.”
Discontinuance of Hedge Accounting
The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer highly effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative is dedesignated as a hedging instrument; or the derivative expires or is sold, terminated or exercised. When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative continues to be carried at fair value on the balance sheet with changes in its fair value recognized in current period earnings through “net realized and unrealized gains and losses on derivative instruments.” When hedge accounting is discontinued because the Company becomes aware that it is not probable that the forecasted transaction will occur, the derivative continues to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in AOCI are recognized immediately in earnings.
(i) Cash Equivalents
Cash equivalents include fixed interest deposits placed with a maturity of under 90 days when purchased. Bank deposits are not considered to be fair value measurements and as such are not subject to the authoritative guidance on fair value measurement disclosures. Money market funds are classified as Level 1 as these instruments are considered actively traded; however, certificates of deposit are classified as Level 2.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(j) Foreign Currency Translation
Assets and liabilities of foreign operations whose functional currency is not the U.S. dollar are translated at prevailing year end exchange rates. Revenue and expenses of such foreign operations are translated at average exchange rates during the year. The net effect of the translation adjustments for foreign operations, net of applicable deferred income taxes, as well as any gains or losses on intercompany balances for which settlement is not planned or anticipated in the foreseeable future, are included in “accumulated other comprehensive income (loss).”
Monetary assets and liabilities denominated in currencies other than the functional currency of the applicable entity are revalued at the exchange rate in effect at the balance sheet date and revenues and expenses are translated at the exchange rate on the date the transaction occurs with the resulting foreign exchange gains and losses on settlement or revaluation recognized in income.
(k) Goodwill, Intangibles and Other Long-Lived Assets
The Company has recorded goodwill in connection with various acquisitions in prior years. Goodwill represents the excess of the purchase price over the fair value of net assets acquired. In accordance with accounting guidance for goodwill and other intangible assets, the Company tests goodwill for potential impairment annually as of June 30, during the third quarter, and between annual tests if an event occurs or circumstances change that may indicate that potential exists for the fair value of a reporting unit to be reduced to a level below its carrying amount. For further details on the factors considered in the goodwill impairment evaluation see Note 8, “Goodwill and Other Intangible Assets.”
The Company’s indefinite lived intangible assets consist primarily of acquired insurance and reinsurance licenses. These assets are deemed to have indefinite useful lives and are therefore not subject to amortization. In accordance with the authoritative guidance on intangibles and goodwill and other assets under GAAP, all of the Company’s non-amortized intangible assets are subject to a test for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Pursuant to the authoritative guidance, if the carrying value of a non-amortized intangible asset is in excess of its fair value, the asset must be written down to its fair value through the recognition of an impairment charge to earnings.
All of the Company’s amortizable or depreciable long-lived assets such as premises, equipment, and acquired or internally-developed software are carried at net book value, and are amortized or depreciated on a straight-line basis over their estimated useful lives. The amortization periods approximate the period over which the Company expects to generate future net cash inflows from the use of these assets. All of these assets are subject to impairment testing in accordance with authoritative guidance for the impairment or disposal of long-lived assets when events or conditions indicate that the carrying value of an asset may not be fully recoverable from future cash flows.
(l) Variable Interest Entities ("VIEs")
Investments or other interests that absorb portions of an entity’s expected losses or receive portions of the entity’s expected residual returns are called variable interests. Entities in which the equity investors, as a group, do not have the characteristic of a controlling financial interest, or that do not have sufficient equity at risk to allow them to finance their own activities without additional financial support are referred to as VIEs.
A VIE must be consolidated by its primary beneficiary, which is the variable interest holder that is determined to have the controlling financial interest in the entity. Based upon the nature of the VIE, this is either the entity that has both: a) the power to direct the VIE’s activities that most significantly impact its economic performance, and b) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to it; or it is the reporting entity that will absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns, or both.
Refer to Note 16, "Variable Interest Entities" for further discussion of the Company’s interests in VIEs.
(m) Non-controlling Interests
Non-controlling shareholders' interests are presented separately in the Company's Consolidated Balance Sheets and Consolidated Statements of Shareholders' Equity as required under GAAP. The net loss (income) attributable to non-controlling interests is presented separately in the Company's Consolidated Statements of Comprehensive Income. Refer to Note 16, “Variable Interest Entities” and Note 18, “Share Capital” for further discussion of non-controlling interests in the Company.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(n) Losses and Loss Expenses
Unpaid losses and loss expenses include reserves for reported unpaid losses and loss expenses and for losses incurred but not reported. The reserve for reported unpaid losses and loss expenses for the Company’s property and casualty operations is established by management based on claims reported from insureds or amounts reported from ceding companies, and represent the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company.
The reserve for losses incurred but not reported is estimated by management based on loss development patterns determined by reference to the Company’s underwriting practices, the policy form, type of program and historical experience. The Company’s actuaries employ a variety of generally accepted methodologies to determine estimated ultimate loss reserves, including the “Bornhuetter-Ferguson incurred loss method” and frequency and severity approaches.
Certain workers’ compensation and certain U.K. motor liability claims liabilities are considered fixed and determinable and are discounted.
Management believes that the reserves for unpaid losses and loss expenses are sufficient to cover losses that fall within coverages assumed by the Company. However, there can be no assurance that losses will not exceed the Company’s total reserves. The methodology of estimating loss reserves is periodically reviewed to ensure that the assumptions made continue to be appropriate and any adjustments resulting from such reviews are reflected in income in the year in which the adjustments are made.
(o) Deposit Liabilities
Contracts entered into by the Company that are not deemed to transfer significant underwriting and/or timing risk are accounted for as deposits, whereby liabilities are initially recorded at an amount equal to the assets received. The Company uses a portfolio rate of return of equivalent duration to the liabilities in determining risk transfer. An initial accretion rate is established based on actuarial estimates whereby the deposit liability is increased to the estimated amount payable over the term of the contract.
The deposit accretion rate is the rate of return required to fund expected future payment obligations (this is equivalent to the “best estimate” of future cash flows), which are determined actuarially based upon the nature of the underlying indemnifiable losses. Accretion of the liability is recorded as interest expense.
The Company periodically reassesses the estimated ultimate liability. Any changes to this liability are reflected as adjustments to interest expense to reflect the cumulative effect of the period the contract has been in force, and by an adjustment to the future accretion rate of the liability over the remaining estimated contract term.
(p) Future Policy Benefit Reserves
The Company estimates the present value of future policy benefits related to long duration contracts using assumptions for investment yields, mortality, and expenses, including a provision for adverse deviation.
The assumptions used to determine future policy benefit reserves are best estimate assumptions that are determined at the inception of the contracts and are locked-in throughout the life of the contract unless a premium deficiency develops. As the experience on the contracts emerges, the assumptions are reviewed. If such review would produce reserves in excess of those currently held, then the locked-in assumptions will be revised and a claim and policy benefit is recognized at that time. The Company includes the cost of reinsurance in its premium deficiency considerations. For certain annuity contracts, policy benefit reserves may be increased for the impact of unrealized gains on investments supporting these contracts, as if these gains had been realized, with a corresponding charge to other comprehensive income (“shadow adjustments”).
Certain life insurance and annuity contracts provide the holder with a guarantee that the benefit received upon death will be no less than a minimum prescribed amount. The contracts are accounted for in accordance with the authoritative guidance on Accounting and Reporting by Insurance Enterprises for Certain Long- Duration Contracts and for Separate Accounts, which requires that the best estimate of future experience be combined with actual experience to determine the benefit ratio used to calculate the policy benefit reserve.
(q) Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferral of tax losses is evaluated based upon management’s estimates of the future profitability of the Company’s taxable entities based on current forecasts and the period

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

for which losses may be carried forward. A valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized. The Company continues to evaluate income generated in future periods by its subsidiaries in different jurisdictions in determining the recoverability of its deferred tax asset. If it is determined that future income generated by these subsidiaries is insufficient to cause the realization of the net operating losses within a reasonable period, a valuation allowance is established at that time.
The Company recognizes the tax benefit from an uncertain tax position taken only if it is more likely than not that the tax position will be sustained upon examination by the relevant tax authority, based on our interpretation of and judgment over tax law. The Company reviews its uncertain tax positions on a quarterly basis. Tax positions that meet the more likely than not threshold are measured using a probability weighted approach, whereby the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement is recognized. The Company recognizes interest and penalties on underpaid tax in income tax expense.
(r) Stock Plans
At December 31, 2013, the Company had several stock-based performance incentive programs, which are described more fully in Note 18, “Share Capital.” Stock-based compensation issued under these plans generally has a life of not longer than ten years and vests as set forth at the time of grant. Awards currently vest annually over three or four years from the date of grant. The Company recognizes compensation costs for stock-based awards on a straight-line basis over the requisite service period (usually the vesting period) for each award.
Share-based payments to employees, including grants of employee stock options, are recognized in the financial statements over the vesting period based on their grant date fair values.
Authoritative guidance requires that compensation costs be recognized for unvested stock-based compensation awards over the period through the date that the employee is no longer required to provide future services to earn the award, rather than over the explicit service period. Accordingly, the Company follows a policy of recognizing compensation cost to coincide with the date that the employee is eligible to retire, rather than the actual retirement date, for all stock-based compensation granted.
(s) Per Share Data
Basic earnings per ordinary share is based on weighted average ordinary shares outstanding and excludes any dilutive effects of options and convertible securities. Diluted earnings per ordinary share assumes the exercise of all dilutive stock options and conversion of convertible securities where the contingency for conversion has occurred or been satisfied.
(t) Recent Accounting Pronouncements
In October 2010, the FASB issued an accounting standards update to address disparities in practice regarding the interpretation of which costs relating to the acquisition of new and renewal insurance contracts qualify for deferral. The provisions of the guidance specify that only costs that are related directly to the successful acquisition of new and renewal insurance contracts may be capitalized. These include incremental direct costs of contract acquisition and certain other costs related directly to underwriting activities. Incremental direct costs of contract acquisition are those that result directly from and are essential to a contract transaction, and would not have been incurred by the insurance entity had the transaction not occurred. Administrative costs, rent, depreciation, occupancy, equipment and all other general overhead costs are considered indirect costs and should be charged to expense as incurred. On January 1, 2012, the Company adopted this guidance on a retrospective basis for all fiscal years presented, and interim periods within those years. The impact of adoption was a reduction in deferred acquisition costs of approximately $21 million, a reduction in deferred tax liabilities of approximately $7 million, and a corresponding reduction in opening retained earnings of approximately $14 million within the Company’s December 31, 2011 balance sheet. The adoption of this guidance did not have an impact on the Company’s results of operations or cash flows.
In May 2011, the FASB issued an accounting standards update to amend existing requirements for fair value measurements and disclosures. The guidance expands the disclosure requirements around fair value measurements categorized in Level 3 of the fair value hierarchy, requiring quantitative and qualitative information to be disclosed related to: (1) the valuation processes used, (2) the sensitivity of the fair value measurement to changes in unobservable inputs and the interrelationships between those unobservable inputs, and (3) use of a nonfinancial asset in a way that differs from the asset’s highest and best use. The guidance requires disclosure of the level in the fair value hierarchy of items that are not measured at fair value, but whose fair value must be disclosed. It also clarifies and expands upon existing requirements for fair value measurements of financial assets and liabilities, as well as instruments classified in shareholders’ equity. The Company adopted

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

this guidance from January 1, 2012; however, it impacted disclosure only and did not have an impact on the Company’s financial condition, results of operations or cash flows. See Note 3, “Fair Value Measurements,” for these updated disclosures.
In June 2011, the FASB issued an accounting standards update concerning the presentation of comprehensive income in financial statements. This guidance allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This guidance eliminates the option to present the components of other comprehensive income only as part of the statement of changes in shareholders' equity. The guidance does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The Company adopted this guidance from January 1, 2012; however, it did not have an impact on the Company's disclosure, financial condition, results of operations or cash flows. In February 2013, the FASB issued an additional accounting standards update related to this topic that requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The Company adopted this additional guidance prospectively from January 1, 2013. As this guidance is disclosure-related only and does not change the current requirements for reporting net income or other comprehensive income in financial statements, its adoption did not impact the Company's financial condition, results of operations or cash flows.
In September 2011, the FASB issued an accounting standards update to simplify how entities test goodwill for impairment, by allowing an entity the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting entity is less than its carrying amount, as a basis for determining whether it is necessary to perform the two-step goodwill impairment test required under GAAP accounting rules. After assessing the circumstances that should be considered in making the qualitative assessment, if an entity determines that the fair value of a reporting unit as compared to its carrying value meets the threshold, then performing the two-step impairment step is unnecessary. In other circumstances, performance of the two-step test is required. The guidance also eliminates the option for an entity to carry forward its detailed calculation of a reporting unit’s fair value in certain situations. The Company adopted this guidance from January 1, 2012. It did not have an impact on the Company’s financial condition, results of operations, or cash flows.
In December 2011, the FASB issued an accounting standards update requiring additional disclosures about financial instruments and derivatives that are either: (1) offset for balance sheet presentation purposes or (2) subject to an enforceable master netting arrangement or similar arrangement, regardless of whether they are offset for balance sheet presentation purposes. In January 2013, the FASB issued an additional accounting standards update related to this topic clarifying that the disclosures would apply only to derivatives, repurchase and reverse repurchase agreements, and securities borrowing and securities lending transactions, each to the extent that they met one of the two conditions provided in the initial accounting standards update. This guidance was adopted from January 1, 2013, on a retrospective basis for all fiscal periods presented. As this guidance is disclosure-related only and does not amend existing balance sheet offsetting guidance, its adoption did not impact the Company's financial condition, results of operations or cash flows.
In July 2012, the FASB issued an accounting standards update to simplify how entities test indefinite-lived intangible assets for impairment. Under this new guidance, an entity is allowed the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. After assessing the circumstances that should be considered in making the qualitative assessment, if an entity determines that the fair value of the intangible asset as compared to its carrying value meets the threshold, it may bypass the existing requirements to perform a full quantitative impairment test on the intangible asset, a test which otherwise would have to be performed annually, at a minimum. The guidance was effective during the fourth quarter of 2012. The Company adopted this guidance from January 1, 2013. It did not have an impact on the Company’s financial condition, results of operations or cash flows.
In July 2013, the FASB issued an accounting standards update concerning the presentation of unrecognized tax benefits. The objective of the guidance is to improve the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance seeks to reduce the diversity in practice by providing guidance on the presentation of unrecognized tax benefits to better reflect the manner in which an entity would settle, at the reporting date, any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The guidance is effective for annual and interim reporting periods beginning after December 15, 2013, with both early adoption and retrospective application permitted. The Company is currently evaluating the impact of this guidance; however, it is not expected to have a material impact on the Company's financial condition, results of operations or cash flows.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

3. Fair Value Measurements
(a) Fair Value Summary
The following tables set forth the Company’s assets and liabilities that were accounted for at fair value at December 31, 2013 and 2012 by level within the fair value hierarchy. For further information, see Note 2 (b), “Significant Accounting Policies – Fair Value Measurements”:

December 31, 2013 (U.S. dollars in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Collateral and Counterparty Netting	Balance at December 31, 2013
Assets
U.S. Government and Government - Related/Supported	$—	$2,501,851	$—	$—	$2,501,851
Corporate (1)	—	11,094,257	31,573	—	11,125,830
Residential mortgage-backed securities – Agency (“RMBS - Agency”)	—	3,535,649	10,473	—	3,546,122
Residential mortgage-backed securities – Non-Agency (“RMBS - Non-Agency”)	—	398,759	9	—	398,768
Commercial mortgage-backed securities (“CMBS”)	—	1,234,262	12,533	—	1,246,795
Collateralized debt obligations (“CDO”)	—	7,060	710,253	—	717,313
Other asset-backed securities (2)	—	1,230,227	11,877	—	1,242,104
U.S. States and political subdivisions of the States	—	1,845,812	—	—	1,845,812
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported	—	4,875,541	—	—	4,875,541
Total fixed maturities, at fair value	$—	$26,723,418	$776,718	$—	$27,500,136
Equity securities, at fair value (3)	540,331	499,906	—	—	1,040,237
Short-term investments, at fair value (1)(4)	—	454,273	2,015	—	456,288
Total investments available for sale	$540,331	$27,677,597	$778,733	$—	$28,996,661
Cash equivalents (5)	834,514	226,636	—	—	1,061,150
Other investments (6)	—	757,110	113,472	—	870,582
Other assets (7)	—	27,487	—	(1,342)	26,145
Total assets accounted for at fair value	$1,374,845	$28,688,830	$892,205	$(1,342)	$30,954,538
Liabilities
Financial instruments sold, but not yet purchased (8)	$—	$28,861	$—	$—	$28,861
Other liabilities (7)	—	76,375	29,110	(1,342)	104,143
Total liabilities accounted for at fair value	$—	$105,236	$29,110	$(1,342)	$133,004

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

December 31, 2012 (U.S. dollars in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Collateral and Counterparty Netting	Balance at December 31, 2012
Assets
U.S. Government and Government - Related/Supported	$—	$2,034,617	$—	$—	$2,034,617
Corporate (1)	—	10,451,902	30,098	—	10,482,000
RMBS – Agency	—	5,223,488	32,005	—	5,255,493
RMBS – Non-Agency	—	647,617	116	—	647,733
CMBS	—	1,051,904	25,347	—	1,077,251
CDO	—	8,080	701,736	—	709,816
Other asset-backed securities (2)	—	1,452,583	18,128	—	1,470,711
U.S. States and political subdivisions of the States	—	1,911,017	—	—	1,911,017
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported	—	4,258,282	—	—	4,258,282
Total fixed maturities, at fair value	$—	$27,039,490	$807,430	$—	$27,846,920
Equity securities, at fair value (3)	253,957	395,402	—	—	649,359
Short-term investments, at fair value (1)(4)	—	322,703	—	—	322,703
Total investments available for sale	$253,957	$27,757,595	$807,430	$—	$28,818,982
Cash equivalents (5)	1,596,376	408,292	—	—	2,004,668
Other investments (6)	—	792,483	115,272	—	907,755
Other assets (7)	—	24,842	—	(1,327)	23,515
Total assets accounted for at fair value	$1,850,333	$28,983,212	$922,702	$(1,327)	$31,754,920
Liabilities
Financial instruments sold, but not yet purchased (8)	$—	$26,235	$—	$—	$26,235
Other liabilities (7)	—	30,379	36,247	(1,327)	65,299
Total liabilities accounted for at fair value	$—	$56,614	$36,247	$(1,327)	$91,534

____________

(1)
Included within Corporate are certain medium term notes supported primarily by pools of European investment grade credit with varying degrees of leverage. The notes had a fair value of $154.6 million and $194.3 million and an amortized cost of $147.7 million and $194.8 million at December 31, 2013 and December 31, 2012, respectively. These notes allow the investor to participate in cash flows of the underlying bonds including certain residual values, which could serve to either decrease or increase the ultimate values of these notes.

(2)
The Company invests in covered bonds (“Covered Bonds”). Covered Bonds are senior secured debt instruments issued by financial institutions and backed by over-collateralized pools of public sector or mortgage loans. At December 31, 2013 and December 31, 2012, Covered Bonds with a fair value of $553.1 million and $647.1 million, respectively, are included within Other asset-backed securities.

(3)	Included within Equity securities are investments in fixed income funds with a fair value of $87.4 million and $101.9 million at December 31, 2013 and December 31, 2012, respectively.

(4)	Short-term investments consist primarily of Corporate securities and U.S. and Non-U.S. Government and Government-Related/ Supported securities.

(5)	Cash equivalents balances subject to fair value measurement include certificates of deposit and money market funds. Operating cash balances are not subject to fair value measurement guidance.

(6)
The Other investments balance excludes certain structured transactions including certain investments in project finance transactions, a payment obligation and liquidity financing provided to a structured credit vehicle as a part of a third party medium term note facility. These investments, which totaled $294.0 million at December 31, 2013 and $312.1 million at December 31, 2012, are carried at amortized cost. For further information, see Note 7, “Other Investments.”

(7)
Other assets and other liabilities include derivative instruments. The derivative balances included in each category are reported on a gross basis by level with a netting adjustment presented separately in the Collateral and Counterparty Netting column. The fair values of the individual derivative contracts are reported gross in their respective levels based on the fair value hierarchy. For further details regarding derivative fair values and associated collateral received or paid see Note 14, “Derivative Instruments.”

(8)	Financial instruments sold, but not yet purchased, represent “short sales” and are included within “Payable for investments purchased” on the balance sheet.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(b) Level 3 Assets and Liabilities
The tables below present additional information about assets and liabilities measured at fair value on a recurring basis and for which Level 3 inputs were utilized to determine fair value. The tables present a reconciliation of the beginning and ending balances for the year ended December 31, 2013 and 2012 for all financial assets and liabilities measured at fair value using significant unobservable inputs (Level 3) at December 31, 2013 and 2012, respectively. The tables do not include gains or losses that were reported in Level 3 in prior periods for assets that were transferred out of Level 3 prior to December 31, 2013 and 2012. Gains and losses for assets and liabilities classified within Level 3 in the table below may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3). Further, it should be noted that the following tables do not take into consideration the effect of offsetting Level 1 and 2 financial instruments entered into by the Company that are either economically hedged by certain exposures to the Level 3 positions or that hedge the exposures in Level 3 positions.
In general, Level 3 assets include securities for which values were obtained from brokers where either significant inputs were utilized in determining the values that were difficult to corroborate with observable market data, or sufficient information regarding the specific inputs utilized by the broker was not available to support a Level 2 classification. Transfers into or out of Level 3 primarily arise as a result of the valuations utilized by the Company changing between either those provided by independent pricing services that do not contain significant unobservable inputs and other valuations sourced from brokers that are considered Level 3.
There were no significant transfers between Level 1 and Level 2 during the years ended December 31, 2013 and 2012.

(U.S. dollars in thousands)	Level 3 Assets and Liabilities – Year Ended December 31, 2013
	Corporate	RMBS – Agency	RMBS – Non Agency	CMBS	CDO
Balance, beginning of period	$30,098	$32,005	$116	$25,347	$701,736
Realized gains (losses)	4	10	(1)	3	4,364
Movement in unrealized gains (losses)	766	(23)	(1)	(68)	37,916
Purchases and issuances	10,691	—	3,326	—	136,035
Sales	(71)	(535)	—	—	(48,226)
Settlements	(7,274)	(3,349)	(105)	(12,749)	(121,572)
Transfers into Level 3	—	—	—	—	—
Transfers out of Level 3	(2,641)	(17,635)	(3,326)	—	—
Fixed maturities to short-term investments classification change	—	—	—	—	—
Balance, end of period	$31,573	$10,473	$9	$12,533	$710,253
Movement in total gains (losses) above relating to instruments still held at the reporting date	$845	$(27)	$(1)	$(65)	$39,259

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(U.S. dollars in thousands)	Level 3 Assets and Liabilities – Year Ended December 31, 2013
	Other asset- backed securities	Non-US Sovereign Government, Provincial, Supranational and Government Related/Supported	Short-term investments	Other investments	Derivative Contracts – Net
Balance, beginning of period	$18,128	$—	$—	$115,272	$(36,247)
Realized gains (losses)	848	—	(17)	7,545	—
Movement in unrealized gains (losses)	1,691	—	15	4,095	7,137
Purchases and issuances	21,686	—	2,017	18,340	—
Sales	(15,711)	—	—	(1,237)	—
Settlements	(8,259)	—	—	(30,543)	—
Transfers into Level 3	—	—	—	—	—
Transfers out of Level 3	(6,506)	—	—	—	—
Fixed maturities to short-term investments classification change	—	—	—	—	—
Balance, end of period	$11,877	$—	$2,015	$113,472	$(29,110)
Movement in total gains (losses) above relating to instruments still held at the reporting date	$(515)	$—	$(2)	$10,750	$7,137

(U.S. dollars in thousands)	Level 3 Assets and Liabilities – Year Ended December 31, 2012
	Corporate	RMBS – Agency	RMBS – Non Agency	CMBS	CDO
Balance, beginning of period	$23,818	$32,041	$—	$—	$650,851
Realized gains (losses)	4	(15)	—	—	(894)
Movement in unrealized gains (losses)	100	27	—	20	109,282
Purchases and issuances	10,278	—	—	25,546	—
Sales	—	—	—	—	(32,496)
Settlements	(282)	(6,307)	—	(219)	(24,536)
Transfers into Level 3	819	21,249	116	—	—
Transfers out of Level 3	(4,639)	(14,990)	—	—	(471)
Fixed maturities to short-term investments classification change	—	—	—	—	—
Balance, end of period	$30,098	$32,005	$116	$25,347	$701,736
Movement in total gains (losses) above relating to instruments still held at the reporting date	$122	$10	$—	$20	$104,474

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(U.S. dollars in thousands)	Level 3 Assets and Liabilities – Year Ended December 31, 2012
	Other asset- backed securities	Non-US Sovereign Government, Provincial, Supranational and Government Related/Supported	Short-term investments	Other investments	Derivative Contracts – Net
Balance, beginning of period	$16,552	$—	$—	$113,959	$(42,644)
Realized gains (losses)	6,768	—	—	5,083	—
Movement in unrealized gains (losses)	(2,784)	—	—	7,802	6,397
Purchases and issuances	8,753	—	—	7,375	—
Sales	—	—	—	—	—
Settlements	(16,094)	—	—	(18,637)	—
Transfers into Level 3	4,933	—	—	5	—
Transfers out of Level 3	—	—	—	(315)	—
Fixed maturities to short-term investments classification change	—	—	—	—	—
Balance, end of period	$18,128	$—	$—	$115,272	$(36,247)
Movement in total gains (losses) above relating to instruments still held at the reporting date	$(154)	$—	$—	$5,038	$6,397

(c) Fixed maturities and short-term investments
The Company’s Level 3 assets consist primarily of CDOs, for which non-binding broker quotes are the primary source of the valuations. Sufficient information regarding the specific inputs utilized by the brokers was not available to support a Level 2 classification. The Company obtains the majority of broker quotes for these CDOs from third party investment managers who perform independent verifications of these valuations using pricing matrices based upon information gathered by market traders. In addition, for the majority of these securities, the Company compares the broker quotes to independent valuations obtained from third party pricing vendors, which may also consist of broker quotes, to assess if the prices received represent a reasonable estimate of the fair value. Although the Company does not have access to the specific unobservable inputs that may have been used in the fair value measurements of the CDO securities provided by brokers, we would expect that the significant inputs considered are prepayment rates, probability of default, loss severity in the event of default, recovery rates, liquidity premium and reinvestment rates. Significant increases (decreases) in any of those inputs in isolation could result in a significantly different fair value measurement. Generally, a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment rates.
The remainder of the Level 3 assets relate primarily to private equity investment funds and certain derivative positions as described below.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(d) Other investments
Included within the Other investments component of the Company’s Level 3 valuations are private investments and alternative fund investments where the Company is not deemed to have significant influence over the investee. The fair value of these investments is based upon net asset values received from the investment manager or general partner of the respective entity. The nature of the underlying investments held by the investee that form the basis of the net asset value include assets such as private business ventures and are such that significant Level 3 inputs are utilized in the determination of the individual underlying holding values and, accordingly, the fair value of the Company’s investment in each entity is classified within Level 3. The Company has not adjusted the net asset values received; however, management incorporates factors such as the most recent financial information received, annual audited financial statements and the values at which capital transactions with the investee take place when applying judgment regarding whether any adjustments should be made to the net asset value in recording the fair value of each position. Investments in alternative funds included in Other investments utilize strategies including arbitrage, directional, event driven and multi-style. These funds potentially have lockup and gate provisions which may limit redemption liquidity. For further details regarding the nature of Other investments and related features see Note 7, “Other Investments,” for further details.
(e) Derivative instruments
Derivative instruments recorded within Other liabilities and classified within Level 3 include credit derivatives sold providing protection on senior tranches of structured finance transactions where the value is obtained directly from the investment bank counterparty and sufficient information regarding the inputs utilized in such valuation was not obtained to support a Level 2 classification and guaranteed minimum income benefits embedded within one reinsurance contract. The majority of inputs utilized in the valuations of these types of derivative contracts are considered Level 1 or Level 2; however, each valuation includes at least one Level 3 input that was significant to the valuation and, accordingly, the values are disclosed within Level 3.
(f) Non-recurring Fair Value Measurement
During the year ended December 31, 2011, the Company recorded a non-recurring fair value measurement relating to a goodwill impairment charge. This was a Level 3 fair value measurement as it reflected the Company’s own assumptions about the assumptions that market participants would use in valuing the carried goodwill and was determined using a combination of discounted cash flow analysis and market value multiple based methodologies. See Note 8, “Goodwill and Other Intangible Assets,” for further information.
(g) Financial Instruments Not Carried at Fair Value
Authoritative guidance over disclosures about the fair value of financial instruments requires additional disclosure of fair value information for financial instruments not carried at fair value in both interim and annual reporting periods. Certain financial instruments, particularly insurance contracts, are excluded from these fair value disclosure requirements. The carrying values of cash and cash equivalents, accrued investment income, net receivable from investments sold, other assets, net payable for investments purchased, other liabilities and other financial instruments not included below approximated their fair values. The following table includes financial instruments for which the carrying value differs from the estimated fair values at December 31, 2013 and 2012. All of these fair value estimates are considered Level 2 fair value measurements. The fair values for fixed maturities held to maturity are provided by third party pricing vendors and significant valuation inputs for all other items included were based upon market data obtained from sources independent of the Company, and are subject to the same control environment previously described.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(U.S. dollars in thousands)	2013		2012
	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed maturities, held to maturity	$2,858,695	$3,131,235	$2,814,447	$3,262,804
Other investments – structured transactions	294,048	296,799	312,122	293,813
Financial Assets	$3,152,743	$3,428,034	$3,126,569	$3,556,617
Deposit liabilities	$1,509,243	$1,718,394	$1,551,398	$1,878,499
Notes payable and debt	2,263,203	2,429,412	1,672,778	1,918,134
Financial Liabilities	$3,772,446	$4,147,806	$3,224,176	$3,796,633
The Company historically participated in structured transactions. Remaining structured transactions include cash loans supporting project finance transactions, liquidity facility financing provided to structured project deals and an investment in a payment obligation with an insurance company. These transactions are carried at amortized cost. The fair value of these investments held by the Company is determined through use of internal models utilizing reported trades, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data.
Deposit liabilities include obligations under structured insurance and reinsurance transactions. For purposes of fair value disclosures, the Company determined the estimated fair value of the deposit liabilities by assuming a discount rate equal to the appropriate U.S. Treasury rate plus 56.7 basis points and 100.3 basis points at December 31, 2013 and 2012, respectively. The discount rate incorporates the Company’s own credit risk into the determination of estimated fair value.
The fair values of the Company’s notes payable and debt outstanding were determined based on quoted market prices.
There are no significant concentrations of credit risk within the Company’s financial instruments as defined in the authoritative guidance over disclosures of fair value of financial instruments not carried at fair value, which excludes certain financial instruments, particularly insurance contracts.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

4. Segment Information
The Company is organized into two operating segments: Insurance and Reinsurance. The Company’s general investment, financing operations and run-off life operations are reflected in Corporate and Other.
On May 30, 2014, the Company completed the sale of 100% of the common shares of its wholly owned subsidiary, XL Life Reinsurance (SAC) Ltd (“XLLR”), to GreyCastle Holdings Ltd. As a result of the transaction, XLLR reinsures the majority of the Company's life reinsurance business via 100% quota share reinsurance. This transaction covers a substantial portion of the Company’s life reinsurance reserves. Due to the Company's conclusion that it no longer considers the run-off life operations, sometimes referred to herein as "Life Operations," to be a separate operating segment as a result of this transaction, the Company determined to recast the consolidated financial statements to reflect the revised segments.
The Company evaluates the performance of both the Insurance and Reinsurance segments based on underwriting profit. Other items of revenue and expenditure of the Company are not evaluated at the segment level. In addition, the Company does not allocate investment assets used to support its Property and Casualty (“P&C”) operations to the individual segments, except as noted below. Investment assets related to certain structured products included in the Insurance and Reinsurance segments are held in separately identified portfolios and, as such, net investment income from these assets is included in the contribution from the applicable segment. Investment assets related to the run-off life operations are held in separately identifiable portfolios and, as such, net investment income from these assets is included in Corporate and Other.
The following tables summarize the segment results for the indicated years ended:

Year Ended December 31, 2013 (U.S. dollars in thousands, except ratios)	Insurance	Reinsurance	Total P&C	Corporate and Other (1)	Total
Gross premiums written	$5,523,181	$1,893,611	$7,416,792	$324,343	$7,741,135
Net premiums written	4,154,093	1,749,889	5,903,982	295,422	6,199,404
Net premiums earned	4,267,677	1,746,422	6,014,099	295,422	6,309,521
Net losses and loss expenses	2,829,999	901,465	3,731,464	465,702	4,197,166
Acquisition costs	529,270	353,388	882,658	26,665	909,323
Operating expenses (2)	782,677	166,238	948,915	8,926	957,841
Underwriting profit (loss)	$125,731	$325,331	$451,062	$(205,871)	$245,191
Net investment income			599,144	286,645	885,789
Net results from structured products (3)	15,562	8,229	23,791	—	23,791
Net fee income and other (4)	(9,317)	2,320	(6,997)	1,305	(5,692)
Net realized gains (losses) on investments			85,792	1,985	87,777
Net realized & unrealized gains (losses) on derivative instruments			—	7,798	7,798
Net income (loss) from investment fund affiliates and operating affiliates (5)			—	258,195	258,195
Exchange (gains) losses			—	(28,243)	(28,243)
Corporate operating expenses			—	209,454	209,454
Contribution from P&C and Corporate and Other			$1,152,792	$168,846	$1,321,638
Interest expense (6)				107,486	107,486
Non-controlling interests				76,731	76,731
Income tax expense				77,505	77,505
Net income (loss) attributable to ordinary shareholders					$1,059,916
Ratios – P&C operations: (7)
Loss and loss expense ratio	66.3%	51.6%	62.0%
Underwriting expense ratio	30.8%	29.8%	30.5%
Combined ratio	97.1%	81.4%	92.5%
____________

(1)	Corporate and Other includes other items of our revenue and expenditure that are not evaluated at the segment level for reporting purposes, as well as the Company's run-off life operations.

(2)	Operating expenses exclude Corporate operating expenses, shown separately.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(3)	The net results from P&C structured products include net investment income and interest expense of $71.9 million and $48.0 million, respectively.

(4)	Net fee income and other includes operating expenses from the Company's loss prevention consulting services business.

(5)	The Company records the income related to the alternative funds and to the private investment and operating fund affiliates on a one-month and three-month lag, respectively.

(6)	Interest expense excludes interest expense related to deposit liabilities recorded in the Insurance and Reinsurance segments.

(7)	Ratios are based on net premiums earned from P&C operations.

Year Ended December 31, 2012 (U.S. dollars in thousands, except ratios)	Insurance	Reinsurance	Total P&C	Corporate and Other (1)	Total
Gross premiums written	$5,166,973	$2,008,157	$7,175,130	$355,753	$7,530,883
Net premiums written	4,072,511	1,884,508	5,957,019	324,432	6,281,451
Net premiums earned	3,924,636	1,841,342	5,765,978	324,459	6,090,437
Net losses and loss expenses	2,691,056	1,074,426	3,765,482	486,195	4,251,677
Acquisition costs	504,227	368,172	872,399	41,093	913,492
Operating expenses (2)	754,308	157,657	911,965	9,335	921,300
Underwriting profit (loss)	$(24,955)	$241,087	$216,132	$(212,164)	$3,968
Net investment income			641,237	299,443	940,680
Net results from structured products (3)	20,978	(15,721)	5,257	—	5,257
Net fee income and other (4)	850	2,492	3,342	426	3,768
Net realized gains (losses) on investments			35,101	(21,003)	14,098
Net realized & unrealized gains (losses) on derivative instruments			—	5,221	5,221
Net income (loss) from investment fund affiliates and operating affiliates (5)			—	112,391	112,391
Exchange (gains) losses			—	10,545	10,545
Corporate operating expenses			—	204,502	204,502
Contribution from P&C and Corporate and Other			$901,069	$(30,733)	$870,336
Interest expense (6)				105,925	105,925
Non-controlling interests				79,255	79,255
Income tax expense				34,028	34,028
Net income (loss) attributable to ordinary shareholders					$651,128
Ratios – P&C operations: (7)
Loss and loss expense ratio	68.6%	58.4%	65.3%
Underwriting expense ratio	32.0%	28.5%	31.0%
Combined ratio	100.6%	86.9%	96.3%
____________

(1)	Corporate and Other includes other items of our revenue and expenditure that are not evaluated at the segment level for reporting purposes, as well as the Company's run-off life operations.

(2)	Operating expenses exclude Corporate operating expenses, shown separately.

(3)	The net results from P&C structured products include net investment income and interest expense of $71.7 million and $66.3 million, respectively.

(4)	Net fee income and other includes operating expenses from the Company's loss prevention consulting services business.

(5)	The Company records the income related to the alternative funds and to the private investment and operating fund affiliates on a one-month and three-month lag, respectively.

(6)	Interest expense excludes interest expense related to deposit liabilities recorded in the Insurance and Reinsurance segments.

(7)	Ratios are based on net premiums earned from P&C operations.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Year Ended December 31, 2011 (U.S. dollars in thousands, except ratios)	Insurance	Reinsurance	Total P&C	Corporate and Other (1)	Total
Gross premiums written	$4,824,665	$2,073,619	$6,898,284	$394,555	$7,292,839
Net premiums written	3,707,664	1,725,724	5,433,388	362,362	5,795,750
Net premiums earned	3,663,727	1,663,385	5,327,112	363,018	5,690,130
Net losses and loss expenses	2,951,413	1,126,978	4,078,391	535,074	4,613,465
Acquisition costs	461,965	324,128	786,093	40,318	826,411
Operating expenses (2)	683,814	176,167	859,981	9,311	869,292
Underwriting profit (loss)	$(433,465)	$36,112	$(397,353)	$(221,685)	$(619,038)
Net investment income			745,138	318,061	1,063,199
Net results from structured products (3)	10,976	12,053	23,029	—	23,029
Net fee income and other (4)	(16,370)	3,903	(12,467)	219	(12,248)
Net realized gains (losses) on investments			(98,360)	(89,999)	(188,359)
Net realized & unrealized gains (losses) on derivative instruments			—	(10,738)	(10,738)
Net income (loss) from investment fund affiliates and operating affiliates (5)			—	103,039	103,039
Exchange (gains) losses			—	(40,640)	(40,640)
Corporate operating expenses			—	160,596	160,596
Contribution from P&C and Corporate and Other			$259,987	$(21,059)	$238,928
Interest expense (6)				154,084	154,084
Non-controlling interests				70,877	70,877
Impairment of goodwill				429,020	429,020
Income tax expense				59,707	59,707
Net income (loss) attributable to ordinary shareholders					$(474,760)
Ratios – P&C operations: (7)
Loss and loss expense ratio	80.6%	67.8%	76.6%
Underwriting expense ratio	31.2%	30.0%	30.9%
Combined ratio	111.8%	97.8%	107.5%
____________

(1)	Corporate and Other includes other items of our revenue and expenditure that are not evaluated at the segment level for reporting purposes, as well as the Company's run-off life operations.

(2)	Operating expenses exclude Corporate operating expenses, shown separately.

(3)	The net results from P&C structured products include net investment income and interest expense of $74.6 million and $51.5 million, respectively.

(4)	Net fee income and other includes operating expenses from the Company's loss prevention consulting services business.

(5)	The Company records the income related to the alternative funds and to the private investment and operating fund affiliates on a one-month and three-month lag, respectively.

(6)	Interest expense excludes interest expense related to deposit liabilities recorded in the Insurance and Reinsurance segments.

(7)	Ratios are based on net premiums earned from P&C operations.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The following tables summarize the Company’s net premiums earned by line of business:

Year Ended December 31, 2013 (U.S. dollars in thousands)	Insurance	Reinsurance	Corporate and Other	Total
P&C Operations:
Professional	$1,370,196	$206,169	$—	$1,576,365
Casualty	1,389,851	312,156	—	1,702,007
Property catastrophe	—	492,568	—	492,568
Property	544,278	561,105	—	1,105,383
Marine, energy, aviation and satellite	—	94,797	—	94,797
Specialty	732,042	—	—	732,042
Other (1)	231,310	79,627	—	310,937
Total P&C Operations	$4,267,677	$1,746,422	$—	$6,014,099
Corporate and Other:
Run-off Life operations - Annuity	—	—	122,715	122,715
Run-off Life operations - Other Life	—	—	172,707	172,707
Total Corporate and Other	$—	$—	$295,422	$295,422
Total	$4,267,677	$1,746,422	$295,422	$6,309,521
Year Ended December 31, 2012
P&C Operations:
Professional	$1,350,319	$213,324	$—	$1,563,643
Casualty	1,165,753	311,166	—	1,476,919
Property catastrophe	—	463,975	—	463,975
Property	489,739	613,291	—	1,103,030
Marine, energy, aviation and satellite	—	147,362	—	147,362
Specialty	708,568	—	—	708,568
Other (1)	210,257	92,224	—	302,481
Total P&C Operations	$3,924,636	$1,841,342	$—	$5,765,978
Corporate and Other:
Run-off Life operations - Annuity	$—	$—	$126,912	$126,912
Run-off Life operations - Other Life	—	—	197,547	197,547
Total Corporate and Other	$—	$—	$324,459	$324,459
Total	$3,924,636	$1,841,342	$324,459	$6,090,437
Year Ended December 31, 2011
P&C Operations:
Professional	$1,287,231	$213,949	$—	$1,501,180
Casualty	998,326	256,853	—	1,255,179
Property catastrophe	—	387,523	—	387,523
Property	464,576	587,611	—	1,052,187
Marine, energy, aviation and satellite	—	130,855	—	130,855
Specialty	702,604	—	—	702,604
Other (1)	210,990	86,594	—	297,584
Total P&C Operations	$3,663,727	$1,663,385	$—	$5,327,112
Corporate and Other:
Run-off Life operations - Annuity	$—	$—	$132,232	$132,232
Run-off Life operations - Other Life	—	—	230,786	230,786
Total Corporate and Other	$—	$—	$363,018	$363,018
Total	$3,663,727	$1,663,385	$363,018	$5,690,130
____________

(1)
Other within the Insurance segment includes: excess and surplus, programs, surety, structured indemnity and certain discontinued lines. Other within the Reinsurance segment includes: whole account contracts, surety and other lines.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The following table shows an analysis of the Company’s net premiums written by geographical location of subsidiary where the premium is written for the years ended December 31:

(U.S. dollars in thousands)	2013	2012	2011
P&C Operations:
Bermuda	$658,041	$644,566	$572,825
United States	2,650,916	2,626,855	2,320,274
Europe	2,111,065	2,202,209	2,065,197
Other	483,960	483,389	475,092
Total P&C operations	$5,903,982	$5,957,019	$5,433,388
Run-off life operations:
Bermuda	$117,948	$129,997	$149,466
Europe	177,474	194,435	212,896
Total run-off life operations	$295,422	$324,432	$362,362

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

5. Investments
(a) Fixed Maturities, Short-Term Investments and Equity Securities
Amortized Cost and Fair Value Summary
The cost (amortized cost for fixed maturities and short-term investments), fair value, gross unrealized gains and gross unrealized (losses), including OTTI recorded in accumulated other comprehensive income (“AOCI”) of the Company’s available for sale (“AFS”) and held to maturity (“HTM”) investments at December 31, 2013 and 2012 were as follows:

		Included in AOCI
December 31, 2013 (U.S. dollars in thousands)	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Non-credit Related OTTI (1)
Fixed maturities - AFS
U.S. Government and Government-Related/Supported (2)	$2,484,193	$51,701	$(34,043)	$2,501,851	$—
Corporate (4) (5)	10,802,332	433,097	(109,599)	11,125,830	(4,758)
RMBS – Agency	3,540,101	68,098	(62,077)	3,546,122	—
RMBS – Non-Agency	396,798	33,096	(31,126)	398,768	(74,528)
CMBS	1,223,313	39,255	(15,773)	1,246,795	(2,753)
CDO	754,414	5,833	(42,934)	717,313	(2,036)
Other asset-backed securities (3)	1,210,384	40,560	(8,840)	1,242,104	(2,807)
U.S. States and political subdivisions of the States	1,821,499	55,083	(30,770)	1,845,812	—
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported (2)	4,878,840	80,961	(84,260)	4,875,541	—
Total fixed maturities - AFS	$27,111,874	$807,684	$(419,422)	$27,500,136	$(86,882)
Total short-term investments (2)	455,470	962	(144)	456,288	—
Total equity securities (6)	903,201	154,506	(17,470)	1,040,237	—
Total investments - AFS	$28,470,545	$963,152	$(437,036)	$28,996,661	$(86,882)
Fixed maturities - HTM
U.S. Government and Government-Related/Supported (2)	$10,993	$629	$—	$11,622	$—
Corporate	1,386,863	113,179	(968)	1,499,074	—
RMBS – Non-Agency	66,987	4,985	—	71,972	—
CMBS	144,924	11,864	—	156,788	—
Other asset-backed securities (3)	106,540	6,908	—	113,448	—
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported (2)	1,142,388	136,585	(642)	1,278,331	—
Total investments - HTM	$2,858,695	$274,150	$(1,610)	$3,131,235	$—

____________

(1)	Represents the non-credit component of OTTI losses, adjusted for subsequent sales of securities. It does not include the change in fair value subsequent to the impairment measurement date.

(2)
U.S. Government and Government-Related/Supported, Non-U.S. Sovereign Government, Provincials, Supranationals and Government-Related/Supported and Total short-term investments includes government-related securities with an amortized cost of $2,241.5 million and fair value of $2,275.6 million and U.S. Agencies with an amortized cost of $267.0 million and fair value of $284.3 million.

(3)
Covered Bonds within Fixed maturities - AFS with an amortized cost of $526.4 million and a fair value of $553.1 million and Covered Bonds within Fixed maturities - HTM with an amortized cost of $8.6 million and a fair value of $8.7 million are included within Other asset-backed securities to align the Company's classification to market indices.

(4)
Included within Corporate are certain medium term notes supported primarily by pools of European investment grade credit with varying degrees of leverage. The notes have a fair value of $154.6 million and an amortized cost of $147.7 million. These notes allow the investor to participate in cash flows of the underlying bonds including certain residual values, which could serve to either decrease or increase the ultimate values of these notes.

(5)
Included within Corporate are Tier One and Upper Tier Two securities, representing committed term debt and hybrid instruments, which are senior to the common and preferred equities of the financial institutions. These securities have a fair value of $282.2 million and an amortized cost of $286.2 million at December 31, 2013.

(6)	Included within Total equity securities are investments in fixed income funds with a fair value of $87.4 million and an amortized cost of $100.0 million at December 31, 2013.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

		Included in AOCI
December 31, 2012 (U.S. dollars in thousands)	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Non-credit Related OTTI (1)
Fixed maturities - AFS
U.S. Government and Government-Related/Supported (2)	$1,906,044	$131,860	$(3,287)	$2,034,617	$—
Corporate (4) (5)	9,837,962	723,028	(78,990)	10,482,000	(11,453)
RMBS – Agency	5,054,097	206,931	(5,535)	5,255,493	—
RMBS – Non-Agency	678,469	46,132	(76,868)	647,733	(93,259)
CMBS	1,010,794	70,745	(4,288)	1,077,251	(2,962)
CDO	784,999	11,973	(87,156)	709,816	(4,872)
Other asset-backed securities (3)	1,426,483	59,663	(15,435)	1,470,711	(6,530)
U.S. States and political subdivisions of the States	1,767,669	146,294	(2,946)	1,911,017	—
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported (2)	4,078,289	188,186	(8,193)	4,258,282	—
Total fixed maturities - AFS	$26,544,806	$1,584,812	$(282,698)	$27,846,920	$(119,076)
Total short-term investments (2)	322,563	192	(52)	322,703	—
Total equity securities (6)	617,486	31,935	(62)	649,359	—
Total investments - AFS	$27,484,855	$1,616,939	$(282,812)	$28,818,982	$(119,076)
Fixed maturities - HTM
U.S. Government and Government-Related/Supported (2)	$10,788	$1,651	$—	$12,439	$—
Corporate	1,425,320	190,871	(794)	1,615,397	—
RMBS – Non-Agency	83,205	10,502	—	93,707	—
CMBS	12,751	2,048	—	14,799	—
Other asset-backed securities (3)	222,340	29,287	(167)	251,460	—
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported (2)	1,060,043	216,679	(1,720)	1,275,002	—
Total investments - HTM	$2,814,447	$451,038	$(2,681)	$3,262,804	$—

____________

(1)	Represents the non-credit component of OTTI losses, adjusted for subsequent sales of securities. It does not include the change in fair value subsequent to the impairment measurement date.

(2)
U.S. Government and Government-Related/Supported, Non-U.S. Sovereign Government, Provincials, Supranationals and Government-Related/Supported and Total short-term investments includes government-related securities with an amortized cost of $1,912.7 million and fair value of $1,988.5 million and U.S. Agencies with an amortized cost of $404.3 million and fair value of $446.7 million.

(3)
Covered Bonds within Fixed maturities - AFS with an amortized cost of $605.4 million and a fair value of $647.1 million and Covered Bonds within Fixed maturities - HTM with an amortized cost of $8.4 million and a fair value of $8.6 million are included within Other asset-backed securities to align the Company's classification to market indices.

(4)
Included within Corporate are certain medium term notes supported primarily by pools of European investment grade credit with varying degrees of leverage. The notes have a fair value of $194.3 million and an amortized cost of $194.8 million. These notes allow the investor to participate in cash flows of the underlying bonds including certain residual values, which could serve to either decrease or increase the ultimate values of these notes.

(5)
Included within Corporate are Tier One and Upper Tier Two securities, representing committed term debt and hybrid instruments, which are senior to the common and preferred equities of the financial institutions. These securities have a fair value of $308.5 million and an amortized cost of $327.6 million at December 31, 2012.

(6)	Included within Total equity securities are investments in fixed income funds with a fair value of $101.9 million and an amortized cost of $100.0 million at December 31, 2012.
At December 31, 2013 and 2012, approximately 2.6% and 2.9%, respectively, of the Company's fixed income investment portfolio at fair value was invested in securities that were below investment grade or not rated. Approximately 12.4% and 37.7% of the gross unrealized losses in the Company's fixed income securities portfolio at December 31, 2013 and 2012, respectively, related to securities that were below investment grade or not rated.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Contractual Maturities Summary
The contractual maturities of AFS and HTM fixed income securities at December 31, 2013 and 2012 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(U.S. dollars in thousands)	December 31,2013 (1)		December 31,2012 (1)
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Fixed maturities - AFS
Due less than one year	$2,052,251	$2,060,365	$1,939,803	$1,952,250
Due after 1 through 5 years	10,075,087	10,305,986	8,521,090	8,877,512
Due after 5 through 10 years	5,474,120	5,507,450	4,701,391	5,065,158
Due after 10 years	2,385,406	2,475,233	2,427,680	2,790,996
	$19,986,864	$20,349,034	$17,589,964	$18,685,916
RMBS – Agency	$3,540,101	$3,546,122	$5,054,097	$5,255,493
RMBS – Non-Agency	396,798	398,768	678,469	647,733
CMBS	1,223,313	1,246,795	1,010,794	1,077,251
CDO	754,414	717,313	784,999	709,816
Other asset-backed securities	1,210,384	1,242,104	1,426,483	1,470,711
Total mortgage and asset-backed securities	$7,125,010	$7,151,102	$8,954,842	$9,161,004
Total fixed maturities - AFS	$27,111,874	$27,500,136	$26,544,806	$27,846,920
Fixed maturities - HTM
Due less than one year	$65,651	$66,766	$36,515	$37,580
Due after 1 through 5 years	240,802	255,322	195,121	205,562
Due after 5 through 10 years	455,633	492,095	377,541	420,008
Due after 10 years	1,778,158	1,974,844	1,886,974	2,239,688
	$2,540,244	$2,789,027	$2,496,151	$2,902,838
RMBS – Non-Agency	66,987	71,972	83,205	93,707
CMBS	144,924	156,788	12,751	14,799
Other asset-backed securities	106,540	113,448	222,340	251,460
Total mortgage and asset-backed securities	$318,451	$342,208	$318,296	$359,966
Total fixed maturities - HTM	$2,858,695	$3,131,235	$2,814,447	$3,262,804
____________

(1)
Included in the table above are Tier One and Upper Tier Two securities, representing committed term debt and hybrid instruments, which are senior to the common and preferred equities of the financial institutions, at their fair value of $282.2 million and $308.5 million at December 31, 2013 and December 31, 2012, respectively. These securities are reflected in the table based on their call date and have net unrealized losses of $4.0 million and $19.1 million at December 31, 2013 and December 31, 2012, respectively.

OTTI Considerations
Under final authoritative accounting guidance, a debt security for which amortized cost exceeds fair value is deemed to be other-than-temporarily impaired if it meets either of the following conditions: (a) the Company intends to sell, or it is more likely than not that the Company will be required to sell, the security before a recovery in value, or (b) the Company does not expect to recover the entire amortized cost basis of the security. Other than in a situation in which the Company has the intent to sell a debt security or more likely than not will be required to sell a debt security, the amount of the OTTI related to a credit loss on the security is recognized in earnings, and the amount of the OTTI related to other factors (e.g., interest rates, market conditions, etc.) is recorded as a component of OCI. The net amount recognized in earnings (“credit loss impairment”) represents the difference between the amortized cost of the security and the net present value of its projected future cash flows discounted at the effective interest rate implicit in the debt security prior to impairment (“NPV”). The remaining difference between the security's NPV and its fair value is recognized in OCI. Subsequent changes in the fair value of these securities are included in OCI unless a further impairment is deemed to have occurred.
In the scenario where the Company has the intent to sell a security in which its amortized cost exceeds its fair value, or it is more likely than not it will be required to sell such a security, the entire difference between the security's amortized cost and its fair value is recognized in earnings.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The determination of credit losses is based on detailed analyses of underlying cash flows and other considerations. Such analyses require the use of certain assumptions to develop the estimated performance of underlying collateral. Key assumptions used include, but are not limited to, items such as RMBS default rates based on collateral duration in arrears, severity of losses on default by collateral class, collateral reinvestment rates and expected future general corporate default rates.
Factors considered for all securities on a quarterly basis in determining that a gross unrealized loss is not other-than-temporarily impaired include management's consideration of current and near term liquidity needs and other available sources of funds, an evaluation of the factors and time necessary for recovery and an assessment of whether the Company has the intention to sell or considers it more likely than not that it will be forced to sell a security.
Pledged Assets
Certain of the Company's invested assets are held in trust and pledged in support of insurance and reinsurance liabilities as well as credit facilities. Such pledges are largely required by the Company's operating subsidiaries that are “non-admitted” under U.S. state insurance regulations, in order for the U.S. cedant to receive statutory credit for reinsurance. Also, certain deposit liabilities and annuity contracts require the use of pledged assets. At December 31, 2013 and 2012, the Company had $15.5 billion and $16.9 billion in pledged assets, respectively.
(b) Gross Unrealized Losses
The following is an analysis of how long the AFS and HTM securities at December 31, 2013 and 2012 had been in a continual unrealized loss position:

December 31, 2013 (U.S. dollars in thousands)	Less than 12 months		Equal to or greater than 12 months
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturities and short-term investments - AFS
U.S. Government and Government-Related/Supported	$1,333,704	$(30,474)	$44,158	$(3,614)
Corporate	2,756,235	(59,497)	513,106	(50,160)
RMBS – Agency	1,485,261	(50,362)	169,704	(11,715)
RMBS – Non-Agency	14,204	(604)	240,946	(30,522)
CMBS	432,820	(6,816)	107,192	(8,957)
CDO	58,239	(217)	574,613	(42,717)
Other asset-backed securities	196,639	(2,149)	96,528	(6,691)
U.S. States and political subdivisions of the States	463,974	(23,124)	64,324	(7,646)
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported	2,130,792	(56,866)	306,873	(27,435)
Total fixed maturities and short-term investments - AFS	$8,871,868	$(230,109)	$2,117,444	$(189,457)
Total equity securities	$155,453	$(17,470)	$—	$—
Fixed maturities -HTM
Corporate	$46,034	$(941)	$642	$(27)
Other asset-backed securities	—	—	—	—
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported	—	—	11,894	(642)
Total fixed maturities - HTM	$46,034	$(941)	$12,536	$(669)

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

December 31, 2012 (U.S. dollars in thousands)	Less than 12 months		Equal to or greater than 12 months
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed maturities and short-term investments - AFS
U.S. Government and Government-Related/Supported	$307,879	$(2,847)	$9,951	$(471)
Corporate	476,454	(10,603)	607,796	(68,387)
RMBS – Agency	578,823	(4,541)	11,135	(994)
RMBS – Non-Agency	6,674	(450)	448,555	(76,418)
CMBS	92,899	(666)	23,580	(3,622)
CDO	243	(1)	694,351	(87,155)
Other asset-backed securities	111,431	(531)	93,388	(14,904)
U.S. States and political subdivisions of the States	77,273	(1,407)	12,851	(1,539)
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported	355,409	(1,378)	131,884	(6,836)
Total fixed maturities and short-term investments - AFS	$2,007,085	$(22,424)	$2,033,491	$(260,326)
Total equity securities	$615	$(62)	$—	$—
Fixed maturities -HTM
Corporate	$4,568	$(31)	$23,005	$(763)
Other asset-backed securities	1,239	(167)	—	—
Non-U.S. Sovereign Government, Provincial, Supranational and Government-Related/Supported	—	—	10,518	(1,720)
Total fixed maturities - HTM	$5,807	$(198)	$33,523	$(2,483)
The Company had gross unrealized losses totaling $437.0 million on 2,286 securities out of a total of 7,930 held at December 31, 2013 in its AFS portfolio and $1.6 million on 4 securities out of a total of 203 held in its HTM portfolio, which it considers to be temporarily impaired or with respect to which reflects non-credit losses on other-than-temporarily impaired assets. Individual security positions comprising this balance have been evaluated by management to determine the severity of these impairments and whether they should be considered other-than-temporary. Management believes it is more likely than not that the issuer will be able to fund sufficient principal and interest payments to support the current amortized cost.
Management, in its assessment of whether securities in a gross unrealized loss position are temporarily impaired, as described above, considers the significance of the impairments. At December 31, 2013, the Company had structured credit securities with gross unrealized losses of $12.2 million, which had a fair value of $4.1 million, and a cumulative fair value decline of greater than 50% of amortized cost. All of these securities are mortgage and asset-backed securities. These greater than 50% impaired securities include gross unrealized losses of $0.2 million on non-Agency RMBS, $11.4 million on CDOs and $0.5 million on CMBS holdings.
(c) Net Investment Income
Net investment income for the years ended December 31 is derived from the following sources:

(U.S. dollars in thousands)	2013	2012	2011
Fixed maturities, short term investments and cash equivalents	982,275	1,046,255	1,178,038
Equity securities and other investments	35,388	29,807	17,804
Funds withheld	12,783	12,090	12,240
Total gross investment income	1,030,446	1,088,152	1,208,082
Investment expenses	(72,730)	(75,804)	(70,313)
Net investment income	957,716	1,012,348	1,137,769

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(d) Net Realized Gains (Losses)
The following represents an analysis of net realized gains (losses) and the change in unrealized gains (losses) on investments for the years ended December 31:

(U.S. dollars in thousands)	2013	2012	2011
Net realized gains (losses):
Fixed maturities, short term investments, cash and cash equivalents:
Gross realized gains	$129,479	$163,328	$185,530
Gross realized losses on investments sold	(84,703)	(107,033)	(225,360)
OTTI on investments, net of amounts transferred to other comprehensive income	(16,282)	(74,245)	(159,435)
Net realized gains (losses)	$28,494	$(17,950)	$(199,265)
Equity securities:
Gross realized gains	$29,402	$42,009	$2,194
Gross realized losses on investments sold	(3,185)	(7,121)	(4,264)
OTTI on investments, net of amounts transferred to other comprehensive income	(17)	(3,746)	—
Net realized gains (losses)	$26,200	$31,142	$(2,070)
Other investments:
Gross realized gains	$46,934	$11,610	$18,505
Gross realized losses on investments sold	(13,851)	(7,983)	(4,792)
OTTI on investments, net of amounts transferred to other comprehensive income	—	(2,721)	(737)
Net realized gains (losses)	$33,083	$906	$12,976
Net realized gains (losses) on investments	$87,777	$14,098	$(188,359)
Net realized and unrealized gains (losses) on investment related derivative instruments	6,367	(1,228)	(22,981)
Net realized gains (losses) on investments and net realized and unrealized gains (losses) on investment related derivative instruments	$94,144	$12,870	$(211,340)
Change in unrealized gains (losses):
Fixed maturities – AFS	$(913,174)	$884,259	$598,542
Fixed maturities – HTM	(175,817)	221,647	212,419
Equity securities	105,163	44,361	(40,518)
Affiliates and other investments	26,636	46,163	25,269
Net change in unrealized gains (losses) on investments	$(957,192)	$1,196,430	$795,712
Total net realized gains (losses) on investments, net realized and unrealized gains (losses) on investment related derivative instruments, and net change in unrealized gains (losses) on investments	$(863,048)	$1,209,300	$584,372
The significant components of the net impairment charges of $16.3 million for the year ended December 31, 2013 were:

•
$7.7 million for structured securities, principally non-Agency RMBS, where management determined that the likely recovery on these securities was below the carrying value and, accordingly, recorded an impairment of the securities to the discounted value of the cash flows expected to be received on these securities.

•
$4.3 million related to medium term notes backed primarily by European investment grade credit. On certain notes, management concluded that expected future returns on the underlying assets were not sufficient to support the previously reported amortized cost.

•	$4.3 million related to foreign exchange losses.
The following table sets forth the amount of credit loss impairments on fixed income securities held by the Company as of the dates or the periods indicated, for which a portion of the OTTI loss was recognized in OCI, and the corresponding changes in such amounts.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Credit Loss Impairments (U.S. dollars in thousands)	2013	2012
Opening balance at beginning of indicated period	$268,708	$333,379
Credit loss impairment recognized in the current period on securities not previously impaired	806	13,000
Credit loss impairments previously recognized on securities which matured, paid down, prepaid or were sold during the period	(92,167)	(114,056)
Credit loss impairments previously recognized on securities impaired to fair value during the period	—	(271)
Additional credit loss impairments recognized in the current period on securities previously impaired	11,182	52,869
Accretion of credit loss impairments previously recognized due to an increase in cash flows expected to be collected	(13,724)	(16,213)
Closing balance at end of indicated period	$174,805	$268,708
During the year ended December 31, 2013 and 2012, the $92.2 million and $114.1 million, respectively, of credit loss impairments previously recognized on securities that matured, or were paid down, prepaid or sold, includes $66.1 million and $56.9 million, respectively, of non-Agency RMBS.
6. Investments in Affiliates
The Company’s investment portfolio includes certain investments over which the Company is considered to have significant influence and which, therefore, are accounted for using the equity method. Significant influence is generally deemed to exist where the Company has an investment of 20% or more in the common stock of a corporation or an investment of 3% or more in closed end funds, limited partnerships, LLCs or similar investment vehicles. The Company generally records its alternative and private investment fund affiliates on a one-month and three-month lag, respectively, and its operating affiliates on a three-month lag. See Note 7, “Other Investments” for information about investments in alternative and private equity funds in which the Company generally owns less than 3% and are accounted for as “Other Investments.”
Investments in affiliates comprised the following at December 31, 2013 and 2012:

(U.S. dollars in thousands)	2013	2012
Investment fund affiliates	$1,042,072	$845,198
Operating affiliates	328,871	281,677
Total investment affiliates	$1,370,943	$1,126,875
(a) Investment Fund Affiliates
The Company has invested in certain closed end funds, certain limited partnerships, LLCs and similar investment vehicles, including funds managed by certain of its investment manager affiliates. Collectively, these investments in funds, partnerships and other vehicles are classified as “investment fund affiliates.” The Company’s equity investment in investment fund affiliates and equity in net income (loss) from such affiliates as well as certain summarized financial information of the investee as a whole (shown as “Combined Funds”) are included below:

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Year Ended December 31, 2013 (U.S. dollars in thousands, except percentages)	XL Group Investment			Combined Funds
	Carrying Value	Equity in Net Income (Loss) for the Year	Weighted Average XL Percentage Ownership
				Total Net Assets (Estimated) (2)
Alternative Funds (1):
Arbitrage	$158,096	$4,358	3.7%	$4,328,748
Directional	434,652	42,492	8.3%	5,235,690
Event Driven (3)	274,380	61,551	2.9%	9,309,163
Multi-Style	374	48	15.5%	2,410
Total alternative funds	$867,502	$108,449	4.6%	$18,876,011
Private Investment Funds (1):	174,570	29,942	19.6%	890,815
Total Investment Fund Affiliates	$1,042,072	$138,391	5.3%	$19,766,826
Year Ended December 31, 2012
Alternative Funds (1):
Arbitrage	$131,037	$7,149	3.7%	$3,517,404
Directional	297,535	14,791	5.9%	5,057,381
Event Driven (3)	198,282	13,125	2.4%	8,272,227
Multi-Style	326	(99)	13.5%	2,410
Total alternative funds	$627,180	$34,966	3.7%	$16,849,422
Private Investment Funds (1):	218,018	23,538	17.1%	1,275,543
Total Investment Fund Affiliates	$845,198	$58,504	4.7%	$18,124,965
____________

(1)	The Company generally records its alternative fund affiliates on a one-month lag and its private investment fund affiliates on a three-month lag.

(2)	Total estimated net assets are generally as at November 30 and September 30, respectively.

(3)
The Company accounts for its investment in certain funds where the ownership percentage is less than three percent using the equity method, where the Company has significant influence over the related investment management company.

Certain funds have a lock-up period and/or may also have the ability to impose a redemption gate. A lock-up period refers to the initial amount of time an investor is contractually required to remain invested before having the ability to redeem. Typically, the imposition of a gate delays a portion of the requested redemption, with the remaining portion settled in cash shortly after the redemption date.
The carrying value of the Company’s holdings in funds that are subject to lockups and/or that have gate provisions in their governing documents as at December 31, 2013 and 2012 was $488.5 million and $302.4 million, respectively. The carrying value of the Company’s holdings in funds where a gate was imposed at December 31, 2013 and 2012 was nil and $1.4 million, respectively.
Certain funds may be allowed to invest a portion of their assets in illiquid securities, such as private equity or private debt. In such cases, a common mechanism used is a side-pocket, whereby the illiquid security is assigned to a separate memorandum capital account or other designated account. Typically, the investor loses its redemption rights in the designated account. Only when the illiquid securities in the side-pocket are sold, or otherwise deemed liquid by the fund, may investors redeem that portion of their interest that has been “side-pocketed”. At December 31, 2013 and 2012, the carrying value of our funds held in side-pockets was $42.3 million and $39.7 million, respectively. The underlying assets within these positions are generally expected to be liquidated over a period of approximately two to four years.
(b) Operating Affiliates
The Company has invested in investment and (re)insurance affiliates and investment management companies’ securities or other forms of ownership interests. Collectively, these investments are classified as “operating affiliates.”
The Company’s equity investment in operating affiliates and equity in net income (loss) from such affiliates as well as certain summarized financial information of the investee as a whole are included below:

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Year ended December 31, 2013 (U.S. dollars in thousands)	XL Group Investment		Combined Investee Summarized Financial Data (Estimated) (1)
	Carrying Value	Equity in Net Income (Loss) for the Year	Total Assets	Total Liabilities	Total Revenue (Loss)	Net Income (Loss)
Other strategic operating affiliates	$266,796	$41,160	$2,646,987	$1,888,879	$902,522	$125,625
Investment manager affiliates	62,075	78,644	922,348	92,574	813,587	710,412
Total operating affiliates	$328,871	$119,804	$3,569,335	$1,981,453	$1,716,109	$836,037
Year ended December 31, 2012
Financial operating affiliates	$732	$—	$12,711,762	$12,678,810	$20,467	$6,183
Other strategic operating affiliates	192,792	25,111	2,094,539	1,512,551	698,665	51,702
Investment manager affiliates (2)	88,153	28,776	610,940	37,699	364,551	274,312
Total operating affiliates	$281,677	$53,887	$15,417,241	$14,229,060	$1,083,683	$332,197
____________

(1)	The Company generally records its operating affiliates on a three month lag. Estimated assets and liabilities are generally at September 30, 2013 and 2012, respectively.

(2)	During the years ended December 31, 2013 and 2012 the Company received distributions from its Investment Manager Affiliates of approximately $28.3 million and $58.3 million, respectively.
In certain investments, the carrying value is different from the share of the investee’s underlying net assets. The differences represent goodwill on acquisition, OTTI recorded with respect to the investment, or differences in the retained capital accounts of the various equity holders (including the Company).
See Note 17(c), “Commitments and Contingencies – Investments in Affiliates,” for further information regarding commitments related to investment in affiliates.
Other Strategic Operating Affiliates
At December 31, 2013, the Company’s larger strategic operating affiliates included ARX Holding Corporation and Five Oaks Investment Corp. The Company's investment in ARX Holding Corporation was 39.7% at both December 31, 2013 and 2012.
In May 2012, the Company invested $25.0 million to obtain an approximate 94% interest in Five Oaks Investment Corp. (“Five Oaks”), a newly formed private investment company. Five Oaks is a mortgage real estate investment trust that is focused on investing in, financing and managing a leveraged portfolio of agency and non-agency residential mortgage-backed securities, residential mortgage loans and other mortgage-related investments. At December 31, 2012, the Company had consolidated Five Oaks, resulting in the recording within its balance sheet of: RMBS securities at their fair value of $81.0 million (amortized cost: $77.3 million) within Fixed maturities, $8.4 million of derivatives, $6.0 million of Cash and cash equivalents, $63.4 million of liabilities related to obligations under repurchase agreements within Other liabilities, and $1.8 million of Non-controlling interest in equity of consolidated subsidiaries. $66.3 million of securities held by Five Oaks and consolidated by the Company were pledged as collateral under the repurchase agreements. The repurchase agreements did not provide the counterparties any recourse to assets of the Company aside from its investment in Five Oaks. Amounts recorded within the Company's consolidated statement of income related to Five Oaks were immaterial during the year ended December 31, 2012.
In March 2013, Five Oaks completed an initial public offering (“IPO”) of approximately 4.0 million of its common shares for gross proceeds of approximately $61.0 million and, concurrently with its IPO, Five Oaks sold to the Company an additional 1.67 million shares for $25.0 million in a private placement. Following these transactions, and the receipt of 8,175 shares distributed to the Company in respect of its investment in Oak Circle Capital Partners LLC (“Oak Circle”), the Company's ownership interest in Five Oaks was reduced to 43.8%, which no longer represented a controlling financial interest. Accordingly, the Five Oaks investment was deconsolidated by the Company at the closing date of the Five Oaks IPO. The investment is accounted for under the equity method and carried as a strategic operating affiliate at December 31, 2013. The Company generally records the income related to strategic operating affiliates on a three-month lag based upon the availability of the information provided by the investees. A loss of $1.5 million was recorded upon deconsolidation within Realized investment gains (losses) based upon the difference between the fair value of the Company's retained interest in Five Oaks subsequent to the additional share sales and the Company's carrying value of Five Oaks' net assets at the closing date of the Five Oaks IPO. In addition, in September 2012 the Company received warrants that were priced at the time of the IPO. The warrants allow the Company to purchase an additional 3.125 million shares at $15.75 per share, which would result in a total

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

additional investment of $49.2 million by the Company should it exercise the warrants in full in the future. The warrants expire in September 2019.
In March 2012, the Company purchased an equity interest in Oak Circle, the investment management company that provides portfolio management and other administrative services to Five Oaks. The Company's investment in Oak Circle is included in investment manager affiliates.
During 2013, the Company purchased an interest in one additional strategic operating affiliate for $30.0 million.
Investment Manager Affiliates
During the years ended December 31, 2013, 2012 and 2011, the Company’s larger investment manager affiliates included Highfields Capital, a global equity investment firm, Polar Capital, an investment firm offering traditional and alternative products and HighVista Strategies, a diversified wealth management firm. The Company recorded, through net income in affiliates, other-than-temporary declines in the values of certain investment manager affiliates totaling nil, nil and $0.6 million, for the years ended December 31, 2013, 2012 and 2011, respectively.
During the third quarter of 2011, the Company sold its interests in Finisterre for total proceeds of $35.0 million resulting in a gain of $25.3 million. In addition, this transaction includes the potential for additional amounts to be paid to the Company during 2014 subject to the investment manager meeting certain performance targets. These amounts, if any, will be recorded when known with certainty.
Financial Operating Affiliates
The Company had no significant financial operating affiliates during 2013 or 2012.
7. Other Investments
Contained within this asset class are equity interests in alternative and private investment funds, limited partnerships and unrated tranches of collateralized debt obligations for which the Company does not have sufficient rights or ownership interests to use the equity method of accounting. The Company accounts for such equity securities at estimated fair value with changes in fair value recorded through AOCI as it has no significant influence over these entities. Also included within other investments are structured transactions that are carried at amortized cost.
Other investments comprised the following at December 31, 2013 and 2012:

Year ended December 31, (U.S. dollars in thousands)	2013	2012
Alternative Investment Funds:
Arbitrage	$158,220	$278,680
Directional	357,469	254,616
Event Driven	56,873	96,451
Multi-Style	72,625	65,125
Total alternative funds	$645,187	$694,872
Private investment funds	94,064	89,469
Overseas deposits	111,302	96,117
Structured transactions	294,048	312,122
Other	20,029	27,299
Total other investments	$1,164,630	$1,219,879
(a) Alternative and Private Investment Funds
At December 31, 2013 and 2012, the alternative fund portfolio, accounted for as other investments, employed four strategies and invested in 16 and 17 alternative funds, respectively. The Company is able to redeem the alternative funds on the same terms that the underlying funds can be redeemed. In general, the funds in which the Company is invested require at least 30 days notice of redemption, and may be redeemed on a monthly, quarterly, semi-annual, annual or longer basis, depending on the fund.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Certain funds have a lock-up period and/or may also have the ability to impose a redemption gate. A lock-up period refers to the initial amount of time an investor is contractually required to remain invested before having the ability to redeem. Typically, the imposition of a gate delays a portion of the requested redemption, with the remaining portion settled in cash shortly after the redemption date.
The fair value of the Company’s holdings in funds that may be subject to lockups and/or that have gate provisions in their governing documents at December 31, 2013 and 2012 was $360.6 million and $335.2 million, respectively. The Company did not have any holdings in funds where a gate was imposed at December 31, 2013 or 2012.
Certain funds may be allowed to invest a portion of their assets in illiquid securities, such as private equity or private debt. In such cases, a common mechanism used is a side-pocket, whereby the illiquid security is assigned to a separate memorandum capital account or other designated account. Typically, the investor loses its redemption rights in the designated account. Only when the illiquid securities in the side-pocket are sold, or otherwise deemed liquid by the fund, may investors redeem that portion of their interest that has been “side-pocketed”. At December 31, 2013 and 2012, the fair value of our funds held in side-pockets was $24.1 million and $25.0 million, respectively. The underlying assets within these positions are generally expected to be liquidated over a period of approximately two to four years.
An increase in market volatility and an increase in the volatility of hedge funds in general, as well as a decrease in market liquidity, could lead to a higher risk of a large decline in the value of the hedge funds in any given time period.
The following represents an analysis of the net realized gains and the net unrealized gains on the Company’s alternative investment funds and private equity funds:

Year ended December 31, (U.S. dollars in thousands)	Net Unrealized Gains (Losses)		Net Realized Gains (Losses)
	2013	2012	2013	2012	2011
Alternative investment funds	$158,825	$130,702	$30,858	$(2,153)	$10,120
Private investment funds	44,027	38,518	4,331	257	3,585
Total	$202,852	$169,220	$35,189	$(1,896)	$13,705
(b) Overseas Deposits
Overseas deposits include investments in private funds related to Lloyd’s syndicates in which the underlying instruments are primarily government and government-related/supported and corporate fixed income securities. The funds themselves do not trade on an exchange and therefore are not included within available for sale securities. Also included in overseas deposits are restricted cash and cash equivalent balances held by Lloyd’s syndicates for solvency purposes. Given the restricted nature of these cash balances, they are not included within the cash and cash equivalents category in the balance sheet.
(c) Structured Transactions
Project Finance Loans
The Company historically participated in structured transactions in project finance related areas under which the Company provided a cash loan supporting project finance transactions. These transactions are accounted for in accordance with guidance governing accounting by certain entities (including entities with trade receivables) that lend to or finance the activities of others under which the loans are considered held for investment as the Company has the intent and ability to hold for the foreseeable future or until maturity or payoff. Accordingly, these funded loan participations are reported in the balance sheet at outstanding principal adjusted for any allowance for loan losses as considered necessary by management.
At December 31, 2013 and 2012 the remaining structured project finance loans had an aggregate outstanding principal of $15.2 million and $36.8 million and an aggregate carrying value of $11.1 million and $31.2 million, respectively.
National Indemnity Endorsement
On June 9, 2009, XL Specialty Insurance Company (“XL Specialty”), a wholly-owned subsidiary of the Company, entered into an agreement with National Indemnity Company, an insurance company subsidiary of Berkshire Hathaway Inc. (“National Indemnity”). Under the agreement, and a related reinsurance agreement, National Indemnity would issue endorsements to certain directors and officers liability insurance policies known as “Side A” coverage policies underwritten by XL Specialty (the “Facility”) during an eighteen month period that ended in December 31, 2011.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

In connection with the Facility, XL Insurance (Bermuda) Ltd (“XLIB”) purchased a payment obligation (the “Obligation”) in an aggregate principal amount of $150.0 million from National Indemnity. The outstanding Obligation was recorded in Other Investments at an estimated fair value of $128.1 million, pays a coupon of 3.5%, and is being accreted to $150.0 million over the 11.5 year term of the payment obligation. The difference between the estimated fair value of the Obligation and the cost of that Obligation at the time of the transaction was approximately $21.9 million and was recorded in Other Assets. This difference, together with fees of $2.5 million, was amortized in relation to the earning of the underlying policies written. During the years ended December 31, 2013, 2012 and 2011, amortization of nil, nil and $9.4 million, respectively, was recorded.
Other Structured Transactions
On July 17, 2009, XLIB, a wholly-owned subsidiary of the Company, purchased notes with an aggregate face amount of $155.0 million. The carrying value of these notes at December 31, 2013 and 2012 was $148.0 million and $147.8 million, respectively. The issuer of the notes is a structured credit vehicle that holds underlying assets including corporate debt and preferred equity securities, including some securities issued by European financial institutions, as well as project finance debt securities. The notes, which are callable under certain criteria, have a final maturity of July 22, 2039.
These structured transactions are not required to be measured at fair value under GAAP and, accordingly, they have been excluded from the fair value measurement disclosures. See Note 3, “Fair Value Measurements,” for details surrounding the estimated fair value of these investments.
(d) Other
The Company regularly reviews the performance of these other investments. The Company recorded losses of $0.0 million, $2.7 million and $0.7 million in the years ended December 31, 2013, 2012 and 2011, respectively, due to other than temporary declines in values of these other investments.
See Note 17 (b), “Commitments and Contingencies – Other Investments,” for further information regarding commitments related to other investments.
8. Goodwill and Other Intangible Assets
The following table presents an analysis of intangible assets broken down between goodwill, intangible assets with an indefinite life and intangible assets with a definite life for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in thousands)	Goodwill	Intangible assets with an indefinite life	Intangible assets with a definite life	Total
Balance at December 31, 2010	$822,247	$15,366	$1,895	$839,508
Impairment	(429,020)	—	—	(429,020)
Amortization	—	—	(1,438)	(1,438)
Foreign Currency Translation	(1,729)	—	—	(1,729)
Balance at December 31, 2011	$391,498	$15,366	$457	$407,321
Amortization	—	—	(178)	(178)
Foreign Currency Translation	1,384	—	—	1,384
Balance at December 31, 2012	$392,882	$15,366	$279	$408,527
Amortization	—	—	(279)	(279)
Foreign Currency Translation	3,363	—	—	3,363
Balance at December 31, 2013	$396,245	$15,366	$—	$411,611
The Company has goodwill of $396.2 million at December 31, 2013, all related to the Reinsurance segment. The estimated fair values of the reporting units’ carrying goodwill exceeded their estimated net book values at December 31, 2013 and therefore no impairments were recorded during 2013. The Company recorded a non-cash impairment of $429.0 million during the fourth quarter of 2011 to write-off all of the goodwill associated with its Insurance segment reporting unit, as discussed further below. At December 31, 2013 and 2012, the ending goodwill balance is comprised of gross goodwill of $1.8 billion, offset by accumulated impairment charges of $1.4 billion.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The Company tests goodwill for impairment on an annual basis as of June 30, during the third quarter, and on an interim basis when certain events or circumstances exist. The Company tests for impairment at the reporting unit level in accordance with the authoritative guidance on intangibles and goodwill. For the Reinsurance segment, in which all the Company's goodwill resides, a reporting unit is one level below the business segment, while for Insurance, the segment traditionally was also the reporting unit. The first step is to identify potential impairment by comparing the estimated fair value of a reporting unit to its estimated book value, including goodwill. The fair value of each reporting unit is derived based upon valuation techniques and assumptions the Company believes market participants would use to value the business and this is then compared to the book value of the business. The Company derives the net book value of its reporting units by estimating the amount of shareholders’ equity required to support the activities of each reporting unit. The estimated fair values of the reporting units are generally determined utilizing methodologies that incorporate price-to-net-tangible-book and price-to-earnings multiples of certain comparable companies in the industry, from an operational and economic standpoint. If such individual reporting unit estimated fair values - combined with an estimate of an appropriate control premium - exceed their related individual reporting unit net book values, goodwill for those individual reporting units is not deemed to be impaired. A control premium represents the value an investor would pay above non-controlling interest transaction prices in order to obtain a controlling interest in the respective company.
However, if the margin calculated between the estimated reporting unit fair value and its net book value indicates a potential impairment or a “close call”, a further analysis of the reporting unit’s estimated fair value is performed, using an entity-specific discounted cash flow methodology. This methodology establishes fair value by estimating the present value of the projected future cash flows to be generated from the reporting unit. The discount rate applied to the projected future cash flows to arrive at the present value is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. The discounted cash flow methodology uses the Company’s projections of financial performance for a ten-year period combined with an estimated terminal value. The most significant assumptions used in the discounted cash flow methodology are the discount rate, the terminal value and expected future revenues, gross margins and operating margins, which vary among reporting units. If the individual reporting units' net book values exceed their related individual reporting unit estimated fair values based on this additional methodology, the second step of the goodwill impairment testing process is performed to measure the amount of impairment.
During the third quarter of 2011, the Company completed its annual goodwill impairment testing based on Company and industry data as of June 30, 2011, which ultimately did not result in any goodwill impairments being recorded by the Company. Although the results of this analysis did not indicate the need for any impairment charges, management evaluated the sensitivity of the fair value calculations in the goodwill impairment test and concluded that relatively small changes to key assumptions such as the discount rate, terminal value, expected future revenues, gross margins and operating margins could result in a calculated fair value insufficient to support the current level of goodwill in certain businesses. Management also concluded that the prolonged weakened market conditions resulted in the range of calculated fair values used for testing impairment in the reporting units being sufficiently close to the current net book values to warrant quarterly analysis until market conditions improve.
At December 31, 2011, the Company updated its impairment analytics utilizing all of the methodologies discussed above. As a result of the analysis performed, the Company concluded that the indicated ranges of fair values of the reporting units within the Reinsurance segment in which goodwill is carried was sufficient to support their goodwill balances; however, the indicated fair value of the Insurance segment reporting unit was not sufficient to support its goodwill balance, and thus did not pass step one of the impairment testing process. Therefore step two was required to quantify the amount of goodwill impairment. Following the step two valuation process, the $429.0 million carrying value of goodwill was deemed to be impaired. As a result of the continued losses in certain businesses within the segment and continued low industry market valuations, the Company increased the rate of return a market participant would require from that used in previous goodwill testing and decreased the level of control premiums added to market value multiples for the insurance reporting unit. These factors taken together, led to the conclusion that the impairment was required. The assumptions utilized within the Reinsurance segment reporting unit valuations were not modified from those utilized during the third quarter as these units were not impacted by similar underperformance.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

9. Reinsurance
The Company utilizes reinsurance and retrocession agreements principally to increase aggregate capacity and to reduce the risk of loss on business assumed. The Company’s reinsurance and retrocession agreements provide for recovery of a portion of losses and loss expenses from reinsurers and reinsurance recoverables are recorded as assets. The Company is liable if the reinsurers are unable to satisfy their obligations under the agreements. Under its reinsurance security policy, the Company seeks to cede business to reinsurers generally with a financial strength rating of “A” or better. The Company considers reinsurers that are not rated or do not fall within the above rating categories and may grant exceptions to the Company’s general policy on a case-by-case basis. The effect of reinsurance and retrocessional activity on premiums written and earned from property and casualty operations is shown below:

(U.S. dollars in thousands)	Premiums Written Year Ended December 31,			Premiums Earned Year Ended December 31,
	2013	2012	2011	2013	2012	2011
Direct	$5,050,953	$4,733,516	$4,714,588	$4,966,207	$4,604,323	$4,624,557
Assumed	2,365,839	2,441,612	2,183,696	2,363,261	2,393,490	2,179,555
Ceded	(1,512,810)	(1,218,109)	(1,464,896)	(1,315,369)	(1,231,835)	(1,477,000)
Net	$5,903,982	$5,957,019	$5,433,388	$6,014,099	$5,765,978	$5,327,112
The Company recorded reinsurance recoveries on losses and loss expenses incurred of $0.7 billion, $0.6 billion and $1.1 billion for the years ended December 31, 2013, 2012 and 2011, respectively.
The following table presents an analysis of total unpaid losses and loss expenses and future policy benefit reserves recoverable for the year ended December 31:

(U.S. dollars in thousands)	2013	2012
P&C operations	$3,414,735	$3,361,703
Life Operations	20,495	20,399
Total unpaid losses and loss expenses recoverable	$3,435,230	$3,382,102
At December 31, 2013 and 2012, the total reinsurance assets of $3.6 billion and $3.4 billion, respectively, included reinsurance receivables for paid losses and loss expenses of $118.9 million and $58.4 million, respectively, with $3.4 billion and $3.4 billion relating to the ceded reserve for losses and loss expenses, including ceded losses incurred but not reported for each year end. Although the contractual obligation of individual reinsurers to pay their reinsurance obligations is based on specific contract provisions, the collectability of such amounts requires significant estimation by management. The majority of the balance the Company has accrued as recoverable will not be due for collection until sometime in the future. Over this period of time, economic conditions and operational performance of a particular reinsurer may impact its ability to meet these obligations and while it may continue to acknowledge its contractual obligation to do so, it may not have the financial resources or willingness to fully meet its obligations to the Company.
At December 31, 2013 and 2012, the allowance for uncollectible reinsurance relating to both reinsurance balances receivable and unpaid losses and loss expenses recoverable was $85.5 million and $107.9 million, respectively. To estimate the provision for uncollectible reinsurance recoverable, the reinsurance recoverable must first be allocated to applicable reinsurers. As part of this process, ceded IBNR is allocated by reinsurer. The allocations are generally based on historical relationships between gross and ceded losses. If actual experience varies materially from historical experience, the allocation of reinsurance recoverable by reinsurer will change.
The Company uses a default analysis to estimate uncollectible reinsurance recoverables. The primary components of the default analysis are reinsurance recoverable balances by reinsurer, net of collateral, and default factors used to determine the portion of a reinsurer’s balance deemed uncollectible. The definition of collateral for this purpose requires some judgment and is generally limited to assets held in trust, letters of credit, and liabilities held by the Company with the same legal entity for which the Company believes there is a right of offset. The Company is the beneficiary of letters of credit, trust accounts and funds withheld in the aggregate amount of $1.8 billion and $1.7 billion at December 31, 2013 and 2012, respectively, collateralizing reinsurance recoverables with respect to certain reinsurers. Default factors require considerable judgment and are determined using the current financial strength rating, or rating equivalent, of each reinsurer as well as other key considerations and assumptions. The total allowance recorded relating to reinsurance recoverables was $41.4 million and $53.3 million at December 31, 2013 and 2012, respectively.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The Company uses an aging analysis to estimate uncollectible reinsurance balances receivable relating to paid losses in addition to recording allowances relating to any specific balances with known collectability issues, irrespective of aging. The balances are aged from the date the expected recovery was billed to the reinsurer. Provisions are applied at specified percentages of the outstanding balances based upon the aging profile. Allowances otherwise required as a result of the aging process may not be recorded to the extent that specific facts and circumstances exist that lead management to believe that amounts will ultimately be collectible. The total allowance recorded relating to reinsurance balances receivable was $44.2 million and $54.6 million at December 31, 2013 and 2012, respectively.
At December 31, 2013, the use of different assumptions within the model could have a material effect on the bad debt provision reflected in the Company’s Consolidated Financial Statements. To the extent the creditworthiness of the Company’s reinsurers was to deteriorate due to an adverse event affecting the reinsurance industry, such as a large number of major catastrophes, actual uncollectible amounts could be significantly greater than the Company’s bad debt provision. Such an event could have a material adverse effect on the Company’s financial condition, results of operations, and cash flows.
At December 31, 2013 and 2012, approximately 91% of the total unpaid loss and loss expense recoverable and reinsurance balances receivable (net of collateral held) outstanding was due from reinsurers with a financial strength rating of “A” or better. The following is an analysis of the total recoverable and reinsurance balances receivable at December 31, 2013, by reinsurers owing 3% or more of such total:

Name of Reinsurer	Reinsurer Financial Strength Rating	% of Total
Munich Reinsurance Company	AA-/Stable	26.9%
Swiss Reinsurance Company	AA-/Stable	10.5%
Lloyd’s Syndicate	A+/Positive	6.1%
Swiss Re Europe S.A.	AA-/Stable	5.0%
Transatlantic Reinsurance Company	A+/Stable	4.7%
The following table sets forth the ratings profile of the reinsurers that support the unpaid loss and loss expense recoverable and reinsurance balances receivable:

Reinsurer Financial Strength Rating	% of Total
AAA	0.8%
AA	53.5%
A	36.7%
BBB	1.7%
BB and below	—%
Captives	5.2%
Not Rated	0.1%
Other	2.0%
Total	100.0%

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

10. Losses and Loss Expenses
Unpaid losses and loss expenses for the indicated years ended December 31 are comprised of:

(U.S. dollars in thousands)	2013	2012
Reserve for reported losses and loss expenses	$8,149,501	$7,976,120
Reserve for losses incurred but not reported	12,331,564	12,508,001
Unpaid losses and loss expenses	$20,481,065	$20,484,121
Net losses and loss expenses incurred for the years indicated are comprised of:

(U.S. dollars in thousands)	2013	2012	2011
Loss and loss expenses payments	$4,496,802	$4,673,998	$4,911,737
Change in unpaid losses and loss expenses	(71,901)	(297,660)	260,631
Change in unpaid losses and loss expenses recoverable	(24,774)	279,900	(28,442)
Paid loss recoveries	(668,663)	(890,756)	(1,065,535)
Net losses and loss expenses incurred	$3,731,464	$3,765,482	$4,078,391
The following table represents an analysis of the Company’s paid and unpaid losses and loss expenses incurred and a reconciliation of the beginning and ending unpaid losses and loss expenses for the years indicated:

(U.S. dollars in thousands)	2013	2012	2011
Unpaid losses and loss expenses at the beginning of the year	$20,484,121	$20,613,901	$20,531,607
Unpaid losses and loss expenses recoverable	3,361,703	3,629,940	3,649,290
Net unpaid losses and loss expenses at the beginning of the year	$17,122,418	$16,983,961	$16,882,317
Increase (decrease) in net losses and loss expenses incurred in respect of losses occurring in:
Current year	4,021,353	4,081,376	4,363,258
Prior year	(289,889)	(315,894)	(284,867)
Total net incurred losses and loss expenses	$3,731,464	$3,765,482	$4,078,391
Exchange rate effects	40,587	156,217	(130,545)
Less net losses and loss expenses paid in respect of losses occurring in:
Current year	425,254	416,844	589,870
Prior year	3,402,885	3,366,398	3,256,332
Total net paid losses	$3,828,139	$3,783,242	$3,846,202
Net unpaid losses and loss expenses at the end of the year	17,066,330	17,122,418	16,983,961
Unpaid losses and loss expenses recoverable	3,414,735	3,361,703	3,629,940
Unpaid losses and loss expenses at the end of the year	$20,481,065	$20,484,121	$20,613,901
(a) Prior year net losses incurred
The following table presents the net (favorable) adverse prior year loss development of the Company’s loss and loss expense reserves for its property and casualty operations by operating segment for each of the years indicated:

(U.S. dollars in thousands)	2013	2012	2011
Insurance segment	$(102,039)	$(140,066)	$(76,516)
Reinsurance segment	(187,850)	(175,828)	(208,351)
Total	$(289,889)	$(315,894)	$(284,867)

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The significant developments in prior year loss reserve estimates for each of the years indicated within the Company’s Insurance and Reinsurance segments are discussed below.
Insurance Segment
The following table summarizes the net (favorable) adverse prior year development by line of business relating to the Insurance segment for the last three years ended December 31:

(U.S. dollars in thousands)	2013	2012	2011
Property	$(46,387)	$(46,735)	$(8,922)
Casualty	(21,983)	(61,133)	34,500
Professional	75,045	(106,360)	(87,520)
Specialty	(140,740)	(61,755)	(71,285)
Other	32,026	135,917	56,711
Total	$(102,039)	$(140,066)	$(76,516)
Net favorable prior year development for the Insurance segment of $102.0 million for the year ended December 31, 2013 was mainly attributable to the following:

▪
For property, net prior year development was $46.4 million favorable. This was driven by better than expected loss experience reported for non-catastrophe exposures primarily in the 2012 accident year. It was also driven by a reduction of $16.7 million in prior year catastrophe losses predominantly in the 2011 and 2012 accident years.

▪
For casualty, net prior year development was $22.0 million favorable. This was driven by a release of $44.9 million in the excess casualty book mainly as a result of reflecting the better than expected loss experience reported across the 2006 and prior accident years. This was partially offset by adverse development of $13.5 million in the U.S. environmental book primarily attributable to the 2010 accident year. In addition, worse than expected loss experience reported in the Lloyd’s middle market book led to a deterioration of $12.2 million principally in the 2010 to 2012 accident years.

▪
For professional, net prior year development was $75.0 million unfavorable. This was driven by worse than expected loss experience reported in the core U.S. and international books across the 2009 to 2012 accident years.

▪
For specialty, net prior year development was $140.7 million favorable. This was driven by releases of $80.4 million, $20.6 million and $19.1 million for aerospace, marine and specie, respectively, due primarily to reflecting the better than expected loss experience reported predominantly across the 2005 and later accident years. It was also driven by a reduction of $17.3 million in the Bermuda discontinued political risk book as a result of a review of the open claims and remaining exposure.

▪
Other net prior year development was $32.0 million unfavorable. This was driven by deteriorations in the discontinued environmental book across the 2006 and prior accident years, strengthening of $10.0 million in the 2006 accident year for the discontinued surety book, and an increase of $5.9 million in the uncollectible reinsurance reserve from the Bermuda operations.

Net favorable prior year reserve development of $140.1 million for the year ended December 31, 2012 was attributable to releases of $106.4 million in professional, $61.8 million in specialty, $61.1 million in casualty and $46.7 million in property, partially offset by strengthening of $135.9 million in other. Professional benefited from releases in reserves for clash losses (which cover a number of substantially similar claims against multiple policyholders) totaling $120.8 million, partially offset by worse than expected loss experience reported in the design portfolio. Better than expected loss experience reported for the non-catastrophe exposures in the aerospace, specie, product recall and Lloyd’s discontinued political risk books led to the release in specialty, while property benefited from favorable reported loss activity for both the catastrophe and non-catastrophe exposures. The release in casualty was mainly related to better than expected loss experience reported in both the primary and excess books, partially offset by adverse development in U.S. middle markets. Continued worse than expected loss experience reported in the excess and surplus lines, and adverse development in the programs and discontinued surety books drove the strengthening in other lines.
Net favorable prior year reserve development for the Insurance segment of $76.5 million (corresponding gross development was $23.1 million unfavorable) for the year ended December 31, 2011 was mainly attributable to releases of $87.5 million in professional lines, $71.3 million for specialty lines and $8.9 million for property lines partially offset by

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

strengthening of $34.5 million for casualty lines and $56.7 million for other lines. The professional lines benefited from releases in reserves for clash losses totaling $88.5 million. Better than expected reported loss experience in the marine, aerospace, specie and discontinued lines led to the release in the specialty lines while the property lines benefited from better than expected reported loss activity for the non-catastrophe exposures. The strengthening in the casualty lines mainly related to adverse development on large excess casualty claims associated with the Deepwater Horizon event in the 2010 accident year totaling $135.6 million gross and $33.4 million net. Adverse development in the excess and surplus lines and run-off surety book of business led to the unfavorable result in other lines.
There is no assurance that conditions and trends that have affected the development of liabilities in the past will continue. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on the Company’s historical results.
Reinsurance Segment
The following table summarizes the net (favorable) adverse prior year development by line of business relating to the Reinsurance segment for the last three years ended December 31:

(U.S. dollars in thousands)	2013	2012	2011
Property and other short-tail lines	$(136,912)	$(107,613)	$(64,267)
Casualty and other	(50,938)	(68,215)	(144,084)
Total	$(187,850)	$(175,828)	$(208,351)
Net favorable prior year reserve development for the Reinsurance segment of $187.9 million for the year ended December 31, 2013 was mainly attributable to the following:

▪	Net favorable prior year development for the short-tailed lines totaled $136.9 million and details of the significant components are as follows:

▪
For property catastrophe lines, net prior year development was $60.0 million favorable comprised of a $28.6 million release on attritional losses and $31.5 million favorable development on major catastrophe losses mainly driven by a review of reserves for the 2005 hurricanes as well as the 2009 and prior years’ typhoon and windstorm losses.

▪
For property other lines, net prior year development was $57.3 million favorable comprised of $27.9 million favorable development for catastrophe and large losses and $29.4 million favorable development due to better than expected attritional loss development. The notable favorable developments on prior year catastrophe losses include $15.0 million for 2010 events and $4.5 million for 2008 events.

▪	For marine and aviation lines, net prior year development was $19.6 million favorable driven by better than expected attritional loss development in the Europe marine book.

▪	Net favorable prior year development for the long-tailed lines totaled $50.9 million and details of the significant components are as follows:

▪
For casualty lines, net prior year development was $72.2 million favorable due to better than expected development on attritional losses mainly driven by $58.1 million from the North America book on underwriting years 2004-06 and $14.4 million from the Europe book on underwriting years 2005-07.

▪	For other lines, net prior year development was $21.3 million unfavorable mainly driven by adverse development on surety losses in Europe.
Net favorable prior year reserve development of $175.8 million for the year ended December 31, 2012 was attributable to releases of $107.6 million for the short-tailed lines and $68.2 million for the long-tailed lines. The short-tailed lines benefited from $16.5 million in favorable property catastrophe development, $49.0 million in favorable property other lines releases and $42.2 million in favorable marine and aviation development. The release in long-tailed lines was due to $60.3 million in favorable casualty development and an additional $7.9 million in favorable other lines development mainly driven by $8.4 million release on the Structured Indemnity book.
Net favorable prior year reserve development for the Reinsurance segment of $208.4 million for the year ended December 31, 2011 was attributable to a net favorable prior year development of $64.3 million for the short-tailed lines and a net favorable prior year development of $144.1 million for the long-tailed lines. The net favorable prior year development for short-

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

tailed lines was explained by $37.3 million in favorable property catastrophe development and $40.5 million in favorable property other lines releases and was partially offset by $13.5 million in unfavorable marine and aviation development. The net favorable prior year development for long-tailed lines was explained by $109.4 million in favorable casualty lines development and by an additional $34.7 million in favorable other lines development mainly due to reserve releases on whole account treaties written on Lloyd’s syndicates for the 2008 underwriting year as well as releases on large losses and trade credit.
There is no assurance that conditions and trends that have affected the development of liabilities in the past will continue. Accordingly, it may not be appropriate to extrapolate future redundancies or deficiencies based on the Company’s historical results.
(b) Loss Reserve Discounting
Except for certain workers’ compensation (including long term disability) liabilities and certain bodily injury liability claims, emanating from U.K. exposures, predominantly from the U.K. motor liability portfolio, the Company does not discount its unpaid losses and loss expenses.
The Company utilizes tabular reserving for workers’ compensation (including long-term disability) unpaid losses that are considered fixed and determinable, and discounted such losses using an interest rate of 5% in 2013 and 2012. The interest rate approximates the average yield to maturity on specific fixed income investments that support these liabilities. The tabular reserving methodology results in applying uniform and consistent criteria for establishing expected future indemnity and medical payments (including an explicit factor for inflation) and the use of mortality tables to determine expected payment periods. Tabular unpaid losses and loss expenses, net of reinsurance, at December 31, 2013 and 2012 on an undiscounted basis were $609.1 million and $645.2 million, respectively. The related discounted unpaid losses and loss expenses were $331.5 million and $343.0 million at December 31, 2013 and 2012, respectively.
The Company records specific reserve allowance for Periodical Payment Orders (“PPO”) related to bodily injury liability claims. This allowance includes the unpaid losses for claims already settled and notified as PPO at December 31, 2013, as well as the unpaid losses for claims to be settled in the future. The future care element of the unpaid losses was discounted using an interest rate of 1.5% at both December 31, 2013 and 2012. Unpaid losses and loss expenses, net of reinsurance, at December 31, 2013 and 2012 on an undiscounted basis were $262.0 million and $240.0 million, respectively. After discounting the future care element, the unpaid losses and loss expenses were $165.7 million and $148.6 million at December 31, 2013 and 2012, respectively. The increase in net undiscounted unpaid losses and loss expenses between December 31, 2012 and December 31, 2013 is mainly due to foreign exchange rate movements.
The nature of the Company’s high excess of loss liability and catastrophe business can result in loss events that are both irregular and significant. Similarly, adjustments to reserves for individual years can be irregular and significant. Such adjustments are part of the normal course of business for the Company. Conditions and trends that have affected development of liability in the past may not continue in the future. Accordingly, it is inappropriate to extrapolate future redundancies or deficiencies based upon historical experience.
(c) Discontinued Asbestos and Run-Off Environmental Related Claims
The Company’s reserving process includes a continuing evaluation of the potential impact on unpaid liabilities from exposure to discontinued asbestos and run-off environmental claims, including related loss adjustment expenses. Liabilities are established to cover both known and incurred but not reported claims. The Company’s reserving and exposures to environmental liability business currently written within the NAPC and IPC business groups are not included in this note, which only relates to specific discontinued and/or run-off coverages that were not originally written specifically to cover such environmental hazards.
The Company’s exposure to discontinued asbestos and run-off environmental claims arises from the following three sources:

(1)
Reinsurance contracts written, both on a proportional and excess basis, after 1972. The Company discontinued writing contracts with these exposures in 1985. Business written was across many different policies, each with a relatively small contract limit. The Company’s reported asbestos claims relate to both traditional products and premises and operations coverage.

(2)
Winterthur – business of Winterthur purchased by the Company from AXA Insurance (formerly Winterthur Swiss Insurance Company) in 2001. Pursuant to the Sale and Purchase Agreement and related agreements, AXA Insurance reimburses the Company for all asbestos losses.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(3)
During 2006, the Company acquired $40.2 million in losses through a loss portfolio transfer contract of which $18.3 million in losses related to asbestos and environmental claims. Given the terms of the policy, the combined aggregate limit on the total acquired reserves is limited to $60.0 million, not including coverage for claims handling costs over a defined period.

A reconciliation of the opening and closing unpaid losses and loss expenses related to discontinued asbestos and run-off environmental exposure claims for the years indicated is as follows:

Year ended December 31, (U.S. dollars in thousands)	2013	2012	2011
Net unpaid losses and loss expenses at beginning of year	$78,315	$77,778	$84,075
Net incurred losses and loss expenses	6,257	6,558	(41)
Less net paid losses and loss expenses	4,137	6,021	6,256
Net increase (decrease) in unpaid losses and loss expenses	$2,120	$537	$(6,297)
Net unpaid losses and loss expenses at end of year	80,435	78,315	77,778
Unpaid losses and loss expenses recoverable at end of year	115,090	123,799	134,323
Gross unpaid losses and loss expenses at end of year	$195,525	$202,114	$212,101
Reserves for incurred but not reported losses, net of reinsurance, included in the above table were $48.6 million, $52.2 million and $47.2 million at December 31, 2013, 2012 and 2011, respectively. Unpaid losses recoverable are net of potential uncollectible amounts.
At December 31, 2013, the Company had 1,097 open claim files for potential discontinued asbestos claims exposures and 338 open claim files for potential run-off environmental claims exposures. Approximately 37%, 42% and 43% of the open claim files are due to precautionary claim notices in 2013, 2012 and 2011, respectively. Precautionary claim notices are submitted by the ceding companies in order to preserve their right to receive coverage under the reinsurance contract.
Such notices do not contain an incurred loss amount to the Company. The development of the number of open claim files for potential discontinued asbestos and run-off environmental claims, including precautionary claims, is as follows:

	Asbestos Claims	Environmental Claims
Total number of claims outstanding at December 31, 2010	1,200	417
New claims reported in 2011	106	36
Claims resolved in 2011	(268)	(91)
Total number of claims outstanding at December 31, 2011	1,038	362
New claims reported in 2012	236	60
Claims resolved in 2012	(201)	(68)
Total number of claims outstanding at December 31, 2012	1,073	354
New claims reported in 2013	178	34
Claims resolved in 2013	(154)	(50)
Total number of claims outstanding at December 31, 2013	1,097	338
The Company’s reserving process includes a continuing evaluation of the potential impact on unpaid liabilities from exposure to discontinued asbestos and run-off environmental claims, including related loss adjustment expenses. Liabilities are established to cover both known and incurred but not reported claims.
The estimation of loss and loss expense liabilities for discontinued asbestos and run-off environmental exposures is subject to much greater uncertainty than is normally associated with the establishment of liabilities for certain other exposures due to several factors, including: (i) uncertain legal interpretation and application of insurance and reinsurance coverage and liability; (ii) the lack of reliability of available historical claims data as an indicator of future claims development; (iii) an uncertain political climate which may impact, among other areas, the nature and amount of costs for remediating waste sites; and (iv) the potential of insurers and reinsurers to reach agreements in order to avoid further significant legal costs. Due to the potential significance of these uncertainties, the Company believes that no meaningful range of loss and loss expense liabilities beyond recorded reserves can be established. As the Company’s net unpaid loss and loss expense reserves related to discontinued asbestos and run-off environmental exposures are less than 1% of the total net reserves at December 31, 2013 and 2012, further

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

adverse development is not expected to be material to the Company’s overall net loss reserves. The Company believes it has made reasonable provision for its discontinued asbestos and run-off environmental exposures and is unaware of any specific issues that would significantly affect its estimate for loss and loss expenses.
11. Deposit Liabilities
The Company has entered into certain insurance and reinsurance policies that transfer insufficient risk under GAAP to be accounted for as insurance or reinsurance transactions and are recognized as deposits. These structured property and casualty agreements have been recorded as deposit liabilities and are initially matched by an equivalent amount of investments. The Company has investment risk related to its ability to generate sufficient investment income to enable the total invested assets to cover the payment of the ultimate liability. See Note 5, “Investments,” for further information relating to the Company’s net investment income as well as realized and unrealized investment (losses) gains. Each deposit liability accrues at a rate equal to the internal rate of return of the payment receipts and obligations due during the life of the agreement. Where the timing and/or amount of future payments are uncertain, cash flows reflecting the Company’s actuarially determined best estimates are utilized. Deposit liabilities are initially recorded at an amount equal to the assets received.
At December 31, 2013 and 2012 total deposit liabilities were $1.5 billion and $1.6 billion, respectively. For the years ended December 31, 2013, 2012 and 2011 interest expense of $48.0 million, $66.3 million and $51.3 million, respectively, was recorded related to the accretion of deposit liabilities.
12. Future Policy Benefit Reserves
Future policy benefit reserves are comprised of the following:

Year ended December 31 (U.S. dollars in thousands)	2013	2012
Traditional Life	$827,341	$805,558
Annuities	3,976,475	4,006,488
Total future policy benefit reserves	$4,803,816	$4,812,046
The Company entered into long duration contracts that subject the Company to mortality and morbidity risks and that were accounted for as life premiums earned. Future policy benefit reserves were established using appropriate assumptions for investment yields, mortality, and expenses, including a provision for adverse deviation. At December 31, 2013 and 2012 the average interest rate used for the determination of the future policy benefits for these contracts was 4.4% and 4.5%, respectively. Total future policy benefit reserves for the year ended December 31, 2013 and 2012 were $4.8 billion. The net decrease, during 2013, in the total future policy benefit reserves was from normal course releases on single premium annuities in line with the benefits paid and mortality of underlying policyholders, which has been partially offset by foreign exchange movements.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

13. Notes Payable and Debt and Financing Arrangements
At December 31, the Company’s financing structure, which includes senior unsecured notes, bank and loan facilities available from a variety of sources, including commercial banks, and letter of credit facilities was as follows:

(U.S. dollars in thousands)	2013		2012
	Commitment/ Debt	In Use/ Outstanding (1)	Commitment/ Debt	In Use/ Outstanding (1)
Debt:
5-year revolver expiring 2018	$1,000,000	$—	$1,000,000	$—
5.25% Senior Notes due 2014	600,000	599,346	600,000	598,424
2.30% Senior Notes due 2018	300,000	296,683	—	—
5.75% Senior Notes due 2021	400,000	396,661	400,000	396,230
6.375% Senior Notes due 2024	350,000	348,811	350,000	348,701
6.25% Senior Notes due 2027	325,000	322,905	325,000	322,748
5.25% Senior Notes due 2043	300,000	296,030	—	—
Total debt	$3,275,000	$2,260,436	$2,675,000	$1,666,103
Adjustment to carrying value – impact of fair value hedges		2,767		6,675
Total debt carrying value	$3,275,000	$2,263,203	$2,675,000	$1,672,778
Letters of Credit:
Total letters of credit	$3,575,000	$1,895,425	$4,000,000	$1,757,250

____________

(1)	“In Use” and “Outstanding” data represent December 31, 2013 and 2012 accreted values.
(a) Notes Payable and Debt
All outstanding debt of the Company at December 31, 2013 and 2012, as noted in the table above, was issued by XL-Cayman, a 100% owned subsidiary of XL-Ireland and the only direct subsidiary thereof. XL-Ireland does not have significant assets or operations independent of XL-Cayman. XL-Cayman's outstanding debt is fully and unconditionally guaranteed by XL-Ireland. The ability of XL-Cayman, like that of the Company, to obtain funds from its subsidiaries to satisfy any of its obligations under guarantees is subject to certain contractual restrictions, applicable laws and statutory requirements of the various countries in which the Company operates, including, among others, Bermuda, the United States, Ireland, Switzerland and the United Kingdom. For details of the required statutory capital and surplus for the principal operating subsidiaries of the Company, see Note 23, “Statutory Financial Data.”
The Company was in compliance with all covenants by significant margins at December 31, 2013 and 2012, and the Company currently remains in compliance with all covenants.
(b) Letter of Credit Facilities and Other Sources of Collateral
The Company has several letter of credit facilities provided on both syndicated and bilateral bases from commercial banks. These facilities are utilized primarily to support non-admitted insurance and reinsurance operations in the U.S. and capital requirements at Lloyd’s. The Company’s letter of credit facilities and revolving credit facilities at December 31, were as follows:

(U.S. dollars in thousands)	2013 (1)	2012 (1)
Revolving credit facility (2)	$1,000,000	$1,000,000
Available letter of credit facilities – commitments (3)	$3,575,000	$4,000,000
Available letter of credit facilities – in use	$1,895,425	$1,757,250
Collateralized by certain assets of the Company’s investment portfolio	67.6%	93.3%

____________

(1)	At December 31, 2013, there were seven available letter of credit facilities; at December 31, 2012, there were five available letter of credit facilities.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(2)
At December 31, 2013 and 2012, the revolving credit available under the Syndicated Credit Agreements (as defined below) and under the December 9, 2011 unsecured credit agreement, respectively, was unutilized. The 2013 Citi Agreements (as defined below) provide for issuance of letters of credit and revolving credit loans up to an aggregate amount of $575 million. At December 31, 2013, $575 million of letters of credit were issued under the 2013 Citi Agreements and therefore such amount is not included here.

(3)
The Company has the option to increase the size of the facilities under the Syndicated Credit Agreements by an additional $500 million across such facilities. The Company also has the option to increase the maximum amount of the letters of credit and revolving credit loans available under the 2013 Citi Agreements, with the lender's and issuing lender's consent.

In November 2013 the Company (i) entered into two new credit agreements (together, the "Syndicated Credit Agreements"), which provided for an aggregate amount of outstanding letters of credit and revolving credit loans of up to $2 billion, subject to certain options to increase the size of the facilities, and (ii) terminated the secured credit agreements dated March 25, 2011 and December 9, 2011, and the unsecured credit agreement dated December 9, 2011, which had provided for an aggregate amount of outstanding letters of credit and revolving credit loans of up to $3 billion.
The Syndicated Credit Agreements consist of (i) a secured credit agreement, which provides for issuance of letters of credit up to $1 billion and (ii) an unsecured credit agreement, which provides for issuance of letters of credit and revolving credit loans up to $1 billion. The Company has the option to increase the maximum amount of letters of credit available by an additional $500 million across the facilities under the Syndicated Credit Agreements.
The commitments under the Syndicated Credit Agreements expire on, and such credit facilities are available until, the earlier of (i) November 22, 2018 and (ii) the date of termination in whole of the commitments upon an optional termination or reduction of the commitments by the account parties or upon the occurrence of certain events of default.
The availability of letters of credit under the secured portion of the Syndicated Credit Agreements is subject to a borrowing base requirement, determined on the basis of specified percentages of the face value of eligible categories of assets varying by type of collateral. In the event that such credit support is insufficient, the Company could be required to provide alternative security to cedants. This could take the form of insurance trusts supported by the investment portfolio or funds withheld (amounts retained by ceding companies to collateralize loss or premium reserves) using the Company's cash resources or combinations thereof. The face amount of letters of credit required is driven by, among other things, loss development of existing reserves, the payment pattern of such reserves, the expansion of business written by the Company and the loss experience of such business.
On May 7, 2013, XL-Cayman entered into a new credit agreement with Citicorp USA, Inc., as administrative agent and issuing lender, and the lenders party thereto, and a continuing agreement for standby letters of credit with Citibank, N.A. On May 13, 2013 and May 15, 2013, XL-Cayman entered into a credit agreement first amendment and credit agreement second amendment, respectively, to such credit agreement (as amended, the “May 2013 Credit Agreement”).
On August 6, 2013, XL-Cayman entered into a new credit agreement with Citicorp USA, Inc., as administrative agent and issuing lender, and the lenders party thereto and a continuing agreement for standby letters of credit with Citibank, N.A. On September 12, 2013, XL-Cayman entered into a credit agreement first amendment to such credit agreement (as amended, the “August 2013 Credit Agreement”).
Additionally, on November 4, 2013, XL-Cayman entered into a new credit agreement with Citicorp USA, Inc., as administrative agent and issuing lender, and the lenders party thereto and a continuing agreement for standby letters of credit with Citibank, N.A. (the "November 2013 Credit Agreement" and, together with the May 2013 Credit Agreement and the August 2013 Credit Agreement, the "2013 Citi Agreements").
Collectively, the 2013 Citi Agreements and the continuing agreements for standby letters of credit provide for issuance of letters of credit and revolving credit loans in an aggregate amount of up to $575 million. XL-Cayman has the option to increase the maximum amount of letters of credit and revolving credit loans available under the 2013 Citi Agreements with the lender's and issuing lender's consent.
The commitments under the 2013 Citi Agreements expire on, and such credit facilities are available until, the earlier of (i) June 20, 2015 (with respect to the May 2013 Credit Agreement), September 20, 2015 (with respect to the August 2013 Credit Agreement) and December 20, 2016 (with respect to the November 2013 Credit Agreement) and (ii) the date of termination in whole of the commitments upon an optional termination or reduction of the commitments by the account parties or upon the occurrence of certain events of default.
In addition to letters of credit, the Company has established insurance trusts in the United States that provide cedants with statutory relief required under state insurance regulation in the United States. It is anticipated that the commercial facilities may be renewed on expiry but such renewals are subject to the availability of credit from banks utilized by the Company and may be

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

renewed with materially different terms and conditions. In the event that such credit support is insufficient, the Company could be required to provide alternative security to cedants. This could take the form of additional insurance trusts supported by the Company’s investment portfolio or funds withheld using the Company’s cash resources. The value of letters of credit required is driven by, among other things, loss development of existing reserves, the payment pattern of such reserves, the expansion of business written by the Company and the loss experience of such business.
In general, all of the Company’s bank facilities, indentures and other documents relating to the Company’s outstanding indebtedness (collectively, the “Company’s Debt Documents”), as described above, contain cross acceleration or cross default provisions to each other and the Company’s Debt Documents contain affirmative covenants. These covenants provide for, among other things, minimum required ratings of the Company’s insurance and reinsurance operating subsidiaries and a maximum level of secured indebtedness that may be incurred in the future. In addition, generally each of the Company’s Debt Documents provide for an event of default in the event of a change of control of the Company or some events involving bankruptcy, insolvency or reorganization of the Company. The Company’s credit facilities also contain minimum consolidated net worth covenants.
Under the Syndicated Credit Agreements, in the event that XL Insurance (Bermuda) Ltd, XL Re Ltd or XL Re Europe SE fails to maintain a financial strength rating of at least “A – ” from A.M. Best, an event of default would occur.
Given that all of the Company’s Debt Documents contain cross acceleration or cross default provisions, a default by one of these subsidiaries may result in all holders declaring their debt due and payable and accelerating all debt due under those documents. If this were to occur, the Company may not have funds sufficient at that time to repay any or all of such indebtedness.
In addition, the Company maintains off-balance sheet financing arrangements in the form of a contingent capital facility. For details of this facility, see Note 15, “Off-Balance Sheet Arrangements.”

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

14. Derivative Instruments
The Company enters into derivative instruments for both risk management and investment purposes. The Company is exposed to potential loss from various market risks, and manages its market risks based on guidelines established by management and the Risk and Finance Committee of the Company's Board of Directors. The Company recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value, with the changes in fair value of derivatives shown in the consolidated statement of income as “Net realized and unrealized gains (losses) on derivative instruments” unless the derivatives are designated as hedging instruments. The accounting for derivatives that are designated as hedging instruments is described in Note 2(h), “Significant Accounting Policies – Derivative Instruments.” The following table summarizes information on the location and gross amounts of derivative fair values contained in the consolidated balance sheet as at December 31, 2013 and 2012:

(U.S. dollars in thousands)	2013				2012
	Asset Derivative Notional Amount	Asset Derivative Fair Value (1)	Liability Derivative Notional Amount	Liability Derivative Fair Value (1)	Asset Derivative Notional Amount	Asset Derivative Fair Value (1)	Liability Derivative Notional Amount	Liability Derivative Fair Value (1)
Derivatives designated as hedging instruments:
Foreign exchange contracts	$1,005,610	$26,098	$2,572,227	$70,462	$670,751	$12,511	$2,382,507	$23,715
Total derivatives designated as hedging instruments	$1,005,610	$26,098	$2,572,227	$70,462	$670,751	$12,511	$2,382,507	$23,715
Derivatives not designated as hedging instruments:
Investment Related Derivatives:
Interest rate exposure	$30,702	$266	$10,259	$8	$45,604	$2,060	$26,139	$253
Foreign exchange exposure	17,497	12	50,614	680	33,007	226	54,449	1,790
Credit exposure	—	—	340,020	15,128	25,000	486	436,959	15,472
Financial market exposure	58,232	1,111	14,821	77	72,597	9,559	16,910	—
Financial Operations Derivatives: (2)
Credit exposure	—	—	44,234	4,190	—	—	46,903	—
Other Non-Investment Derivatives:
Guaranteed minimum income benefit contract	—	—	53,564	14,940	—	—	69,051	25,396
Modified coinsurance funds withheld contract	66,369	—	—	—	76,975	—	—	—
Total derivatives not designated as hedging instruments	$172,800	$1,389	$513,512	$35,023	$253,183	$12,331	$650,411	$42,911
____________

(1)
Derivative instruments in an asset or liability position are included within Other assets or Other liabilities, respectively, in the balance sheet on a net basis where the Company has both a legal right of offset and the intentions to settle the contracts on a net basis.

(2)	Financial operations derivatives represent interests in variable interest entities as described in Note 16, “Variable Interest Entities".
The following table summarizes information on the gross and net amounts of derivative fair values and associated collateral received related to derivative assets or paid relating to derivative liabilities contained in the consolidated balance sheet at December 31, 2013 and 2012:

				Gross Amounts Not Offset in the Balance Sheet
December 31, 2013 (U.S. dollars in thousands)	Gross Amounts Recognized in Balance Sheet	Gross Amounts Offset in the Balance Sheet	Net Amounts in the Balance Sheet	Financial Instruments	Cash Collateral	Net Amounts
Derivative Assets	$27,487	$1,342	$26,145	$—	$—	$26,145
Derivative Liabilities	$105,485	$1,342	$104,143	$—	$19,847	$84,296

December 31, 2012 (U.S. dollars in thousands)
Derivative Assets	$24,842	$1,327	$23,515	$—	$—	$23,515
Derivative Liabilities	$66,626	$1,327	$65,299	$—	$12,130	$53,169

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Derivative instruments in an asset or liability position are included within Other assets or Other liabilities, respectively, in the balance sheet on a net basis where the Company has both a legal right of offset and the intentions to settle the contracts on a net basis. The Company often enters into different types of derivative contracts with a single counterparty and these contracts are covered under netting agreements. At December 31, 2013 and 2012, the Company paid cash collateral related to foreign currency derivative positions and certain other derivative positions of $19.8 million and $12.1 million, respectively. The assets related to the net collateral paid were recorded as Other assets within the balance sheet as the collateral and derivative positions are not intended to be settled on a net basis.
(a) Derivative Instruments Designated as Fair Value Hedges
The Company designates certain of its derivative instruments as fair value hedges or cash flow hedges and formally and contemporaneously documents all relationships between the hedging instruments and hedged items and links the hedging derivative to specific assets and liabilities. The Company assesses the effectiveness of the hedge both at inception and on an on-going basis, and determines whether the hedge is highly effective in offsetting changes in fair value or cash flows of the linked hedged item.
The Company may hedge portions of its liabilities against changes in the applicable designated benchmark interest rate. Interest rate swaps may also be used to hedge the changes in fair value of certain fixed rate liabilities and fixed income securities due to changes in the designated benchmark interest rate. In addition, the Company utilizes foreign exchange contracts to hedge the fair value of certain fixed income securities as well as to hedge certain net investments in foreign operations.
The following table provides the total impact on earnings relating to derivative instruments formally designated as fair value hedges along with the impacts of the related hedged items for the years indicated:

Derivatives Designated as Fair Value Hedges (U.S. dollars in thousands)	Hedged Items – Amount of Gain/(Loss) Recognized in Income Attributable to Risk
	Gain/(Loss) Recognized in Income on Derivative	Deposit Liabilities	Fixed Maturity Investments	Ineffective Portion of Hedging Relationship – Gain/(Loss)
Year Ended December 31, 2013
Interest rate exposure	$—
Foreign exchange exposure	(22,568)
Total	$(22,568)	$—	$23,065	$497
Year Ended December 31, 2012
Interest rate exposure	$1,813
Foreign exchange exposure	(24,183)
Total	$(22,370)	$(6,182)	$23,967	$(4,585)
Year Ended December 31, 2011
Interest rate exposure	$25,680
Foreign exchange exposure	15,135
Total	$40,815	$(27,391)	$(15,299)	$(1,875)
The gains (losses) recorded on both the derivatives instruments and specific items designated as being hedged as part of the fair value hedging relationships outlined above are recorded through Net realized and unrealized gains (losses) on derivative instruments in the income statement along with any associated ineffectiveness in the relationships. In addition, the periodic coupon settlements relating to the interest rate swaps are recorded as adjustments to net investment income for the hedges of fixed maturity investments and as adjustments to interest expense for the hedges of deposit liabilities and notes payable and debt.
The periodic coupon settlements also resulted in decreases to Interest expense of nil, $4.9 million and $10.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Settlement of Fair Value Hedges
A summary of the fair value hedges that have been settled and their impact on results during the indicated years ended December 31 as well as the remaining balance of fair value hedges and average years remaining to maturity are shown below:

Settlement of Fair Value Hedges – Summary (U.S. dollars in thousands, except years)	Fair Value Hedges – Notes Payable and Debt December 31,		Fair Value Hedges – Deposit Liabilities December 31,
	2013	2012	2013	2012
Cumulative reduction to interest expense	$18,856	$14,949	$37,382	$21,395
Remaining balance	$2,768	$6,675	$195,814	$211,800
Weighted average years remaining to maturity	0.7	1.7	22.7	25.3
(b) Derivative Instruments Designated as Hedges of the Net Investment in a Foreign Operation
The Company utilizes foreign exchange contracts to hedge the fair value of certain net investments in foreign operations. During the year ended December 31, 2013 and 2012, the Company entered into foreign exchange contracts that were formally designated as hedges of investments in foreign subsidiaries, the majority of which have functional currencies of either U.K. sterling or the Euro. There was no ineffectiveness in these transactions.
The following table provides the weighted average U.S. dollar equivalent of foreign denominated net assets that were hedged and the resultant gain (loss) that was recorded in the cumulative translation adjustment account within AOCI for the year ended December 31, 2013 and 2012.

Derivative Instruments Designated as Hedges of the Net Investment in a Foreign Operation – Summary (U.S. dollars in thousands)	2013	2012
Weighted average of U.S. dollar equivalent of foreign denominated net assets	$2,648,137	$1,962,076
Derivative gains (losses) (1)	$(27,392)	$(36,649)

____________

(1)
Derivative gains (losses) from derivative instruments designated as hedges of the net investment in a foreign operation are recorded in the cumulative translation adjustment account within AOCI for each period.

(c) Derivative Instruments Not Formally Designated As Hedging Instruments
The following table provides the total impact on earnings relating to derivative instruments not formally designated as hedging instruments under authoritative accounting guidance and from the ineffective portion of fair value hedges. The impacts are all recorded through Net realized and unrealized gains (losses) on derivatives in the income statement for the years ended December 31, 2013, 2012 and 2011:

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Net Realized and Unrealized Gains (Losses) on Derivative Instruments (U.S. dollars in thousands)	2013	2012	2011
Investment Related Derivatives:
Interest rate exposure	$5,065	$4,394	$(1,021)
Foreign exchange exposure	(948)	(1,084)	(302)
Credit exposure	(4,052)	(7,611)	(16,527)
Financial market exposure	6,302	3,073	(5,131)
Financial Operations Derivatives:
Credit exposure	(2,437)	10,511	16,976
Other Non-Investment Derivatives:
Contingent credit facility	—	—	(6,068)
Guaranteed minimum income benefit contract	10,457	(2,906)	(1,300)
Modified coinsurance funds withheld contract	(7,086)	3,429	4,510
Total derivatives not designated as hedging instruments	$7,301	$9,806	$(8,863)
Amount of gain (loss) recognized in income from ineffective portion of fair value hedges	497	(4,585)	(1,875)
Net realized and unrealized gains (losses) on derivative instruments	$7,798	$5,221	$(10,738)
The Company’s objectives in using these derivatives are explained below.
(d)(i) Investment Related Derivatives
The Company, either directly or through its investment managers, may use derivative instruments within its investment portfolio, including interest rate swaps, inflation swaps, commodity contracts, credit derivatives (single name and index credit default swaps), options, forward contracts and financial futures (foreign exchange, bond and stock index futures), primarily as a means of economically hedging exposures to interest rate, credit spread, equity price changes and foreign currency risk or, in limited instances, for investment purposes. When using cleared derivatives, the Company is exposed to credit risk of the applicable clearing house and the company's future commissions merchant. When using uncleared derivatives, the Company is exposed to credit risk in the event of non-performance by the counterparties under any derivatives contracts, although the Company generally seeks to use credit support arrangements with counterparties to help manage this risk.
Investment Related Derivatives – Interest Rate Exposure
The Company utilizes risk management and overlay strategies that incorporate the use of derivative financial instruments, primarily to manage its fixed income portfolio duration and net economic exposure to interest rate risks. The Company also uses interest rate swaps to convert certain liabilities from a fixed rate to a variable rate of interest and may also use them to convert a variable rate of interest from one basis to another.
Investment Related Derivatives – Foreign Exchange Exposure
The Company has exposure to foreign currency exchange rate fluctuations through its operations and in its investment portfolio. The Company uses foreign exchange contracts to manage its exposure to the effects of fluctuating foreign currencies on the value of certain of its foreign currency fixed maturities primarily within its Life operations portfolio. These contracts are not designated as specific hedges for financial reporting purposes and, therefore, realized and unrealized gains and losses on these contracts are recorded in income in the period in which they occur. These contracts generally have maturities of twelve months or less.
In addition, certain of the Company's investment managers may, subject to investment guidelines, enter into forward contracts.
Investment Related Derivatives – Credit Exposure
Credit derivatives may be purchased within the Company's investment portfolio in the form of single name and basket credit default swaps, which are used to mitigate credit exposure through a reduction in credit spread duration (i.e., macro credit

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

strategies rather than single-name credit hedging) or exposure to selected issuers, including issuers that are not held in the underlying bond portfolio.
Investment Related Derivatives – Financial Market Exposure
Stock index futures may be purchased within the Company's investment portfolio in order to create synthetic equity exposure and to add value to the portfolio with overlay strategies where market inefficiencies are believed to exist. From time to time, the Company may enter into other financial market exposure derivative contracts on various indices including, but not limited to, inflation and commodity contracts.
(d)(ii) Financial Operations Derivatives – Credit Exposure
At December 31, 2013 and 2012, the Company held one credit derivative exposure, which was written as part of the Company's previous financial lines business and is outside of the Company's investment portfolio. This is a European project finance loan participation that benefits from a deficiency guarantee from the German state and federal governments in the current amount of 68% following the scheduled expiry of a portion of this guarantee (80% at December 31, 2012). An aggregate summary of the credit derivative exposure at December 31 for the years indicated is as follows:

Financial Operations Derivatives - Credit Exposure Summary: (U.S. dollars in thousands, except term to maturity)	2013	2012
Principal outstanding	$42,080	$44,281
Interest outstanding	2,154	2,622
Aggregate outstanding exposure	$44,234	$46,903
Total liability recorded	$4,190	$—
Weighted average contractual term to maturity	3.7 years	4.7 years
Underlying obligations credit rating	CC	BB
At December 31, 2013 and 2012, there was no reported event of default on this obligation; however, due to the combination of the reduction in the deficiency guarantee percentage and a deterioration of the credit rating of the underlying obligations, a liability of $4.2 million was recorded during the year ended December 31, 2013. Credit derivatives are recorded at fair value based upon prices received from the investment bank counterparty and corroborated by using models developed by the Company. Although the Company does not have access to the specific unobservable inputs that may have been used in the value provided by the counterparty, it expects that the significant inputs considered would include changes in interest rates, future default rates, credit spreads, changes in credit quality, future expected recovery rates and other market factors. The change resulting from movements in credit and credit quality spreads is unrealized as the credit derivative is not traded to realize this resultant value.
(d)(iii) Other Non-Investment Derivatives
The Company also has derivatives embedded in certain reinsurance contracts. For a certain life reinsurance contract, the Company pays the ceding company a fixed amount equal to the estimated present value of the excess of the guaranteed benefit over the account balance upon the policyholder's election to take the income benefit. The fair value of this derivative is determined based on the present value of expected cash flows. In addition, the Company has modified coinsurance and funds withheld reinsurance agreements that provide for a return based on a portfolio of fixed income securities. As such, the agreements contain embedded derivatives. The embedded derivative is bifurcated from the funds withheld balance and recorded at fair value with changes in fair value recognized in earnings through Net realized and unrealized gains (losses) on derivative instruments.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(e) Contingent Credit Features
Certain derivative agreements entered into by the Company or its subsidiaries contain rating downgrade provisions that permit early termination of the agreement by the counterparty if collateral is not posted following failure to maintain certain credit ratings from one or more of the principal credit rating agencies. If the Company were required to early terminate such agreements due to a rating downgrade, it could potentially be in a net liability position at the time of settlement. The aggregate fair value of all derivative agreements containing such rating downgrade provisions that were in a liability position and the collateral posted under any of these agreements at December 31 for the years indicated were as follows:

Contingent Credit Features - Summary: (U.S. dollars in thousands)	2013	2012
Aggregate fair value of derivative agreements with downgrade provisions in a net liability position	$47,703	$20,366
Collateral posted to counterparty	$13,260	$5,490
15. Off-Balance Sheet Arrangements
There were no material off-balance sheet arrangements at December 31, 2013 and 2012.
On December 5, 2006, the Company and certain operating subsidiaries (“Ceding Insurers”) entered into a securities issuance agreement (the “Securities Issuance Agreement”), and certain of the Company’s foreign insurance and reinsurance subsidiaries (“Ceding Insurers”) entered into an excess of loss reinsurance agreement (the “Reinsurance Agreement”), with Stoneheath Re (“Stoneheath”). The net effect of these agreements to the Company was the creation of a contingent put option to issue $350 million of preference ordinary shares in the aggregate of XL-Cayman. The agreements provided the Company with a Reinsurance Collateral Account in support of certain covered perils named in the Reinsurance Agreement. The covered perils included United States wind, European wind, California earthquake and terrorism worldwide. After an initial three-month period, the covered perils as well as the attachment points and aggregate retention amounts could be changed by the Ceding Insurers in their sole discretion, which could have resulted in a material increase or decrease in the likelihood of payment under the Reinsurance Agreement. On each date on which a Ceding Insurer withdrew funds from the Reinsurance Collateral Account, the Company would have been required to issue and deliver to Stoneheath an amount of Series D Preference Ordinary Shares having an aggregate liquidation preference that was equal to the amount of funds so withdrawn from the Collateral Account. The Company was obligated to reimburse Stoneheath for certain fees and ordinary expenses. The initial term of the Reinsurance Agreement was for the period from the December 5, 2006 through June 30, 2007, with four annual mandatory extensions through June 30, 2011 (unless coverage was exhausted thereunder prior to such date). At the Ceding Insurers’ option, the Reinsurance Agreement was extended to December 31, 2011.
On October 15, 2011, the Company announced that the Stoneheath facility would be terminated and, as a result, XL-Cayman would issue Series D Preference Ordinary Shares. Under the terms of the Securities Issuance Agreement, XL-Cayman was required upon the occurrence of certain conditions to issue and deliver to Stoneheath for distribution to the holders of the non-cumulative perpetual preferred securities of Stoneheath (the “Stoneheath Securities”), Series D Preference Ordinary Shares having an aggregate liquidation preference equal to the remaining assets in the Reinsurance Collateral Account in exchange for a distribution of such assets from the Reinsurance Collateral Account to XL-Cayman. One such condition, the termination of an asset swap agreement covering the assets held under the Reinsurance Collateral Account, occurred in accordance with the terms of the swap agreement because Stoneheath did not seek to extend or replace it prior to its termination date. As a result, on November 16, 2011, Stoneheath redeemed the Stoneheath Securities and distributed the Series D Preference Ordinary Shares it received from XL-Cayman in exchange for the $350 million in assets from the Reinsurance Collateral Account.
16. Variable Interest Entities
At times, the Company has utilized variable interest entities (“VIEs”) both indirectly and directly in the ordinary course of the Company's business.
The Company invests in CDOs and other investment vehicles that are issued through VIEs as part of the Company's investment portfolio. The activities of these VIEs are generally limited to holding the underlying collateral used to service investments therein. The Company's involvement in these entities is passive in nature. The Company has not been involved in establishing these entities and is not the primary beneficiary of these VIEs as contemplated in current authoritative accounting guidance.

The Company has a limited number of remaining outstanding credit enhancement exposures, including written financial guarantee and credit default swap contracts. The obligations related to these transactions are often securitized through VIEs. The Company is not the primary beneficiary of these VIEs as contemplated in current authoritative accounting guidance on the basis that management does not believe that the Company has the power to direct the activities, such as asset selection and collateral management, which most significantly impact each entity's economic performance. For further details on the nature of the obligations and the size of the Company's maximum exposure, see Note 14, “Derivative Instruments,” and Note 17 (h), “Commitments and Contingencies – Financial Guarantee Exposures.”
During the third quarter of 2013, the Company, along with other investors, formed a new Bermuda-based company, New Ocean Capital Management Limited (“New Ocean”), to act as an investment manager that will focus on providing third-party investors access to insurance-linked securities and other insurance and reinsurance capital markets products. The Company holds a majority voting interest in New Ocean through its ownership of common shares and, accordingly, the financial statements of New Ocean have been included in the consolidated financial statements of the Company. None of the assets, liabilities, revenues or net income of New Ocean was material to the Company during the current year. The equity interest attributable to third party investors in New Ocean recorded in the Company’s Consolidated Balance Sheet as "Non-controlling interest in equity of consolidated subsidiaries" was $0.3 million at December 31, 2013.
During the fourth quarter of 2013, the Company, along with other investors, invested in a new Bermuda-based company, New Ocean Focus Cat Fund Ltd. ("New Ocean FCFL"), which is considered a VIE under GAAP. New Ocean FCFL will invest in a special purpose reinsurer formed for the purpose of underwriting collateralized excess of loss reinsurance with a focus on global property catastrophe risks. The Company currently holds a majority equity interest in New Ocean FCFL, which is considered to be the controlling interest in the VIE. Accordingly, included in the consolidated financial statements of the Company are New Ocean FCFL's total assets of $23.5 million of cash. There were no liabilities, revenues or net income of New Ocean FCFL for the year ended December 31, 2013. The equity interest attributable to third party investors in New Ocean FCFL recorded in the Company’s Consolidated Balance Sheet as "Non-controlling interest in equity of consolidated subsidiaries" was $6.9 million at December 31, 2013.

17. Commitments and Contingencies
(a) Concentrations of Credit Risk
The creditworthiness of any counterparty is evaluated by the Company, taking into account credit ratings assigned by rating agencies. The credit approval process involves an assessment of factors including, among others, the counterparty and country and industry credit exposure limits. Collateral may be required, at the discretion of the Company, on certain transactions based on the creditworthiness of the counterparty.
The areas where significant concentrations of credit risk may exist include unpaid losses and loss expenses recoverable and reinsurance balances receivable (collectively, “reinsurance assets”) and in the investment fixed income portfolio.
Reinsurance Assets
The Company’s reinsurance assets resulted from reinsurance arrangements in the course of its operations. A credit exposure exists with respect to reinsurance assets as they may be uncollectible. The Company manages its credit risk in its reinsurance relationships by transacting with reinsurers that it considers financially sound, and if necessary, the Company may hold collateral in the form of funds, trust accounts and/or irrevocable letters of credit. This collateral can be drawn on for amounts that remain unpaid beyond specified time periods on an individual reinsurer basis. For further details regarding the Company’s reinsurance assets, see Note 9, “Reinsurance.”
Fixed Income Portfolio
The Company did not have an aggregate direct investment in any single corporate issuer in excess of 5% of shareholders’ equity at December 31, 2013 and 2012. Corporate issuers represent only direct exposure to fixed maturities and short-term investments of the parent issuer and its subsidiaries. These exposures exclude asset and mortgage back securities that were issued, sponsored or serviced by the parent and government-guaranteed issues, but does include covered bonds.
Broker credit risk
In addition, the Company underwrites a significant amount of its insurance and reinsurance property and casualty business through brokers and a credit risk exists should any of these brokers be unable to fulfill their contractual obligations with respect

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

to the payments of insurance and reinsurance balances to the Company. During the three years ended December 31, 2013, 2012 and 2011, P&C gross written premiums generated from or placed by the below companies individually accounted for more than 10% of the Company’s consolidated gross written premiums from P&C operations, as follows:

(Percentage of consolidated gross written premiums from P&C operations)	2013	2012	2011
AON Corporation and subsidiaries	21%	22%	20%
Marsh & McLennan Companies	23%	21%	20%
Willis Group and subsidiaries	13%	11%	12%
These brokers are large, well established companies and there are no indications that any of them are financially troubled. No other broker and no one insured or reinsured accounted for more than 10% of gross premiums written from P&C operations in any of the three years ended December 31, 2013, 2012 and 2011.
(b) Other Investments
The Company has committed to invest in several limited partnerships and provide liquidity financing to a structured investment vehicle. At December 31, 2013, the Company has commitments, which include potential additional add-on clauses, to invest an additional $184.8 million over a weighted average period of 5.4 years.
(c) Investments in Affiliates
The Company owns a minority interest in certain closed-end funds, certain limited partnerships and similar investment vehicles, including funds managed by those companies. At December 31, 2013, the Company has commitments, which include potential additional add-on clauses, to invest an additional $108.2 million over a weighted average period of 7.9 years.
(d) Properties
The Company rents space for certain of its offices under leases that expire through 2031. Total rent expense under operating leases for the years ended December 31, 2013, 2012 and 2011 was approximately $38.7 million, $35.6 million and $32.9 million, respectively. Future minimum rental commitments under existing operating leases are expected to be as follows:

Year Ended December 31, (U.S. dollars in thousands)
2014	$37,095
2015	34,554
2016	28,410
2017	23,623
2018	19,133
2019-2031	83,190
Total minimum future rentals	$226,005
During 2003, the Company entered into a purchase, sale and leaseback transaction to acquire new office space in London. The Company has recognized a capital lease asset of $94.4 million and $98.5 million, and deferred a gain of $28.7 million and $29.9 million related to this lease at December 31, 2013 and 2012, respectively. The gain is being amortized to income in line with the amortization of the asset. The future minimum lease payments in the aggregate are expected to be $215.5 million and annually for the next five years are as follows:

Year Ended December 31, (U.S. dollars in thousands)
2014	$12,515
2015	12,828
2016	13,149
2017	13,477
2018	13,815
2019-2028	149,686
Total minimum future lease payments	$215,470

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(e) Tax Matters
XL-Ireland is an Irish corporation and, except as described below, neither it nor its non-U.S. subsidiaries have paid U.S. corporate income taxes (other than withholding taxes on dividend income) on the basis that they are not engaged in a trade or business or otherwise subject to taxation in the United States. However, because definitive identification of activities that constitute being engaged in a trade or business in the United States is not provided by the Internal Revenue Code of 1986, regulations or court decisions, there can be no assurance that the Internal Revenue Service will not contend that the Company or its non-U.S. subsidiaries are engaged in a trade or business or otherwise subject to taxation in the United States. If the Company or its non-U.S. subsidiaries were considered to be engaged in a trade or business in the United States (and, if the Company or such subsidiaries were to qualify for the benefits under the income tax treaty between the United States and Bermuda and other countries in which the Company operates, such businesses were attributable to a “permanent establishment” in the United States), the Company or such subsidiaries could be subject to U.S. tax at regular tax rates on their respective taxable income that is effectively connected with their U.S. trade or business plus an additional “branch profits” tax (at a rate as high as 30%) on such income remaining after the regular tax, in which case there could be a significant adverse effect on the Company’s results of operations and financial condition.
(f) Letters of Credit
At December 31, 2013 and 2012, $1.9 billion and $1.8 billion of letters of credit were outstanding, of which 67.6% and 93.3%, respectively, were collateralized by the Company’s investment portfolios, primarily supporting U.S. non-admitted business and the Company’s Lloyd’s syndicates’ capital requirements.
(g) Litigation
The Company and its subsidiaries are subject to litigation and arbitration in the normal course of business. These lawsuits and arbitrations principally involve claims on policies of insurance and contracts of reinsurance and are typical for the Company and for the property and casualty insurance and reinsurance industry in general. Such claims proceedings are considered in connection with the Company's loss and loss expense reserves. Reserves in varying amounts may or may not be established in respect of particular claims proceedings based on many factors, including the legal merits thereof. In addition to litigation relating to insurance and reinsurance claims, the Company and its subsidiaries are subject to lawsuits and regulatory actions in the normal course of business that do not arise from or directly relate to claims on insurance or reinsurance policies. This category of business litigation typically involves, among other things, allegations of underwriting errors or misconduct, employment claims, regulatory activity, shareholder disputes or disputes arising from business ventures. The status of these legal actions is actively monitored by management.
Legal actions are subject to inherent uncertainties, and future events could change management's assessment of the probability or estimated amount of potential losses from pending or threatened legal actions. Based on available information, it is the opinion of management that the ultimate resolution of pending or threatened legal actions other than claims proceedings, both individually and in the aggregate, will not result in losses having a material adverse effect on the Company's financial position or liquidity at December 31, 2013.
If management believes that, based on available information, it is at least reasonably possible that a material loss (or additional material loss in excess of any accrual) will be incurred in connection with any legal actions, the Company discloses an estimate of the possible loss or range of loss, either individually or in the aggregate, as appropriate, if such an estimate can be made, or discloses that an estimate cannot be made. Based on the Company's assessment at December 31, 2013, no such disclosures were considered necessary.
(h) Financial Guarantee Exposures
A summary of the Company's outstanding financial guarantee exposures for the years indicated is as follows:

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Financial Guarantee Exposure Summary (U.S. dollars in thousands except number of contracts and term to maturity)	2013	2012
Opening number of financial guarantee contracts	4	4
Number of financial guarantee contracts matured, prepaid or commuted during the period	(1)	—
Closing number of financial guarantee contracts	3	4
Principal outstanding	$108,255	$115,464
Interest outstanding	$—	$—
Aggregate exposure outstanding	$108,255	$115,464
Total gross claim liability recorded	$—	$1,399
Total unearned premiums and fees recorded	$134	$279
Weighted average contractual term to maturity in years	26.0	25.4
The Company's outstanding financial guarantee contracts at December 31, 2013 provide credit support for a variety of collateral types with the exposures comprised of a $108.3 million notional financial guarantee on three notes backed by zero coupon long dated bonds and bank perpetual securities, including some issued by European financials. At December 31, 2013, there were no reported events of default on these obligations.
Surveillance procedures to track and monitor credit deteriorations in the insured financial obligations are performed by the primary obligors for each transaction on the Company's behalf. Information regarding the performance status and updated exposure values is provided to the Company on a quarterly basis and evaluated by management in recording claims reserves.
18. Share Capital
(a) Authorized and Issued
The authorized share capital of XL-Ireland is $9,999,900 and €40,000, divided into: (i) 500,000,000 ordinary shares, par value $0.01 each, (ii) 499,990,000 undesignated shares, par value $0.01 each and (iii) 40,000 subscriber shares, par value €1 each. Holders of ordinary shares are entitled to one vote for each share.
Ordinary Shares
The following table is a summary of ordinary shares issued and outstanding:

(in thousands)	2013	2012
Balance – beginning of year	298,682	315,646
Exercise of options	927	383
Net issuance of restricted shares	1,240	959
Share buybacks (1)	(22,596)	(18,306)
Balance – end of year	278,253	298,682
____________

(1)
Includes share buybacks associated with authorized share buyback programs as well as purchases related to satisfying tax withholding obligations of employees in connection with the vesting of restricted shares granted under the Company’s equity compensation programs.

Ordinary Share Buybacks
On February 22, 2013, XL-Ireland announced that its Board of Directors approved a new share buyback program, authorizing XL-Ireland to purchase up to $850 million of its ordinary shares (the “February 2013 Program”). This authorization replaced the approximately $250 million remaining under the then existing Program.
During the year ended December 31, 2013, the Company purchased and canceled 22.5 million shares for $673.3 million at an average price of $29.86 per share. At December 31, 2013, $275.0 million remained available for purchase under the February 2013 Program.
All share buybacks were carried out by way of redemption in accordance with Irish law and XL Ireland's constitutional documents. All shares so redeemed were canceled upon redemption.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Equity Security Units
In August 2011, in accordance with the terms of the 10.75% equity security units (the “10.75% Units”), XL-Cayman purchased and retired all of the 8.25% senior notes due August 2021 (the “8.25% Senior Notes”) for $575 million in a remarketing. These notes comprised a part of the 10.75% Units. The proceeds from the remarketing were used to satisfy the purchase price for XL-Ireland’s ordinary shares issued to holders of the 10.75% Units pursuant to the forward purchase contracts comprising a part of the 10.75% Units. Each forward purchase contract provided for the issuance of 1.3242 ordinary shares of XL-Ireland at a price of $25 per share. The settlement of the forward purchase contracts resulted in XL-Ireland’s issuance of an aggregate of 30,456,600 ordinary shares for an aggregate purchase price of $575 million. As a result of the settlement of the forward purchase contracts, the 10.75% Units ceased to exist and were no longer traded on the NYSE.
(b) Preferred shares and Non-controlling Interest in Equity of Consolidated Subsidiaries
All of the preferred shares discussed in this section were issued by XL-Cayman. XL-Ireland has no preferred shares outstanding and has never issued any preferred shares.
Redeemable Series C Preference Ordinary Shares
On February 12, 2010, XL-Cayman purchased a portion of its outstanding Redeemable Series C preference ordinary shares, which resulted in approximately 4.4 million Series C preference ordinary shares with a liquidation value of $110.8 million being purchased by XL-Cayman for approximately $94.2 million. As a result, a book value gain of approximately $16.6 million was recorded in the first quarter of 2010 to ordinary shareholders.
On February 16, 2011, XL-Ireland purchased 30,000 of the outstanding Redeemable Series C preference ordinary shares with a liquidation preference value of $0.75 million for $0.65 million.
On August 15, 2011, XL-Cayman completed a cash tender offer for its outstanding Redeemable Series C preference ordinary shares that resulted in 2,811,000 Redeemable Series C preference ordinary shares with a liquidation value of $25 per share being repurchased and canceled by XL-Cayman for approximately $71.0 million including accrued and unpaid dividends and professional fees. Subsequent to the expiration of the tender offer, and on the same terms as the offer, XL-Cayman repurchased and canceled the remaining outstanding Redeemable Series C preference ordinary shares for approximately $0.9 million plus accrued and unpaid dividends. As of December 31, 2011, no Redeemable Series C preference ordinary shares were outstanding.
Series D Preference Ordinary Shares
On October 15, 2011, XL-Cayman issued $350 million Series D Preference Ordinary Shares for consideration of cash and liquid investments which were held in a trust account that was part of the Stoneheath facility. Holders of Stoneheath's securities issued in December 2006 received one Series D Preferred Share in exchange for each Stoneheath security. Dividends on the Series D Preference Ordinary Shares are declared and paid quarterly at a floating rate of three-month LIBOR plus 3.120% on the liquidation preference. XL-Cayman used the consideration it received as partial funding for the repayment at maturity of the outstanding $600 million XLCFE Notes that were issued by XLCFE, with the balance available for general corporate purposes. For further details regarding Stoneheath, see Note 15, “Off-Balance Sheet Arrangements.”
On December 5, 2011, XL-Ireland purchased and held 5,000 of the outstanding Series D Preference Ordinary Shares with an aggregate liquidation preference value of $5.0 million for $3.7 million, including accrued dividends. As a result of these purchases, the Company recorded a gain of approximately $1.3 million through Non-controlling interests in the Consolidated Statement of Income in the fourth quarter of 2011.
Series E Preference Ordinary Shares
On March 15, 2007, XL-Cayman issued 1.0 million Fixed/Floating Series E Perpetual Non-Cumulative preference ordinary shares, par value $0.01 each, with liquidation preference value of $1,000 per share (the “Series E preference ordinary shares”). The Company received net proceeds of approximately $983.8 million from the offering. The Series E preference ordinary shares are perpetual securities with no fixed maturity date and are not convertible. Dividends on the Series E preference ordinary shares are declared and paid semi-annually at a rate of $32.50 per share.
On February 16, 2011, XL-Ireland purchased 500 of the outstanding Series E preference ordinary shares with an aggregate liquidation preference value of $0.50 million for $0.47 million. As a result of these purchases, the Company recorded a reduction in Non-controlling interests of approximately $0.13 million in the first quarter of 2011.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(c) Stock Plans
The Company’s performance incentive programs provide for grants of stock options, restricted stock, restricted stock units, performance units and stock appreciation rights. Share-based compensation granted by the Company generally contains a vesting period of three or four years, and certain awards also contain performance conditions. The Company records compensation expense related to each award over its vesting period, incorporating the best estimate of the expected outcome of performance conditions where applicable. Compensation expense is generally recorded on a straight line basis over the vesting period of an award.
In connection with, and effective upon, the completion of the Redomestication, XL-Ireland assumed the existing liabilities, obligations and duties of XL-Cayman under the NAC Re Corp. 1989 Stock Option Plan (the “1989 Plan”), the XL Group plc Amended and Restated 1991 Performance Incentive Program (the “1991 Program”), the XL Group plc Amended and Restated 1999 Performance Incentive Program for Employees (the “1999 Program”), the XL Group plc Directors Stock & Option Plan (the “Directors Plan”), the XL Group plc 2009 Cash Long-Term Incentive Program (the “2009 Program”), the XL Group plc Supplemental Deferred Compensation Plan (the “DC Plan,” and together with the 1989 Plan, 1991 Program, the 1999 Program, the Directors Plan and the 2009 Program, the “Programs”). Furthermore, in connection with, and effective upon, the completion of the Redomestication, the Programs were amended by XL-Cayman, among other things, to (i) provide that XL-Ireland and its Board of Directors will succeed to all powers, authorities and obligations of XL-Cayman and its Board of Directors under each Program, (ii) provide that the securities to be issued pursuant to each Program will consist of ordinary shares of XL-Ireland and (iii) otherwise to reflect the completion of the Redomestication.
(d) Options
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2013	2012	2011
Dividend yield	2.00%	1.90%	1.90%
Risk free interest rate	1.14%	1.15%	2.60%
Volatility	37.0%	46.0%	50.0%
Expected lives	6.0 years	6.0 years	6.0 years
The risk free interest rate is based on U.S. Treasury rates. The expected lives are estimated using the historical exercise behavior of grant recipients. The expected volatility is determined based upon a combination of the historical volatility of the Company’s stock and the implied volatility derived from publicly traded options.
The following is a summary of the stock option plans for the indicated years ended December 31:

(U.S. Dollars in thousands except for numbers of options, weighted average grant date fair value)	2013	2012	2011
Options granted to purchase ordinary shares under directors and employees incentive compensation plans - in thousands	1,047	1,209	974
Weighted average grant date fair value	$8.34	$7.65	$9.81
Total intrinsic value of stock options exercised	$16,076	$3,357	$301
Options exercised during the year - in thousands	927	383	72
Compensation expense related to stock option plans	$8,294	$7,716	$11,848
Estimated tax benefit related to stock option plans	$50	$26	$722

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The following is a summary of the stock options at December 31, 2013, and related activity for the year then ended for the Company:

(U.S. Dollars in thousands, except for number of shares, exercise price and term)	Number of Shares (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding – beginning of year	12,091	$38.50	5.0 years	$46,803
Granted	1,047	28.64
Exercised	(927)	13.62
Canceled/Expired	(1,088)	66.48
Outstanding – end of year	11,123	$36.91	4.8 years	$74,927
Options exercisable	9,032	$39.67	3.9 years	$60,593
Available for grant (1)	13,057

(1) Available for grant includes shares that may be granted as either stock options, restricted stock, restricted stock units or performance units.
The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the 2013 fiscal year and the exercise price, multiplied by the number of in-the-money-options) that would have been received by the option holders had all option holders exercised their options on December 31, 2013. Total unrecognized stock-based compensation expense related to non-vested stock options was approximately $10.4 million at December 31, 2013, related to approximately 2.1 million options, which is expected to be recognized over a weighted- average period of 1.3 years. The exercise price of the Company’s outstanding options granted is the market price of the Company’s ordinary shares on the grant date, except that during 2004, 295,000 options were granted with an exercise price of $88.00 when the market price was $77.10.
(e) Restricted Stock, Restricted Stock Units and Performance Units
Restricted Stock
Restricted stock awards issued under the 1991 Performance Incentive Program and the Directors Stock and Option Plan vest as set forth in the applicable award agreements. Each restricted stock award represents the Company’s obligation to deliver to the holder one ordinary share. The employees and directors who are granted a restricted stock award shall have all the rights of a shareholder, including the right to vote and receive dividends, but the shares are subject to certain restrictions prior to vesting relating to, among other things, forfeiture in the event of termination of employment and transferability.
A summary of the restricted stock awards issued under the 1991 Performance Incentive Program and the Directors Stock and Option Plan for the indicated years ended December 31 is as follows:

(In thousands except for weighted average grant date fair value)	2013	2012	2011
Restricted ordinary shares granted	181	325	49
Weighted average grant date fair value	$29.44	$20.92	$23.33
Aggregate grant date fair value	$5,325	$6,811	$1,140
Compensation expense related to restricted stock awards	$4,419	$5,399	$7,101
Estimated tax benefit related to restricted stock awards	$1,047	$1,113	$1,546
Total unrecognized stock based compensation expense related to non-vested restricted stock awards was approximately $6.6 million at December 31, 2013, related to approximately 0.6 million restricted stock awards, which is expected to be recognized over 1.5 years.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Non-vested restricted stock awards at December 31, 2013 and for the year then ended for the Company were as follows:

(In thousands except for weighted average grant date fair value)	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2012	550	$33.34
Granted	181	$29.44
Vested	(134)	$25.27
Forfeited	(4)	$42.48
Unvested at December 31, 2013	593	$33.92
Restricted Stock Units
Each restricted stock unit represents the Company’s obligation to deliver to the holder one ordinary share upon satisfaction of the three-year vesting term. Restricted stock units are granted at the closing market price on the day of grant and entitle the holder to receive dividends declared and paid in the form of additional ordinary shares contingent upon vesting.
A summary of the restricted stock units issued to officers of the Company and its subsidiaries for the indicated years ended December 31 is as follows:

(In thousands)	2013	2012	2011
Restricted stock units granted	1,803	1,312	1,318
Aggregate grant date fair value	$51,829	$27,194	$30,027
Compensation expense related to restricted stock units	$32,874	$24,451	$15,033
Estimated tax benefit related to restricted stock units	$8,813	$6,501	$3,998
Total unrecognized stock-based compensation expense related to non-vested restricted stock units was approximately $48.8 million as of December 31, 2013, related to approximately 2.9 million restricted stock units, which is expected to be recognized over 1.4 years.
Non-vested restricted stock units as of December 31, 2013 and for the year then ended for the Company were as follows:

(In thousands except for weighted average grant date fair value)	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2012	2,446	$21.04
Granted	1,803	$28.75
Vested	(1,187)	$20.75
Forfeited	(131)	$23.95
Unvested at December 31, 2013	2,931	$25.77

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Performance Units
The performance units vest after three years and entitle the holder to shares of the Company’s stock. There are no dividend rights associated with the performance units. Each grant of performance units has a target number of shares, with final payouts ranging from 0% to 200% of the grant amount depending upon a combination of corporate and business segment performance along with each employee’s continued service through the vesting date. Performance targets are based on relative and absolute financial performance metrics. A summary of the performance units issued to certain employees of the Company for the indicated years ended December 31 is as follows:

(In thousands)	2013	2012	2011
Performance units granted	656	1,527	1,289
Potential maximum share payout	1,312	3,054	2,578
Aggregate grant date fair value	$17,753	$29,537	$28,544
Compensation expense related to performance units	$1,041	$9,919	$7,242
Estimated tax benefit (charge) related to performance units	$(176)	$1,943	$1,419
Total unrecognized stock-based compensation expense related to non-vested performance units was approximately $19.0 million as of December 31, 2013, related to approximately 1.7 million performance units, which is expected to be recognized over 1.9 years. Non-vested restricted performance units as of December 31, 2013 were as follows:

(In thousands except for weighted average grant date fair value)	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2012	2,556	$20.07
Granted	656	$27.05
Vested	(291)	$17.20
Forfeited	(79)	$21.97
Performance driven reduction	(1,155)	$20.36
Unvested at December 31, 2013	1,687	$22.99
(f) Voting
XL-Ireland’s Articles of Association restrict the voting power of any person to less than approximately 10% of total voting power.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

19. Retirement Plans
The Company provides pension benefits to eligible employees through various defined contribution and defined benefit retirement plans sponsored by the Company, which vary for each subsidiary. Plan assets are invested principally in equity securities and fixed maturities.
(a) Defined contribution plans
The Company has qualified defined contribution plans that are managed externally and to which employees and the Company contribute a certain percentage of the employee’s pensionable salary each month. The Company’s contribution generally vests over five years. The Company’s expenses for its qualified contributory defined contribution retirement plans were $49.4 million, $53.6 million and $42.4 million at December 31, 2013, 2012 and 2011, respectively.
(b) Defined benefit plans
The Company maintains defined benefit plans that cover certain employees as follows:
U.S. Plan
A qualified non-contributory defined benefit pension plan exists to cover a number of U.S. employees. The plan was curtailed in 2002 and was closed to new entrants at that time. Under the terms of the curtailment, existing plan participants were no longer entitled to earn additional defined benefits for future services performed after the curtailment date; however, accrued benefits are eligible for annual cost-of-living increases. This plan also includes a non-qualified supplemental defined benefit plan designed to compensate individuals to the extent that their benefits under the Company’s qualified plan are curtailed due to IRS Code limitations. Benefits are based on years of service and compensation, as defined in the plan, during the highest consecutive three years of the employee’s last ten years of employment.
In addition, certain former employees have received benefit type guarantees, not formally a part of any established plan. The liability recorded with respect to these agreements as at December 31, 2013 and 2012 was $3.0 million and $3.3 million, respectively, representing the entire unfunded projected benefit obligations.
U.K. Plans
A contributory defined benefit pension scheme exists in the U.K., but has been closed to new entrants since 1996. Benefits are based on length of service and compensation as defined in the trust deed and rules.
In addition, during 2003 six members, five of whom are still employed by the Company in the U.K., transferred from a defined benefit plan into a defined contribution plan. These employees have a contractual agreement with the Company that provides a “no worse than final salary pension” guarantee in the event that they are employed by the Company until retirement, under which the Company guarantees to top-up their defined contribution pension to the level of pension that they would have been entitled to receive had they remained in the defined benefit scheme. The pension liability recorded with respect to these individuals was $4.0 million and $3.5 million at December 31, 2013 and 2012, respectively, representing the entire unfunded projected obligation.
Other European Plans
Certain contributory defined benefit pension plans exist in several European countries, most notably Germany, which are closed to new entrants. Benefits are generally based on length of service and compensation defined in the related agreements.
As a part of the purchase of XL GAPS, the Company acquired certain defined benefit pension liabilities. The related balances are not included in the tables below as the liabilities are insured under an annuity type contract.
The funded status by geographical region of all the Company’s retirement plans at December 31, 2013 and 2012 is as follows:

Funded Status (U.S. dollars in thousands)	2013	2012
U.S.	$(6,181)	$(17,210)
U.K.	(7,654)	(8,032)
Other European	(20,983)	(18,528)
Funded status – end of year	$(34,818)	$(43,770)

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The status of all the Company’s retirement plans at December 31, 2013 and 2012 is as follows:

Change in projected benefit obligation (U.S. dollars in thousands)	2013	2012
Projected benefit obligation – beginning of year	$83,083	$72,267
Service cost (1)	1,491	1,291
Interest cost	3,599	3,557
Actuarial (gain) / loss	(5,091)	7,922
Benefits and expenses paid	(2,307)	(2,069)
Foreign currency (gains) / losses	1,201	1,086
Settlements	—	(971)
Projected benefit obligation – end of year	$81,976	$83,083
(1) Service costs include cost of living adjustments on curtailed plans.

Change in plan assets (U.S. dollars in thousands)	2013	2012
Fair value of plan assets – beginning of year	$39,313	$34,956
Actual return on plan assets	6,113	3,101
Employer contributions	2,919	2,133
Benefits and expenses paid	(1,462)	(1,258)
Foreign currency gains / (losses)	275	381
Fair value of plan assets – end of year	$47,158	$39,313
Funded status – end of year	$(34,818)	$(43,770)
Accrued pension liability	$34,818	$43,770

The components of the net benefit cost for the years ended December 31, 2013, 2012 and 2011 are as follows:

Components of net benefit cost (U.S. dollars in thousands)	2013	2012	2011
Service cost	$1,491	$1,291	$919
Interest cost	3,589	3,557	3,337
Expected return on plan assets	(3,096)	(3,028)	(1,558)
Amortization of net actuarial loss	1,440	915	373
Transfer from AOCI	—	3,363	—
Net benefit cost	$3,424	$6,098	$3,071

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Assumptions
Several assumptions and statistical variables are used in the models to calculate the expenses and liability related to the plans. The Company, in consultation with its actuaries, determines assumptions about the discount rate, the expected rate of return on plan assets and the rate of compensation increase. The table below includes disclosure of these rates on a weighted-average basis, for the years ended December 31 as indicated:

	2013			2012
	U.S. Plans	U.K. Plans	Other European Plans	U.S. Plans	U.K. Plans	Other European Plans
Net Benefit Cost – Weighted-average assumptions
Discount rate	4.00%	4.50%	4.20%	4.40%	4.65%	5.20%
Expected long-term rate of return on plan assets	8.00%	5.70%	N/A	8.00%	5.70%	N/A
Rate of compensation increase	N/A	4.90%	2.50%	N/A	5.00%	3.00%
Benefit Obligation – Weighted-average assumptions
Discount rate	4.95%	4.50%	3.50%	4.00%	4.65%	4.20%
Rate of compensation increase	N/A	4.90%	2.50%	N/A	5.00%	3.00%
The expected long-term rate of return assumption is determined by adding expected inflation to the expected long-term real rates of various asset classes taking into account expected volatility and correlation between the various asset classes.
Plan Assets
The U.S. Plan assets at December 31, 2013 and 2012 consist of two mutual funds. The first fund employs a core bond portfolio strategy that seeks maximum current income and price appreciation consistent with the preservation of capital and prudent risk taking with the focus on intermediate – term high quality bonds.
The second fund seeks long term growth of capital by investing in a diversified group of domestic and international companies. Using a quantitative approach, portfolio managers identify companies that they believe have favorable prospects for above average growth.
The fair value of the U.S. Plan assets at December 31, 2013 and 2012 was $36.4 million and $29.8 million, respectively. As both of the retirement plan’s investments are mutual funds, they fall within Level 1 in the fair value hierarchy. The inputs and methodologies used in determining the fair value of these assets are consistent with those used to measure our assets as set out in Note 3, "Fair Value Measurements.”
The U.K. pension plan assets are held in a separate trustee administered fund to meet long term liabilities to past and present employees. The table below shows the composition of the plan's assets and the fair value of each major category of plan assets as of December 31, 2013 and 2012, as well as the potential returns of the different asset classes. The totals of the asset values held in various externally managed portfolios are provided by third party pricing vendors. There is no significant concentration of risk within plan assets. The assets in the scheme and the expected rates of return were as follows:

(U.S. dollars in thousands, except percentages)	Expected Return on Assets for 2013	Weighted Value at December 31, 2013	Expected Return on Assets for 2012	Weighted Value at December 31, 2012
Equities	6.8%	$7,048	6.8%	$6,149
Gilts	3.0%	1,775	3.0%	1,700
Corporate Bonds	4.5%	1,758	4.7%	1,566
Other (cash)	3.4%	133	3.5%	68
Total market fair value of assets		$10,714		$9,483
Expected Cash Flows
Under the U.S. defined benefit plans, the Company’s policy is to make annual contributions to the plan that are deductible for federal income tax purposes and that meet the minimum funding standards required by law. The contribution level is determined by utilizing the projected unit credit cost method and different actuarial assumptions than those used for pension expense purposes. The Company’s funding policy provides that contributions to the plan shall be at least equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended by the Pension

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Protection Act of 2006. During the fiscal year beginning January 1, 2014, the U.S. defined benefit plans expect to make contributions of $2.9 million.
The estimated future benefit payments with respect to the U.S. defined benefit pension plans, are as follows:

(U.S. dollars in thousands)	Retirement Plan	Benefits Equalization Plan	Total
2014	$825	$429	$1,254
2015	$870	$425	$1,295
2016	$945	$425	$1,370
2017	$1,008	$421	$1,429
2018	$1,078	$424	$1,502
2019-2023	$8,519	$2,828	$11,347
The U.K. scheme is subject to triennial funding valuations, the most recent of which was conducted as of July 1, 2012 and was reported in 2013. The $2.5 million deficit (calculated on a realistic basis) is being funded over a 10-year period.
20. Accumulated Other Comprehensive Income (Loss)
The changes in AOCI, net of tax, by component for the year ended December 31, 2013 are as follows:

(U.S. dollars in thousands)	Unrealized Gains (Losses) on Investments (1)	OTTI Losses Recognized in AOCI	Foreign Currency Translation Adjustments	Underfunded Pension Liability	Cash Flow Hedge	Total
Balance, net of tax, December 31, 2010	$238,751	$(228,107)	$104,254	$(14,899)	$796	$100,795
OCI before reclassifications	384,495	—	(49,067)	(2,995)	—	332,433
Amounts reclassified from AOCI	146,188	42,171	23,469	373	440	212,641
Tax (benefit) expense	(58,987)	(2,715)	(1,102)	—	—	(62,804)
Net current period OCI - net of tax	$471,696	$39,456	$(26,700)	$(2,622)	$440	$482,270
Balance, net of tax, December 31, 2011	$710,447	$(188,651)	$77,554	$(17,521)	$1,236	$583,065
OCI before reclassifications	985,553	—	(6,798)	(14,258)	—	964,497
Amounts reclassified from AOCI	(81,679)	67,580	350	4,273	438	(9,038)
Tax (benefit) expense	(16,489)	(300)	(1,715)	—	—	(18,504)
Net current period OCI - net of tax	$887,385	$67,280	$(8,163)	$(9,985)	$438	$936,955
Balance, net of tax, December 31, 2012	$1,597,832	$(121,371)	$69,391	$(27,506)	$1,674	$1,520,020
OCI before reclassifications (1)	(742,767)	—	(62,932)	9,722	—	(795,977)
Amounts reclassified from AOCI	(119,970)	32,193	206	1,440	439	(85,692)
Tax (benefit) expense	90,450	(12)	7,868	—	—	98,306
Net current period OCI - net of tax	$(772,287)	$32,181	$(54,858)	$11,162	$439	$(783,363)
Balance, net of tax, December 31, 2013	$825,545	$(89,190)	$14,533	$(16,344)	$2,113	$736,657
____________

(1)	Amounts are net of cumulative adjustments recorded to the value of future policy benefit reserves of $44.7 million. These amounts were recorded during the year ended December 31, 2013.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The reclassifications out of AOCI along with the associated income statement line items affected by component, and the total related tax (expense) benefit for year ended December 31, 2013 are as follows:

Gross Amount Reclassified From AOCI
Details About AOCI Components (U.S. dollars in thousands)	2013	Affected Line Item in the Statement of Income
Unrealized gains and losses on investments:
	$(130,236)	Net realized gains (losses) on investments sold
	10,266	OTTI on investments
	$(119,970)	Total before tax
	5,183	Provision (benefit) for income tax
	$(114,787)	Net of tax
OTTI losses recognized in OCI:
	$26,160	Net realized gains (losses) on investments sold
	6,033	OTTI on investments transferred to (from) OCI
	$32,193	Total before tax
	(12)	Provision (benefit) for income tax
	$32,181	Net of tax
Foreign Currency Translation:
Sale of foreign investment fund affiliate	$206	Exchange gains (losses) - before tax
	—	Provision (benefit) for income tax
	$206	Net of tax

Underfunded Pension Liability:
Pension expense	$1,440	Operating Expenses
	—	Provision (benefit) for income tax
	$1,440	Net of tax

Gains and losses on cash flow hedges:
Interest rate contracts	$439	Interest Expense
	—	Provision (benefit) for income tax
	$439	Net of tax

Total reclassifications for the period, gross of tax	$(85,692)
Tax (benefit) expense	5,171
Total reclassifications for the period, net of tax	$(80,521)

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

21. Dividends
In 2013, four quarterly dividends of $0.14 per share were paid to all ordinary shareholders of record as of March 15, June 14, September 13 and December 13. In 2012, four quarterly dividends of $0.11 per share were paid to all ordinary shareholders of record as of March 15, June 15, September 14 and December 14. In 2011, four quarterly dividends of $0.11 per share were paid to all ordinary shareholders of record as of March 15, June 15, September 15 and December 15.
XL-Cayman paid dividends to Series C, Series D and Series E preference shareholders for the indicated years ended December 31, as follows:

(U.S. dollars in millions)	2013	2012	2011
Series C preference ordinary shares (1)	$—	$—	$5.3
Series D preference ordinary shares (2) (3)	$12.3	$14.0	$—
Series E preference ordinary shares (4)	$65.1	$65.1	$66.2
____________

(1)	At December 31, 2013, 2012 and 2011, no Series C preference ordinary shares were outstanding.

(2)
On October 25, 2013, the Company announced that the Board of Directors of XL-Cayman resolved to pay a dividend of $8.5957 per share on XL-Cayman’s Series D Preference Ordinary Shares. The dividend was paid on January 15, 2014 to all shareholders of record as of January 1, 2014.

(3)
On February 21, 2014, the Company announced that the Board of Directors of XL-Cayman resolved to pay a dividend of $8.3946 per share on XL-Cayman’s Series D Preference Ordinary Shares. The dividend will be paid on April 15, 2014 to all shareholders of record as of April 1, 2014.

(4)
On February 21, 2014, the Company announced that the Board of Directors of XL-Cayman resolved to pay a dividend of $32.50 per share on XL-Cayman’s Series E Preference Ordinary Shares. The dividend will be paid on April 15, 2014 to all shareholders of record as of April 1, 2014.

22. Taxation
Following completion of the Redomestication, with effect from July 1, 2010, XL-Ireland is subject to income and capital gains tax in Ireland under applicable Irish law. Prior to July 1, 2010, the Company was resident for tax purposes in the Cayman Islands and in accordance with Cayman law, was not subject to any taxes in the Cayman Islands on either income or capital gains.
The Company’s Bermuda subsidiaries are not subject to any income, withholding or capital gains taxes under current Bermuda law. In the event that there is a change such that these taxes are imposed, the Bermuda subsidiaries would be exempted from any such tax until March 2035 pursuant to the Bermuda Exempted Undertakings Tax Protection Act 1966, and the Exempted Undertakings Tax Protection Amendment Act 2011.
The Company’s U.S. subsidiaries are subject to federal, state and local corporate income taxes and other taxes applicable to U.S. corporations. The provision for federal income taxes has been determined under the principles of the consolidated tax provisions of the U.S. Internal Revenues (“IRS”) Code and Regulations thereunder.
The Company has operations in subsidiary and branch form in various other jurisdictions around the world, including but not limited to the U.K., Switzerland, Ireland, Germany, France, Canada, Brazil and various other countries in Latin America and Asia that are subject to relevant taxes in those jurisdictions.
Deferred income taxes have not been accrued with respect to certain undistributed earnings of foreign subsidiaries. If the earnings were to be distributed, as dividends or otherwise, such amounts may be subject to withholding taxation in the jurisdiction of the paying entity. During 2010, the Company revised its capital strategy such that it is no longer able to positively assert that all earnings arising in the U.S. will be permanently reinvested in that jurisdiction and, accordingly, a provision for withholding taxes arising in respect of U.S. earnings has been made. No withholding taxes are accrued with respect to the earnings of the Company’s subsidiaries arising outside the U.S., as it is the intention that all such earnings will remain reinvested indefinitely.
The Company’s current corporate structure is such that distribution of earnings from subsidiaries located outside of the United States would not be subject to significant incremental taxation. It is not practicable to estimate the amount of additional withholding taxes that might be payable on such earnings due to a variety of factors, including the timing, extent and nature of any repatriation.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The following table details the years that are the subject of open examinations, by major tax jurisdiction. While the Company cannot estimate with certainty the outcome of these examinations, the Company does not believe that adjustments from open tax years will result in a significant change to the Company's results from operations.

Jurisdiction	Tax Years
U.S.	2010
Ireland	2006 - 2009
U.K.	2007 - 2010
Germany	2006 - 2009
Switzerland	2009 - 2010
The following table details open tax years that are potentially subject to examinations by local tax authorities, in the following major tax jurisdictions.

Jurisdiction	Tax Years
U.S.	2011 - 2013
Ireland	2009 - 2013
U.K.	2012 - 2013
Germany	2010 - 2013
Switzerland	2009 - 2013
France	2011 - 2013
The Company’s income (loss) before income tax was distributed for the years ended December 31, 2013, 2012 and 2011 as follows:

Income (loss) before income tax: (U.S. dollars in thousands)	2013	2012	2011
U.S.	$188,941	$52,285	$(99,309)
Non U.S.	1,025,211	712,126	(244,867)
Total	$1,214,152	$764,411	$(344,176)
The income tax provisions for the years ended December 31, 2013, 2012 and 2011 are as follows:

(U.S. dollars in thousands)	2013	2012	2011
Current expense:
U.S.	$48,776	$13,106	$9,138
Non U.S.	42,711	44,474	87,220
Total current expense	$91,487	$57,580	$96,358
Deferred expense (benefit):
U.S.	$703	$(56,646)	$(5,550)
Non U.S.	(14,685)	33,094	(31,101)
Total deferred expense (benefit)	$(13,982)	$(23,552)	$(36,651)
Total tax expense	$77,505	$34,028	$59,707

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The weighted average expected tax provision has been calculated using the pre-tax accounting income (loss) in each jurisdiction multiplied by that jurisdiction’s applicable statutory tax rate. The applicable statutory tax rates of the most significant jurisdictions contributing to the overall taxation of the Company are:

Jurisdiction	Applicable Statutory Taxation Rates
Ireland (1)	12.50%
Ireland (1)	25.00%
Bermuda	—%
U.S.	35.00%
U.K.	23.25%
Switzerland (2)	7.83%
Switzerland (2)	21.20%
Germany	15.00%
France	38.00%
____________

(1)	The different applicable statutory taxation rates in Ireland relate to entities classified as trading or non-trading companies.

(2)	The different applicable statutory taxation rates in Switzerland relate to entities classified as trading or holding companies.
Reconciliation of the difference between the provision for income taxes and the expected tax provision at the weighted average tax rate for the years ended December 31, 2013, 2012 and 2011 is provided below:

(U.S. dollars in thousands)	2013	2012	2011
Expected tax provision at weighted average rate	$43,092	$53,358	$(66,493)
Permanent differences:
Non-taxable investment (income) loss	(9,847)	(16,717)	(14,246)
Non-taxable (income) loss	(40,898)	(25,711)	(3,265)
Prior year adjustments	6,067	(622)	(9,206)
Prior year adjustments on completion of IRS examinations	—	(19,192)	—
State, local and foreign taxes	12,225	18,312	42,581
Valuation allowance	5,754	(16,644)	24,990
Allocated investment income	5,949	41,727	21,483
Stock options	1,501	4,749	5,840
Non-deductible expenses	23,662	16,145	12,901
Realized capital loss carry-forward valuation allowance reduction	—	(24,473)	—
Non-deductible goodwill impairment	—	—	57,069
Non-taxable reserve release	—	3,096	(11,947)
Uncertain tax positions	30,000	—	—
Total tax expense	$77,505	$34,028	$59,707

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2013 and 2012 were as follows:

(U.S. dollars in thousands)	2013	2012
Deferred tax asset:
Net unpaid loss reserve discount	$105,511	$108,285
Net unearned premiums	69,811	70,071
Compensation liabilities	62,710	56,245
Net operating losses	89,233	83,061
Investment adjustments	12,573	12,927
Pension	5,695	11,976
Bad debt reserve	7,337	14,901
Amortizable goodwill	7,976	8,958
Net unrealized depreciation on investments	9,984	38,652
Stock options	12,171	13,035
Depreciation	3,501	1,910
Net realized capital losses	140,993	98,971
Deferred intercompany capital losses	69,500	97,566
Untaxed Lloyd's result	2,533	—
Other	9,638	9,392
Deferred tax asset, gross of valuation allowance	$609,166	$625,950
Valuation allowance	261,924	297,637
Deferred tax asset, net of valuation allowance	$347,242	$328,313
Deferred tax liability:
Net unrealized appreciation on investments	$28,843	$106,520
Unremitted earnings	$6,717	$—
Deferred acquisition costs	7,057	16,135
Currency translation adjustments	7,195	11,225
Regulatory reserves	131,750	146,101
Investment adjustment	6,112	—
Untaxed Lloyd’s result	—	10,155
Other	8,014	13,837
Deferred tax liability	$195,688	$303,973
Net Deferred Tax Asset	$151,554	$24,340

The deferred tax asset and liability balances presented above represent the gross deferred tax asset and liability balances across each tax jurisdiction. The deferred tax asset balances of $237.9 million and $166.1 million at December 31, 2013 and 2012, respectively, and deferred tax liability balances of $86.3 million and $141.8 million at December 31, 2013 and 2012, respectively, as disclosed on the consolidated balance sheets include netting of certain deferred tax assets and liabilities within a tax jurisdiction to the extent such netting is consistent with the regulations of the tax authorities in those jurisdictions.
At December 31, 2013 and 2012, the valuation allowance of $261.9 million and $297.6 million, respectively, related primarily to net operating loss carry forwards and realized capital loss carry forwards as follows:

Jurisdiction (U.S. dollars in thousands)	2013	2012
Switzerland	$11,457	$9,864
Ireland	60,133	59,210
U.S.	175,372	196,555
Other	14,962	32,008
Valuation Allowance Total	$261,924	$297,637
The reduction in the valuation allowance in 2013 was primarily due to the release of certain valuation allowances held against capital loss carry-forwards in the U.S.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

At December 31, 2013, the Company had realized capital loss carry forwards of approximately $299.5 million in the U.S. ($104.8 million tax effected). The five year limitation for the utilization of realized capital losses applies to this balance. Losses of $110.6 million will expire at the end of 2014 with another $188.9 million of realized capital losses expiring in future years through 2018. A valuation allowance ($104.8 million) has been established in respect of all of these realized capital losses. At December 31, 2013, the Company also had $198.7 million of U.S. capital losses arising from the sale of investments to a group company ($69.5 million tax effected), against which a valuation allowance of $69.5 million has been established. These losses cannot be utilized to offset any future U.S. realized capital gains, and will not begin to expire, until the underlying assets have been sold to unrelated parties.
At December 31, 2013, net operating loss carry forwards in the U.K. were approximately $153.4 million ($34.3 million tax effected) and have no expiration. A valuation allowance of $1.0 million has been established in respect of $5.1 million of these U.K. losses given management’s expectation that losses in specific U.K. entities will not be utilized in the future.
At December 31, 2013, net operating loss carry forwards in Switzerland were approximately $84.9 million, of which $25.6 million will expire at the end of 2014 with the balance expiring in future years through 2020. A valuation allowance of $9.1 million has been established in respect of $79.5 million of the Swiss net operating losses, which includes the $25.6 million of Swiss net operating losses that will expire in 2014.
At December 31, 2013, net operating loss carry forwards in Ireland were approximately $205.2 million, with a further $153.5 million of capital losses carried forward. Although these Irish losses may be carried forward indefinitely, a valuation allowance ($60.1 million) has been established in respect of all of these Irish losses due to the uncertainty surrounding any future loss utilization.
Management has reviewed historical taxable income and future taxable income projections for its U.K. group and has determined that in its judgment substantially all of the U.K. net operating losses ($148.2 million) will more likely than not be realized as reductions to future taxable income within a reasonable period. Management will continue to evaluate income generated in future periods by the U.K. group in determining the reasonableness of its position. If management determines that future income generated by the U.K. group is insufficient to cause the realization of the net operating losses within a reasonable period, a valuation allowance would be required for the U.K. portion of the deferred tax asset balance related to net operating losses in the amount of $33.3 million.
Management believes it is more likely than not that the tax benefit of the remaining net deferred tax assets will be realized.
Shareholders’ equity at December 31, 2013 and 2012 reflected tax benefits of $1.8 million and nil, respectively, related to the excess of tax deductions over book compensation expense for stock awards exercised/vested by the Company's U.S. subsidiaries.
The Company adopted the provisions of the final authoritative guidance on accounting for uncertainty in income taxes on January 1, 2007. At December 31, 2013, the Company had unrecognized tax benefits of $30.0 million. If recognized, the full amount of these unrecognized tax benefits would decrease the annual effective tax rate. The Company does not currently anticipate any significant change in unrealized tax benefits during 2014.
The following table presents a reconciliation of the Company’s unrecognized tax benefits:

(U.S. dollars in thousands)	2013	2012
Unrecognized tax benefits, beginning of the year	$—	$—
Increases for tax positions taken during the year	9,591	—
Increases for tax positions taken in prior years	20,409	—
Decreases for tax positions taken during the year	—	—
Decreases for tax positions taken in prior years	—	—
Settlement with taxing authorities	—	—
Lapse of statute of limitations	—	—
Unrecognized tax benefits, end of year	$30,000	$—
The Company’s policy is to recognize any interest and penalties accrued related to unrecognized tax benefits in the tax charge. At December 31, 2013 and 2012 the Company had accrued interest and penalties of $1.0 million and nil, respectively.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

23. Statutory Financial Data
The Company’s ability to pay dividends or return capital from shareholders’ equity is limited by applicable laws and regulations of the various jurisdictions in which the Company’s principal operating subsidiaries operate, certain additional required regulatory approvals and financial covenants contained in the Company’s letters of credit and revolving credit facilities. The payment of dividends to XL-Ireland and XL-Cayman, the Company’s holding companies, by the Company’s principal operating subsidiaries is regulated under the laws of various jurisdictions including Bermuda, the U.K., Ireland and Switzerland and certain insurance statutes of various states in the United States in which the principal operating subsidiaries are licensed to transact business and the other jurisdictions where the Company has regulated subsidiaries. Statutory capital and surplus for the principal operating subsidiaries of the Company for the years ended December 31, 2013 and 2012 are summarized below:

(U.S. dollars in thousands)	Bermuda (1)		U.S. (2)		U.K., Europe and Other
	2013	2012	2013	2012	2013	2012
Required statutory capital and surplus	$6,382,118	$6,497,192	$657,865	$649,166	$1,970,909	$1,679,309
Actual statutory capital and surplus (3)	$10,193,615	$10,328,816	$2,244,505	$2,237,834	$2,686,909	$2,483,484
____________

(1)
Required statutory capital and surplus at December 31, 2013 represents 100% Bermuda Solvency Capital Requirement (“BSCR”) level for the top Bermuda operating subsidiary, XL Insurance (Bermuda) Ltd, calculated on a consolidated basis (and therefore includes a BSCR requirement for all regions).

(2)	Required statutory capital and surplus represents 100% RBC level for principal U.S. operating subsidiaries.

(3)	Statutory assets in Bermuda include investments in other U.S. and international subsidiaries reported separately herein.
Statutory net income (loss) for the principal operating subsidiaries of the Company for the years ended December 31, 2013, 2012 and 2011 is summarized below:

(U.S. dollars in thousands)	2013	2012	2011
Bermuda	$1,257,791	$857,832	$614,313
U.S.	$124,310	$106,510	$23,350
U.K., Europe and Other	$(162,085)	$144,829	$107,255
The difference between statutory financial statements and statements prepared in accordance with GAAP varies by jurisdiction, however, the primary difference is that statutory financial statements do not reflect deferred policy acquisition costs, deferred income tax net assets, intangible assets, unrealized appreciation on investments but they do reflect any unauthorized/authorized reinsurance charges.
Certain restrictions on the payment of dividends from retained earnings by the Company’s principal operating subsidiaries are further detailed below.
Management has evaluated the principal operating subsidiaries’ ability to maintain adequate levels of statutory capital, liquidity and rating agency capital and believes they will be able to do so. In performing this analysis, management has considered the most recent statutory capital position of each of the principal operating subsidiaries as well as the ability of the holding companies to allocate capital and liquidity around the group as and when needed.
Bermuda Operations
In early July 2008, the Insurance Amendment Act of 2008 was passed, which introduced a number of changes to the Bermuda Insurance Act 1978, such as allowing the Bermuda Monetary Authority (BMA) to prescribe standards for an enhanced capital requirement and a capital and solvency return that insurers and reinsurers must comply with. The Bermuda Solvency Capital Requirement (BSCR) employs a standard mathematical model that can relate more accurately the risks taken on by (re)insurers to the capital that is dedicated to their business. Insurers and reinsurers may adopt the BSCR model or, where an insurer or reinsurer believes that its own internal model better reflects the inherent risk of its business, an in-house model approved by the BMA. Class 4 (re)insurers, such as the Company, were required to implement the new capital requirements under the BSCR model beginning with fiscal years ending on or after December 31, 2009. The Company’s capital requirements for its Bermuda principal operating subsidiaries, XL Re Ltd and XL Insurance (Bermuda) Ltd, under the BSCR are highlighted in the table above. In addition to the BSCR based requirements, the BMA also prescribes minimum liquidity standards which must be met.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

Under the Insurance Act 1978, amendments thereto and related regulations of Bermuda, Class 4 (re)insurers are prohibited from declaring or paying dividends of more than 25% of each of their prior year’s statutory capital and surplus unless they file with the BMA an affidavit stating that the dividend has not caused the Class 4 (re)insurer to fail to meet its relevant margins. At December 31, 2013 and 2012, the maximum dividend that our Bermuda Class 4 (re)insurers could pay, without a signed affidavit, having met minimum levels of statutory capital and surplus and liquidity requirements, was approximately $1.4 billion and $1.4 billion, respectively. No Class 4 (re)insurer may reduce its total statutory capital by 15% or more unless it has received the prior approval of the BMA, and it must also submit an affidavit stating that the proposed reduction will not cause it to fail to meet its minimum solvency margin or minimum liquidity ratio.
U.S. Operations
Unless permitted by the New York Superintendent of Insurance, the Company’s lead property and casualty subsidiary in the United States (“XLRA”) may not pay dividends to shareholders in an aggregate amount in any twelve month period that exceeds the lesser of 10 percent of XLRA’s statutory policyholders’ surplus or 100 percent of its “adjusted net investment income,” as defined. The New York State insurance law also provides that any distribution that is a dividend may only be paid out of statutory earned surplus. At December 31, 2013 and 2012, XLRA had statutory earned surplus of $180.5 million and $152.9 million, respectively. At December 31, 2013, XLRA’s statutory policyholders’ surplus was $2.2 billion, and accordingly, the maximum amount of dividends XLRA can declare and pay in 2014, without prior regulatory approval, is $180.5 million. At December 31, 2013 and 2012, none of the seven property and casualty subsidiaries of XLRA had a statutory earned deficit.
International Operations
The Company’s international principal operating subsidiaries prepare statutory financial statements based on local laws and regulations. Some jurisdictions impose enhanced regulatory requirements on insurance companies while other jurisdictions impose fewer requirements. In some countries, such subsidiaries must obtain licenses issued by governmental authorities to conduct local insurance business. These licenses may be subject to minimum reserves and minimum capital and solvency tests. Jurisdictions may impose fines, censure, and/or impose criminal sanctions for violation of regulatory requirements. The majority of the actual statutory capital outside of the U.S. and Bermuda is held in Ireland ($0.9 billion at December 31, 2013) and the U.K. ($1.2 billion at December 31, 2013). The Company’s Irish operating subsidiary, XL Re Europe SE, is required to seek prior approval from the Irish regulator to reduce its share capital or to pay dividends.
Other Restrictions
XL-Ireland and XL-Cayman have no operations of their own and their assets consist primarily of investments in subsidiaries. Accordingly, XL-Ireland’s and XL-Cayman’s future cash flows largely depend on the availability of dividends or other permissible payments from subsidiaries as noted above.
XL-Ireland is subject to certain legal constraints that affect its ability to pay dividends on or redeem or buyback its ordinary shares. While XL-Ireland’s articles of association authorize its board of directors to declare and pay dividends as justified from the profits, under Irish law, XL-Ireland may only pay dividends or buyback or redeem shares using distributable reserves. In addition, no dividend or distribution may be made unless the net assets of XL-Ireland are not less than the aggregate of its share capital plus undistributable reserves and the distribution does not reduce XL-Ireland’s net assets below such aggregate. As of December 31, 2013, XL-Ireland had $3.3 billion in distributable reserves.
In addition, XL-Cayman is subject to certain constraints that affect its ability to pay dividends on its preferred shares. Under Cayman Islands law, XL-Cayman may not declare or pay a dividend if there are reasonable grounds for believing that XL-Cayman is, or would after the payment be, unable to pay its liabilities as they become due in the ordinary course of business. Also, the terms of XL-Cayman’s preferred shares prohibit declaring or paying dividends on the ordinary shares unless full dividends have been declared and paid on the outstanding preferred shares. Full dividends have been declared and paid on the outstanding preferred shares at December 31, 2013.
At December 31, 2013, XL-Ireland and XL-Cayman held cash and investments, net of liabilities associated with cash sweeping arrangements, of $12.7 million and $1.6 billion, respectively, compared to $11.0 million and $1.4 billion, respectively, at December 31, 2012.
The ability to declare and pay dividends may also be restricted by financial covenants in the Company’s letters of credit and revolving credit facilities. The Company was in compliance with all covenants by significant margins at December 31, 2013, and the Company currently remains in compliance.

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

24. Computation of Earnings Per Ordinary Share and Ordinary Share Equivalent
The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2013, 2012 and 2011:

(U.S. dollars in thousands, except per share amounts)	2013	2012	2011
Basic earnings per ordinary share and ordinary share equivalents outstanding:
Net income (loss) attributable to ordinary shareholders	$1,059,916	$651,128	$(474,760)
Weighted average ordinary shares outstanding	287,801	307,372	312,896
Basic earnings per ordinary share and ordinary share equivalents outstanding	$3.68	$2.12	$(1.52)

Diluted earnings per ordinary share and ordinary share equivalents outstanding:
Weighted average ordinary shares outstanding – basic	287,801	307,372	312,896
Impact of share based compensation and certain conversion features	4,268	2,910	—
Weighted average ordinary shares outstanding – diluted	292,069	310,282	312,896
Diluted earnings per ordinary share & ordinary share equivalents outstanding	$3.63	$2.10	$(1.52)
Dividends per ordinary share	$0.56	$0.44	$0.44
For the years ended December 31, 2013, 2012 and 2011, ordinary shares available for issuance under share-based compensation plans of 6.0 million, 8.7 million and 16.9 million, respectively, were not included in the calculation of diluted earnings per share because the assumed exercise or issuance of such shares would be anti-dilutive.
25. Related Party Transactions
At December 31, 2013 and 2012, the Company owned minority stakes in five and four, respectively, independent investment management companies (“Investment Manager Affiliates”) that are actively managing client capital and seeking growth opportunities. The Company seeks to develop relationships with specialty investment management organizations, generally acquiring an equity interest in the business. The Company also invests in certain of the funds and limited partnerships and other legal entities managed by these affiliates and through these funds and partnerships pays management and performance fees to the Company's Investment Manager Affiliates. See Note 6, "Investment in Affiliates,” included herein, for further information.
In the normal course of business, the Company enters into reinsurance contracts with certain of its other strategic affiliates, or their subsidiaries. During the years ended December 31, 2013, 2012 and 2011, these contracts resulted in reported net premiums written, net reported claims and reported acquisition costs as summarized below. Management believes that these transactions are conducted at market rates consistent with negotiated arms-length contracts.

(U.S. dollars in thousands)	2013	2012	2011
Reported net premiums written	$73,085	$61,146	$66,489
Net losses incurred	$29,042	$37,664	$34,720
Reported acquisition costs	$25,275	$24,014	$25,635

XL GROUP PLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

26. Unaudited Quarterly Financial Data
The following is a summary of the unaudited quarterly financial data for 2013 and 2012:

(U.S. dollars in thousands, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2013
Net premiums earned – P&C operations	$1,464,246	$1,488,497	$1,550,629	$1,510,727
Net premiums earned – Life operations	$65,445	$73,896	$74,683	$81,398
Underwriting profit (loss) – P&C operations	$180,588	$92,124	$76,900	$101,450
Net income (loss) attributable to ordinary shareholders	$350,790	$272,698	$135,648	$300,780
Net income (loss) per ordinary share and ordinary equivalent – basic	$1.19	$0.94	$0.48	$1.07
Net income (loss) per ordinary share and ordinary equivalent – diluted	$1.17	$0.93	$0.47	$1.05
2012
Net premiums earned – P&C operations	$1,357,897	$1,400,970	$1,468,554	$1,538,557
Net premiums earned – Life operations	$78,520	$85,623	$79,487	$80,829
Underwriting profit (loss) – P&C operations	$63,238	$129,372	$114,203	$(90,681)
Net income (loss) attributable to ordinary shareholders	$176,628	$221,154	$171,902	$81,444
Net income (loss) per ordinary share and ordinary equivalent – basic	$0.56	$0.71	$0.57	$0.27
Net income (loss) per ordinary share and ordinary equivalent – diluted	$0.56	$0.71	$0.56	$0.27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of XL Group plc:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of XL Group plc and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(2) (not appearing herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in the 1992 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A (not appearing herein). Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 26, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments discussed in Note 4, as to which the date is October 31, 2014